UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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Sabre Corporation
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Notice of 2024 Annual Meeting

of Stockholders and

Proxy Statement

March 15, 2024

Dear Fellow Stockholders:

We are pleased to invite you to the 2024 Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 24, 2024, at 9:30 a.m. local time, at our Global Headquarters, located at 3150 Sabre Drive, Southlake, Texas 76092.

Details about the business to be conducted at the Annual Meeting can be found in the accompanying Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, we urge you to submit your proxy as soon as possible. You may submit your proxy using the proxy card by completing, signing, and dating it, then returning it by mail. Also, most of our stockholders can submit their proxy by telephone or through the Internet. If telephone or Internet voting is available to you, instructions will be included on your proxy card. Additional information about voting your shares is included in the proxy statement.

As in prior years, we are utilizing rules that allow companies to furnish proxy materials to stockholders on the Internet. We believe furnishing proxy materials in this manner allows us to continue to make this information available to our stockholders, while reducing printing and delivery costs and acting in a sustainable manner.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Sean Menke	Kurt Ekert
Executive Chair of the Board	Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders (including any adjournments or postponements, the “Annual Meeting”) of Sabre Corporation, a Delaware corporation, will be held at 9:30 a.m. local time on Wednesday, April 24, 2024, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092, for the following purposes:

1.

To elect George Bravante, Jr., Hervé Couturier, Kurt Ekert, Gail Mandel, Phyllis Newhouse, Elaine Paul, Karl Peterson, Gregg Saretsky, John Scott, and Wendi Sturgis to our Board of Directors, each to serve a one-year term,

2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2024,

3.	To approve our 2024 Omnibus Incentive Compensation Plan,

4.	To approve our 2024 Director Equity Compensation Plan,

5.	To approve an amendment to our Certificate of Incorporation regarding officer exculpation,

6.	To hold an advisory vote on the compensation of our named executive officers, and

7.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Our Board of Directors recommends you vote (1) FOR the election of the ten nominees for directors named in this proxy statement, (2) FOR ratification of the appointment of our independent auditors, (3) FOR the approval of our 2024 Omnibus Incentive Compensation Plan, (4) FOR the approval of our 2024 Director Equity Compensation Plan, (5) FOR the approval of an amendment to our Certificate of Incorporation regarding officer exculpation, and (6) FOR the advisory, non-binding vote on the compensation of our named executive officers.

Only stockholders of record at the close of business on February 26, 2024, are entitled to notice of, to attend, and to vote at the Annual Meeting and any adjournments or postponements.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Whether or not you expect to attend the Annual Meeting, we encourage you to submit your proxy promptly by using the Internet or telephone or by signing, dating, and returning your proxy card.

By order of the Board of Directors.

Steve Milton

Corporate Secretary

March 15, 2024

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on April 24, 2024

This proxy statement and the 2023 annual report are available at

www.proxydocs.com/SABR

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PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary represents only selected information. You should review the entire proxy statement before voting.

2024 Annual Meeting Information

Time	Date	Place
9:30 a.m. Central time	Wednesday April 24, 2024	Sabre Global Headquarters 3150 Sabre Drive Southlake, Texas 76092

Matters for Stockholder Voting

Proposal	Description	Board Voting Recommendation
1. Election of directors	Election of George Bravante, Jr., Hervé Couturier, Kurt Ekert, Gail Mandel, Phyllis Newhouse, Elaine Paul, Karl Peterson, Gregg Saretsky, John Scott, and Wendi Sturgis, each to serve a one-year term	FOR these nominees

2. Ratification of appointment of auditors	Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2024	FOR

3. Approval of our 2024 Omnibus Incentive Compensation Plan

Approval of our 2024 Omnibus Incentive Compensation Plan, to replace our 2023 Omnibus Incentive Compensation Plan and increase the number of shares authorized for issuance under our equity-based compensation plans

FOR

4. Approval of our 2024 Director Equity Compensation Plan

Approval of our 2024 Director Equity Compensation Plan, to replace our 2022 Director Equity Compensation Plan and increase the number of shares authorized for issuance under our equity-based compensation plan for non-employee directors

FOR

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PROXY STATEMENT SUMMARY

Proposal	Description	Board Voting Recommendation

5. Approval of an amendment to our Certificate of Incorporation regarding officer exculpation	Approval of an amendment to our Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) regarding officer exculpation	FOR

6. Advisory, non-binding vote on the compensation of our named executive officers	Approval, on an advisory and non-binding basis, of our named executive officers’ 2023 compensation	FOR

Information on Director Nominees

Information about the ten nominees for director is included below. The Governance and Nominating Committee has reviewed the individual director attributes and contributions of these nominees, and the Board of Directors recommends that stockholders vote FOR the election of each of these nominees.

Name and Occupation	Committee Roles	Independent	Experience Highlights

George Bravante, Jr. Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP	• Audit Committee (chair) • Executive Committee	✓

• Travel industry experience, as the former Chairman of the Board of ExpressJet Holdings, Inc.

• Investment experience

• Financial and strategic business knowledge

• Executive experience

• Background in public accounting

• Audit Committee financial expert

Hervé Couturier President, Kerney Partners	• Technology Committee (chair) • Audit Committee • Executive Committee	✓

• Significant experience in the areas of solutions strategy, product strategy, product development, and business management in software-based companies

• Domain experience in the travel industry

• Executive experience at a travel distribution company

• Deep experience managing in complex mainframe and cloud environments

• International experience

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Name and Occupation	Committee Roles	Independent	Experience Highlights

Kurt Ekert Chief Executive Officer and President, Sabre Corporation	• Technology Committee

• Deep experience in travel industry, including at a travel distribution company, airline, online travel agency and travel management company

• Significant executive experience, including serving as Chief Executive Officer, President, Chief Commercial Officer, and Chief Operating Officer of travel industry companies

• Leadership experience through private company board experience and as an active duty officer in the United States Army

Gail Mandel Managing Director, Focused Point Ventures, LLC	• Audit Committee • Technology Committee	✓

• Extensive leadership experience, as well as mergers and acquisition and financing experience, in the hospitality and travel industry

• Significant experience in finance and technology implementation

• Audit Committee financial expert

Phyllis Newhouse Founder and CEO, Xtreme Solutions, Inc.	• Audit Committee • Technology Committee	✓

• Deep experience in cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security

• Significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys

Elaine Paul* Former Chief Financial Officer, Lyft, Inc.	• Audit Committee • Technology Committee	✓	• Extensive financial leadership in the technology industry, including service as CFO • Background in business strategy and corporate development in technology

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PROXY STATEMENT SUMMARY

Name and Occupation	Committee Roles	Independent	Experience Highlights

Karl Peterson Former Senior Partner of TPG and Managing Partner, TPG Pace Group	• Compensation Committee • Governance and Nominating Committee	✓

• Extensive experience as a director of several travel and technology companies

• Former executive of an airline travel company

• Led Sabre’s Board in connection with its ongoing focus on director refreshment

• Private equity investor with significant experience working with public companies

• Experience analyzing ESG matters

Gregg Saretsky Retired President and Chief Executive Officer, WestJet	• Governance and Nominating Committee (chair) • Executive Committee • Technology Committee	✓	• Deep airline industry experience • Leadership experience as an executive of airline companies • Strong background in strategy and planning

John Scott Founder and Chairman of Park House	• Compensation Committee (chair) • Executive Committee • Governance and Nominating Committee	✓	• Extensive experience in the hospitality, leisure, and entertainment industries • Significant experience serving on the boards of private and public companies

Wendi Sturgis Chief Executive Officer, cleverbridge GmbH	• Compensation Committee • Governance and Nominating Committee	✓

• Significant technology and marketing leadership experience

• Extensive executive officer experience, including as a founding executive of a search experience cloud company

• Experience addressing cybersecurity matters

*	Ms. Paul is expected to be appointed to these committees after the 2024 Annual Meeting.

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PROXY STATEMENT SUMMARY

2024 Omnibus Incentive Compensation Plan

We are seeking approval of our 2024 Omnibus Incentive Compensation Plan (the “2024 Omnibus Plan”), which our Board of Directors adopted in March 2024, subject to stockholder approval. As of the date of this proxy statement, we have the 2023 Omnibus Incentive Compensation Plan (the “2023 Omnibus Plan”) in place. We are proposing adoption of the 2024 Omnibus Plan to replace the 2023 Omnibus Plan, which will also increase the number of shares authorized for issuance pursuant to our equity-based compensation plans. The 2024 Omnibus Plan is a critical part of our overall compensation program and is intended to promote the interests of Sabre and our stockholders by providing our employees and other service providers, who are responsible for the management, growth, and protection of our business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2024 Omnibus Plan is designed to meet these objectives by providing these individuals with a proprietary interest aligned with the long-term growth, profitability, and financial success of Sabre.

The Board of Directors recommends that stockholders vote FOR the approval of the 2024 Omnibus Plan.

2024 Director Equity Compensation Plan

We are seeking approval of our 2024 Director Equity Compensation Plan (the “2024 Director Plan”), which our Board of Directors adopted in March 2024, subject to stockholder approval. As of the date of this proxy statement, we have the 2022 Director Equity Compensation Plan (the “2022 Director Plan”) in place. We are proposing adoption of the 2024 Director Plan to replace the 2022 Director Plan, which will also increase the number of shares authorized for issuance to our non-employee directors pursuant to this equity-based compensation plan. The 2024 Director Plan is intended to promote the interests of Sabre and our stockholders by providing certain compensation to eligible directors to encourage the highest level of performance by providing them with a proprietary interest in Sabre’s success and progress by granting them awards under the 2024 Director Plan.

The Board of Directors recommends that stockholders vote FOR the approval of the 2024 Director Plan.

Amendment to Our Certificate of Incorporation Regarding Officer Exculpation

We are proposing an amendment to our Certificate of Incorporation to provide for the elimination of monetary liability of certain officers of Sabre in certain limited circumstances. The Delaware law only permits, and our proposed amendment would only permit, exculpation for direct claims (as opposed to derivative claims made by stockholders on behalf of the corporation) and would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. See “Proposal 5: Amendment to our Certificate of Incorporation Regarding Officer Exculpation.”

The Board of Directors recommends that stockholders vote FOR the approval of an amendment to our Certificate of Incorporation regarding officer exculpation.

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PROXY STATEMENT SUMMARY

Advisory, Non-Binding Vote on the Compensation of Our Named Executive Officers

Stockholders are asked to cast an advisory, non-binding vote on the compensation of our named executive officers, as described in “Compensation Discussion and Analysis” and the executive compensation tables following that section. This is often referred to as a “say-on-pay” proposal.

The Board of Directors recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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PROXY STATEMENT

PROXY STATEMENT

for the Annual Meeting of Stockholders

to be held on April 24, 2024

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time of Annual Meeting

Our 2024 Annual Meeting will be held on Wednesday, April 24, 2024, at 9:30 a.m. local time, at our Global Headquarters, 3150 Sabre Drive, Southlake, Texas 76092.

Only stockholders as of the record date and persons holding proxies from stockholders as of the record date may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of government-issued photo identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank, or other nominee, otherwise known as holding in “street name,” you must bring a proxy or letter from that broker, trust, bank, or other nominee that confirms you are the beneficial owner of those shares, together with a form of government-issued photo identification, to the Annual Meeting. If you are a representative of an entity that owns shares, you must bring a form of government-issued photo identification, evidence that you are the entity’s authorized representative or proxyholder, and, if the entity holds the shares in street name, proof of the entity’s beneficial ownership to the Annual Meeting. If you are a proxyholder, you must bring a valid legal proxy and a form of government-issued photo identification to the Annual Meeting. Use of cameras and recording devices will not be permitted at the Annual Meeting.

Record Date; Mailing Date

The Board of Directors established the close of business on February 26, 2024 as the record date for determining the holders of Sabre stock entitled to notice of and to vote at the Annual Meeting.

On the record date, 379,494,365 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock outstanding is entitled to one vote for each director nominee and one vote for each other item to be voted on at the Annual Meeting.

We are first mailing this proxy statement and the accompanying proxy materials to holders of Sabre common stock on or about March 15, 2024.

Notice of Electronic Availability of Proxy Statement and Annual Report

As permitted by rules of the Securities and Exchange Commission (“SEC”), we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. This reduces

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PROXY STATEMENT

printing and delivery costs and supports our sustainability efforts. You may have received in the mail a “Notice of Electronic Availability” explaining how to access this proxy statement and our annual report on the Internet and how to vote online. If you received this Notice but would like to receive a paper copy of the proxy materials, you should follow the instructions contained in the Notice for requesting these materials.

How to Vote

You may direct how your shares are voted by proxy, without attending the Annual Meeting. The manner in which your shares may be voted by proxy depends on whether you are a:

•	Registered stockholder. Your shares are represented by certificates or book entries in your name on the records of Sabre’s stock transfer agent, Equiniti Trust Company, LLC, or

•	Beneficial stockholder. You hold your shares in “street name” through a broker, trust, bank, or other nominee.

You may vote your shares by proxy in any of the following three ways:

•

Using the Internet. Registered stockholders may submit their proxies using the Internet by going to www.proxypush.com/SABR and following the instructions. Beneficial stockholders may submit their proxies by accessing the website specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Telephone. Registered stockholders may submit their proxies, from within the United States, using any touch-tone telephone by calling (866) 206-5104 and following the recorded instructions. Beneficial owners may submit their proxies, from within the United States, using any touch-tone telephone by calling the number specified on the voting instruction forms provided by their brokers, trusts, banks or other nominees. You will be required to enter the control number that is included on the voting instruction form provided by your broker, trust, bank, or other nominee.

•

By Mail. Registered stockholders that received printed proxy materials may submit proxies by mail by marking, signing, and dating the printed proxy cards and mailing them in the accompanying postage-paid envelopes. Beneficial owners may submit their proxies by marking, signing, and dating the voting instruction forms provided by their brokers, trusts, banks, or other nominees and mailing them in the accompanying postage-paid envelopes.

Please note that if you received a Notice of Electronic Availability, you cannot vote your shares by filling out and returning the Notice. Instead, you should follow the instructions contained in the Notice on how to submit a proxy by using the Internet or telephone.

All proxies properly submitted and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated on the proxies. If you are a stockholder of record and submit your signed proxy voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your shares as follows:

•	FOR the election of the ten directors named in this proxy statement,

•	FOR the ratification of the appointment of our independent auditors,

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•	FOR the approval of the 2024 Omnibus Incentive Compensation Plan,

•	FOR the approval of the 2024 Director Equity Compensation Plan,

•	FOR the approval of an amendment to our Certificate of Incorporation regarding officer exculpation, and

•	FOR the advisory, non-binding vote on the compensation of our named executive officers.

You may also vote in person at the Annual Meeting. Votes in person will replace any previous votes you have made by mail, telephone, or the Internet. We will provide a ballot to registered stockholders who request one at the meeting. Shares held in your name as the stockholder of record may be voted on that ballot. Shares held beneficially in street name may be voted on a ballot only if you bring a legal proxy from the broker, trust, bank, or other nominee that holds your shares giving you the right to vote the shares. Attendance at the Annual Meeting without voting or revoking a previous proxy in accordance with the voting procedures will not in and of itself revoke a previously submitted proxy.

How to Revoke Your Vote

Any stockholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (1) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone, (2) notifying our Corporate Secretary at 3150 Sabre Drive, Southlake, Texas 76092 in writing, which notice must be received by the Corporate Secretary before the meeting, or (3) voting during the Annual Meeting.

If you are a beneficial stockholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank, or other nominee.

Quorum

Transaction of business at the Annual Meeting may occur if a quorum is present. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the outstanding shares of capital stock entitled to be voted at the meeting, present in person or by proxy, constitutes a quorum. If a quorum is not reached, the Annual Meeting will be adjourned until a later time.

Votes Required

Item 1: Election of Directors. The election of each director will be determined by the vote of a majority of the votes cast with respect to that director’s election, requiring the number of votes cast “for” a director’s election to exceed the number of votes cast “against” that director.

Item 2: Ratification of the Appointment of Our Independent Auditors. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock entitled to vote on the matter and present, in person or by proxy, at the meeting is required.

Item 3: Approval of the 2024 Omnibus Plan. The vote of a majority of the votes cast on the matter is required.

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PROXY STATEMENT

Item 4: Approval of the 2024 Director Plan. The vote of a majority of the votes cast on the matter is required.

Item 5: Approval of an Amendment to our Certificate of Incorporation Regarding Officer Exculpation. The affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of common stock entitled to vote is required.

Item 6: Advisory, Non-binding Vote on the Compensation of Our Named Executive Officers. The affirmative vote of the holders of not less than a majority of the voting power of the outstanding common stock entitled to vote on the matter and present, in person or by proxy, at the meeting is required.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. For Item 1, because the election of each director requires a majority of votes cast, abstentions and broker non-votes will have no effect on the outcome of the vote. For Item 2, because the affirmative vote of the holders of a majority of the shares present and entitled to vote on the matter is required for approval, abstentions will be counted as votes against this proposal, and, because this is a routine matter where brokers that do not receive voting instructions from the record holder may vote in their discretion, we expect that there will be no broker non-votes on this matter. For Items 3 and 4, abstentions and broker non-votes will have no effect on the outcome of the vote. For Item 5, because the affirmative vote of the holders of at least a majority of the shares entitled to vote is required, abstentions and broker non-votes will be counted as votes against this proposal. For Item 6, abstentions will have the effect of a vote against and broker non-votes will have no effect on the matter.

If you hold Sabre shares in street name, you must provide your broker, bank, or other holder of record with instructions in order to vote these shares. If you do not provide these voting instructions, whether your shares can be voted by your bank, broker, or other nominee depends on the type of item being considered for a vote.

•

Non-Discretionary Items. The election of directors, the approval of the 2024 Omnibus Plan, the approval of the 2024 Director Plan, the approval of an amendment to our Certificate of Incorporation regarding officer exculpation, and the advisory, non-binding vote on the compensation of our named executive officers are non-discretionary items and may NOT be voted on by your broker, bank, or other nominee absent specific voting instructions from you.

•

Discretionary Item. The ratification of Ernst & Young LLP as Sabre’s independent registered public accounting firm for the fiscal year ending December 31, 2024 is a discretionary item. Generally, brokers, banks, and other nominees that do not receive voting instructions may vote on this proposal in their discretion.

Solicitation of Proxies

This solicitation is being made by our Board of Directors. We will bear all costs of this proxy solicitation, including the cost of preparing, printing, and delivering materials, the cost of the proxy solicitation, and the expenses of brokers, fiduciaries, and other nominees who forward proxy materials to stockholders. In addition to mail and electronic means, our employees may solicit proxies by telephone or otherwise. In

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addition, we may enlist the help of banks, brokers, broker-dealers, and similar organizations in soliciting proxies from their customers (i.e., beneficial stockholders). We have retained Alliance Advisors, LLC to aid in the solicitation at a cost of approximately $25,000 plus reimbursement of out-of-pocket expenses.

Other Business

The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this proxy statement and specified in the Notice of Annual Meeting of Stockholders. If any other matters should properly come before the Annual Meeting, the persons designated in the proxy will vote on them according to their best judgment.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please take the time to submit your proxy via the Internet, by telephone, or by returning your marked, signed, and dated proxy card so that your shares will be represented at the Annual Meeting.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines, which govern the Board of Directors’ structure and proceedings and contain its position on many governance issues. These Guidelines are available on the investor relations section of our website at investors.sabre.com.

Board Leadership Structure

Our Corporate Governance Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chair of the Board and the CEO. This decision is based upon the Board of Directors’ determination of what is in the best interests of Sabre and its stockholders, in light of the circumstances and taking into consideration succession planning, skills, and experience of the individuals filling those positions and other relevant factors.

The leadership structure as of the date of this proxy statement is based on the leadership provided by an Executive Chair of the Board (Mr. Menke as of the date of this proxy statement), with this position being subject to oversight and review by Sabre’s Board of Directors.

In addition, the Board has elected Mr. Saretsky to the position of independent Lead Director. As set forth in our Corporate Governance Guidelines, responsibilities of the Lead Director include:

•

Developing the agenda for and presiding over sessions of the independent directors, as well as providing feedback and perspective to the Chair of the Board and CEO regarding discussions at these sessions,

•	Calling meetings of the independent directors, as appropriate,

•	Coordinating the activities of the independent directors and serving as a liaison between the independent directors, as a group, and the Chair of the Board and CEO,

•	Providing input, including input from the independent directors, on the agendas and schedules for Board meetings after conferring with the Chair of the Board

•	Speaking on behalf of the Board and chairing Board meetings when the Chair of the Board is unable to do so,

•	Consulting with stockholders at management’s request,

•	Communicating regularly with each director to be certain that each director’s views, competencies and priorities are understood, and

•	Assuming such other responsibilities that the Board may designate from time to time.

The Board of Directors believes that the Lead Director role enhances the strong independent oversight function and supplements the risk oversight of the Board of Directors.

On March 4, 2024, the Board of Directors elected to have Mr. Menke transition from Executive Chair of the Board to Special Advisor, effective immediately prior to the Annual Meeting, and Mr. Menke has announced his retirement from the Board of Directors, effective immediately prior to the Annual Meeting. See “Executive Compensation—Information on Employment Agreements and Offer Letters.” In connection with this transition, the Board of Directors considered the relative benefits of combining the Chair and CEO

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positions versus retaining separate roles with an independent chair. After considering the perspectives of independent directors and recent governance trends, the Board of Directors unanimously elected Gail Mandel to serve as non-executive Chair of the Board, effective as of the Annual Meeting. Ms. Mandel’s duties of as non-executive Chair of the Board are set forth in our Corporate Governance Guidelines. See “Other Corporate Governance Practices and Matters—Non-Executive Chair.”

The Board of Directors recognizes that, if circumstances change in the future, other leadership structures might also be appropriate, and it has the discretion to revisit this determination of Sabre’s leadership structure.

Overview of Board Composition

The following charts provide a snapshot of the Board’s composition as of the date of this proxy statement.

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CORPORATE GOVERNANCE

The following matrix provides diversity information regarding the Board as of the date indicated, in accordance with Nasdaq’s rules and based on the voluntary self-identification of members of the Board. As indicated in the table below, the Board has at least four self-identified diverse directors, including four who self-identify as female and two who self-identify as underrepresented minorities.

Board Diversity Matrix (as of March 15, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	7	0	0
Part II: Demographic Background
African American or Black	1	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	7	0	0
Two or More Races or Ethnicities	1	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board Composition and Director Independence

As of the date of this proxy statement, our Board of Directors is comprised of eleven directors. Our Certificate of Incorporation provides that the number of directors on our Board of Directors shall be not less than five directors nor more than thirteen directors, as determined by the affirmative vote of the majority of the Board of Directors then in office.

Our Board of Directors has determined that George Bravante, Jr., Hervé Couturier, Gail Mandel, Phyllis Newhouse, Elaine Paul, Karl Peterson, Gregg Saretsky, John Scott, and Wendi Sturgis are independent as defined under the corporate governance rules of Nasdaq. The Board also determined that Rachel Gonzalez and Zane Rowe, who retired from the Board of Directors in February 2024, were independent as defined under the corporate governance rules of Nasdaq. In making these determinations, the Board of Directors considered the applicable legal standards and relevant transactions, relationships, or arrangements. See “Certain Relationships and Related Party Transactions.”

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CORPORATE GOVERNANCE

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for membership to the Board of Directors. The Board of Directors has delegated the screening and recruitment process to the Governance and Nominating Committee, in consultation with our Executive Chair of the Board. The Governance and Nominating Committee believes that the criteria for director nominees should support Sabre’s strategies and business, ensure effective governance, account for individual director attributes and the overall mix of those attributes, and support the successful recruitment of qualified candidates for the Board of Directors.

Qualified candidates for director are those who, in the judgment of the Governance and Nominating Committee, possess all of the general attributes and a sufficient mix of the specific attributes listed below to ensure effective service on the Board of Directors.

General Attributes	Specific Attributes
• Leadership skills • Ethical character • Active participator • Relationship skills • Effectiveness • Independence • Financial literacy • Reflection of Sabre values

• Leadership experience, including executive and board experience

• Technology or travel industry knowledge

• Financial background

• Diversity, including race, ethnicity, age, education, skill and cultural background

• International experience

• Marketing or sales background

• Other functional expertise

The Governance and Nominating Committee may receive recommendations for candidates for the Board of Directors from various sources, including our directors, management, and stockholders. In addition, the Governance and Nominating Committee may periodically retain a search firm to assist it in identifying and recruiting director candidates meeting the criteria specified by the Governance and Nominating Committee.

The Governance and Nominating Committee recommends nominees to the Board of Directors to fill any vacancies. As provided in our Certificate of Incorporation, the Board of Directors elects a new director when a vacancy occurs between annual meetings of stockholders. The Governance and Nominating Committee also recommends to the Board of Directors any new appointments and nominees for election as directors at our annual meetings of stockholders.

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CORPORATE GOVERNANCE

Attributes of Current Directors

The Governance and Nominating Committee believes that each of our directors serving as of the date of this proxy statement possesses all of the general attributes described above. The following chart provides an overview of certain attributes that we believe are applicable to our directors serving as of the date of this proxy statement.

Name	International	B2B Services	Travel	Airline	Hospitality	ESG	Marketing/Sales	Technology	Operations	Capital Markets	Risk and Strategy

George Bravante, Jr.			¡	¡					¡	¡
Hervé Couturier	¡	¡	¡					¡			¡
Kurt Ekert	¡	¡	¡	¡	¡		¡	¡	¡		¡
Gail Mandel	¡	¡	¡		¡	¡		¡	¡	¡	¡
Sean Menke	¡	¡	¡	¡	¡	¡		¡	¡		¡
Phyllis Newhouse		¡						¡			¡
Elaine Paul	¡		¡			¡		¡		¡	¡
Karl Peterson	¡	¡	¡		¡	¡		¡	¡	¡	¡
Gregg Saretsky	¡		¡	¡	¡		¡		¡		¡
John Scott	¡	¡	¡		¡		¡		¡	¡	¡
Wendi Sturgis	¡	¡				¡	¡	¡			¡

See “Certain Information Regarding Nominees for Director” for additional information regarding director qualifications.

Board Tenure

The Governance and Nominating Committee believes that Board tenure is important, as we seek to achieve the appropriate balance in years of service. New directors provide fresh perspectives, while longer serving directors provide a deep knowledge of the company. Our Board as of the date of this proxy statement has an average tenure of 5 years.

Our Corporate Governance Guidelines provide that directors will not stand for re-election after reaching age 74. This provision may be waived in individual cases by the Governance and Nominating Committee.

Board Evaluations

The Governance and Nominating Committee oversees annual performance evaluations of the Board and its committees, and the Board and each committee conducts an annual evaluation. The Governance and

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Nominating Committee further assesses the individual contributions of directors recommended for re-election, as well as considers the overall composition of the Board and its committees, including whether the directors have an appropriate mix of the attributes described above in order to function effectively and taking into account any anticipated future needs of the Board.

Diversity of Directors

Our Corporate Governance Guidelines provide that the Board is committed to having a Board that reflects diverse perspectives and believes it is important for the Governance and Nominating Committee to also consider diversity of race, ethnicity, gender, age, education, skill, and cultural background when evaluating candidates for nomination as new directors. While the Governance and Nominating Committee considers this diversity when reviewing nominees for director, the Governance and Nominating Committee has not established a formal policy regarding diversity in identifying director nominees.

Stockholder Nominations for Directors

The Governance and Nominating Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. As discussed under “Other Corporate Governance Practices and Matters,” our Bylaws provide for proxy access stockholder nominations of director candidates. Stockholders who wish to nominate directors under our proxy access Bylaw provisions or who wish to nominate directors who are not intended to be included in our proxy materials should refer to the information under “Other Information—Proxy Access Nominations and Annual Meeting Advance Notice Requirements.”

A nomination that does not comply with the requirements set forth in our Bylaws or Rule 14a-19, as applicable, will not be considered for presentation at the annual meeting, but may be considered by the Governance and Nominating Committee for any vacancies on the Board of Directors that arise between annual meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Board Meetings and Annual Meeting Attendance

The Board of Directors met five times in 2023. All of the incumbent directors attended in excess of 75% of the total number of meetings of the Board of Directors and the committees on which they served.

Our Corporate Governance Guidelines provide that directors are expected to attend all or substantially all Board meetings and meetings of the committees of the Board on which they serve, as well as our annual meeting. Our 2023 Annual Meeting was attended by all of our directors then in office.

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CORPORATE GOVERNANCE

Board Committees

The Board of Directors has established five standing committees to assist it in carrying out its responsibilities: the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Technology Committee, and the Executive Committee. The table below provides membership for each committee as of the date of this proxy statement.

Director	Audit	Compensation	Governance and Nominating	Technology	Executive

George Bravante, Jr.	Chair(1)				Member

Hervé Couturier	Member			Chair	Member

Kurt Ekert				Member

Gail Mandel	Member(1)			Member

Sean Menke					Chair

Phyllis Newhouse	Member			Member

Elaine Paul(2)

Karl Peterson		Member	Member

Gregg Saretsky			Chair	Member	Member

John Scott		Chair	Member		Member

Wendi Sturgis		Member	Member

(1)	Audit Committee financial expert.
(2)	Ms. Paul is expected to be appointed to the Audit Committee and the Technology Committee following the Annual Meeting.

Each of the committees operates under its own written charter adopted by the Board of Directors, each of which is available on the investor relations section of our website at investors.sabre.com.

Ad hoc committees may also be designated under the direction of our Board of Directors when necessary to address specific issues.

Audit Committee

The Audit Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the integrity of Sabre’s financial statements and internal control system,

•	the performance of Sabre’s internal audit function,

•	the annual independent audit of Sabre’s financial statements,

•	the engagement of the independent auditors and the evaluation of their qualifications, independence, and performance,

•	compliance with legal, regulatory, or stock exchange requirements,

•	the implementation and effectiveness of Sabre’s disclosure controls and procedures,

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•	review of our cybersecurity and other information technology risks, controls, and procedures, and

•	the evaluation of enterprise risk issues, including overseeing risks to Sabre related to the items listed above, and reviewing Sabre’s procedures with respect to risk management.

The members of the Audit Committee are George Bravante, Jr. (Chair), Hervé Couturier, Gail Mandel, and Phyllis Newhouse. Each of these individuals is “independent,” as defined under Nasdaq rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that each director appointed to the Audit Committee is financially literate and that Mr. Bravante and Ms. Mandel meet the criteria of the rules and regulations set forth by the SEC for an “audit committee financial expert.” The Audit Committee met eight times in 2023.

Compensation Committee

The Compensation Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the operation of our executive compensation program,

•

the review and approval of the corporate goals and objectives relevant to the compensation of our CEO, the evaluation of his or her performance in light of those goals and objectives, and the determination and approval of his or her compensation based on that evaluation, competitive market data pertaining to compensation at companies determined by the Committee to be comparable, and such other factors as the Committee deems relevant,

•	the establishment and annual review of any stock ownership guidelines applicable to our executive officers and management, and the non-employee members of the Board of Directors,

•	the determination and approval of the compensation level (including base and incentive compensation) and direct and indirect benefits of our executive officers,

•	any recommendation to the Board of Directors regarding the establishment and terms of incentive-compensation and equity-based plans, and the administration of these plans, and

•	the evaluation and oversight risks to Sabre and its business implied by Sabre’s compensation program, taking into account Sabre’s business strategy.

The members of the Compensation Committee are John Scott (Chair), Karl Peterson, and Wendi Sturgis, each of whom is “independent,” as defined under Nasdaq rules. The Compensation Committee met six times in 2023.

Committee Consultant

The Compensation Committee’s charter provides that the Compensation Committee has the authority to retain advisors, including compensation consultants, to assist in its work. The Compensation Committee believes that a compensation consultant can provide important market information and perspectives that can help it determine compensation programs that align with the objectives of our compensation philosophy and policies. Pursuant to its charter, prior to selecting a compensation consultant the Compensation Committee considers factors relevant to the independence of the individual advisors, as well as the independence of the advisors’ organization.

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CORPORATE GOVERNANCE

The Compensation Committee has engaged Korn Ferry, a national compensation consulting firm, to assist it with compensation matters. Korn Ferry also provides services to Sabre, including leadership development consulting services. The Compensation Committee has limited the amount of these services, and in 2023 they amounted to approximately $313,000. Korn Ferry reports directly to the Compensation Committee, and the Compensation Committee may replace Korn Ferry or hire additional consultants at any time. Korn Ferry attends Compensation Committee meetings and communicates with the Chair of the Compensation Committee, as well as other Compensation Committee members, between meetings from time to time.

The Compensation Committee has assessed the independence of Korn Ferry taking into account, among other things, the factors set forth in Exchange Act Rule 10C-1 and the listing standards of Nasdaq, and has concluded that no conflict of interest exists with respect to the work that Korn Ferry performs for the Compensation Committee.

Compensation Policies and Practices Risk Assessment

At the request of the Compensation Committee, Korn Ferry assessed the risk profile of Sabre’s executive compensation programs and management assessed the risk profile of Sabre’s other compensation programs. Based on these reviews, management and the Compensation Committee have concluded that Sabre’s compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse impact on Sabre.

Governance and Nominating Committee

The Governance and Nominating Committee assists the Board of Directors in the oversight of, among other things, the following items:

•

the review of the performance of our Board of Directors and any recommendations to the Board of Directors regarding the selection of candidates, qualification and competency requirements for service on the Board of Directors, and the suitability of proposed nominees as directors,

•	corporate governance principles applicable to Sabre,

•	leadership of the annual review of the Board of Directors’ performance,

•	risks to Sabre associated with corporate governance, including Board leadership structure, succession planning, and other related governance matters, and

•	environmental, social and governance (ESG) matters applicable to Sabre.

The members of the Governance and Nominating Committee are Gregg Saretsky (Chair), Karl Peterson, John Scott, and Wendi Sturgis. Each of these individuals is “independent,” as defined under Nasdaq rules. The Governance and Nominating Committee met six times in 2023.

Technology Committee

The Technology Committee assists the Board of Directors in the oversight of, among other things, the following items:

•	the appraisal of major technology-related projects and recommendations to our Board of Directors regarding our technology strategies,

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•	the review of the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities,

•	the provision of advice to our senior technology management team with respect to existing trends in information technology and new technologies, applications, and systems, and

•	in coordination with the Audit Committee, risks related to the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

The members of the Technology Committee are Hervé Couturier (Chair), Kurt Ekert, Gail Mandel, Phyllis Newhouse, and Gregg Saretsky. The Technology Committee met four times in 2023.

Executive Committee

The Executive Committee’s principal function is to exercise, when necessary between meetings of the Board of Directors, certain of the Board of Directors’ powers and authority in the management of our business and affairs, and to act on behalf of the Board of Directors.

The members of the Executive Committee are Sean Menke (Chair), George Bravante, Jr., Hervé Couturier, Gregg Saretsky, and John Scott. The Executive Committee did not meet in 2023.

Compensation Committee Interlocks and Insider Participation

As of the date of this proxy statement, none of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Other Corporate Governance Practices and Matters

Proxy Access

The Board of Directors has amended our Bylaws to implement proxy access. The proxy access provisions in our Bylaws generally permit a stockholder or group of up to 20 stockholders owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the Board of Directors or two individuals, provided that such stockholders and nominees satisfy the requirements specified in the Bylaws.

Simple Majority Voting Provisions

Stockholders have approved an amendment to our Certificate of Incorporation that eliminated the supermajority voting provisions contained in our Certificate of Incorporation in favor of simple majority voting requirements contained in our Certificate of Incorporation.

Annual Election of Directors

Stockholders have approved amendments to our Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Under the amendment, as of the 2021 Annual Meeting, all directors are elected annually.

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CORPORATE GOVERNANCE

Majority Voting for Directors in Uncontested Elections

The Board of Directors and our stockholders have approved an amendment to our Certificate of Incorporation to facilitate the implementation of a majority vote standard in uncontested director elections. As a result, our Bylaws now provide for a majority vote standard in these elections.

Communicating with Directors

Stockholders and other interested parties may communicate with our Board of Directors by writing to the Board of Directors, c/o Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. You may also find information on communicating with the Board of Directors on the investor relations section of our website at investors.sabre.com.

Code of Business Ethics

We have adopted a Code of Business Ethics, which is the code of conduct applicable to all of our directors, officers, and employees. The Code of Business Ethics is available on the investor relations section of our website at investors.sabre.com. Any change or amendment to the Code of Business Ethics, and any waivers of the Code of Business Ethics for our directors, CEO or senior financial officers, will be available on our website at the above location.

Board and Management Roles in Risk Oversight

Our Board of Directors has the primary responsibility for risk oversight of Sabre as a whole. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility relating to the evaluation of enterprise risk issues, as well as for reviewing Sabre’s procedures with respect to risk management. The Audit Committee further has oversight authority to review our plans to mitigate cybersecurity risks. We maintain an enterprise risk management program, which includes periodic assessments of various significant strategic risks, including possible emerging risks. These assessments occur on at least on an annual basis. These assessments are shared with our Disclosure Committee and the Audit Committee, with quarterly updates provided to the Audit Committee regarding management’s approach to address the top risks identified. We also maintain a dedicated compliance function which reports to our Chief Legal Officer and which provides quarterly reports to the Audit Committee.

The Board of Directors has also charged the Compensation Committee with evaluating Sabre’s compensation program, taking into account Sabre’s business strategy and risks to Sabre and its business implied by the compensation program. See “Compensation Policies and Practices Risk Assessment.” The Governance and Nominating Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning, and other matters, as well as overseeing risks related to ESG matters. The Technology Committee, in coordination with the Audit Committee, is responsible for periodically reviewing, appraising, and discussing with management the quality and effectiveness of Sabre’s information technology security, data privacy, and disaster recovery capabilities.

We believe that the leadership structure of the Board of Directors is designed to support effective oversight of our risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board of Directors as led by the Chair of the Board.

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CORPORATE GOVERNANCE

ESG Matters Oversight

The Board of Directors has charged the Governance and Nominating Committee with responsibility for overseeing our strategy, initiatives, and engagement with investors and other key stakeholders related to ESG matters, other than those specifically related to the operation and structure of our compensation program (which is the primary responsibility of the Compensation Committee).

Whistleblower Procedures

The Audit Committee has established procedures for receiving, recording, and addressing any complaints we receive regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submission, by our employees or others, of any concerns about our accounting or auditing practices. We also maintain a toll-free Sabre Hotline telephone line and a website, each allowing our employees and others to voice their concerns anonymously.

Non-Executive Chair of the Board

In connection with Mr. Menke’s retirement as Executive Chair of the Board, Ms. Mandel has been elected as non-executive Chair of the Board effective immediately following the Annual Meeting. As non-executive Chair of the Board, Ms. Mandel’s duties include:

•	leading and overseeing the Board,

•	presiding at all meetings of the Board and the stockholders,

•	establishing, in consultation with the CEO (and any other executive officers as needed), the schedule and agendas for meetings of the Board,

•

defining the scope, quality, quantity, and timeliness of the flow of information between management and the Board, including Board meeting materials, that is necessary for the Board to effectively and responsibly perform its duties,

•	advising the Board committee chairs in fulfilling their designated roles and responsibilities to the Board,

•	facilitating discussions among directors both during and between Board meetings and serving as a liaison between the Board and the CEO,

•	advising the CEO on strategic matters, including regular discussions on key acquisitions, divestitures, significant company developments, and other items requiring Board approval or oversight,

•

developing the agenda for and presiding over Board executive sessions, as well as providing feedback and perspective to the CEO regarding discussions at these sessions and working with the CEO to address any feedback,

•	overseeing the Board’s review and approval of the CEO’s annual goals and objectives for Sabre,

•	leading the Board in the annual performance evaluation of the CEO,

•	leading the Board in CEO and senior management succession planning,

•	managing the Board’s oversight and approval of Sabre’s annual plan and multi-year outlook,

•	managing, in coordination with the Compensation Committee, the Board’s oversight of company-wide talent management and diversity,

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CORPORATE GOVERNANCE

•	managing the Board’s oversight of risks and conflicts of interest, including ensuring appropriate ownership by the full Board or an appropriate Board committee,

•	leading the annual Board evaluation and, in coordination with the Governance and Nominating Committee, overseeing the process for Board committee evaluations,

•	chairing the Governance and Nominating Committee,

•	working with the Governance and Nominating Committee regarding recommendations for Board committee service, including chairing Board committees,

•

interviewing, along with appropriate members of the Governance and Nominating Committee, all Board candidates and making recommendations to the Governance and Nominating Committee and the Board regarding these candidates,

•	consulting with stockholders, in coordination with the CEO,

•	approving the retention of consultants who report directly to the Board, and

•	assuming such other responsibilities that the Board or the CEO may designate from time to time.

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PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

General Information

Our business and affairs are managed under the direction of our Board of Directors. Our Certificate of Incorporation provides that our Board of Directors shall consist of at least five directors but no more than thirteen directors.

As of the date of this proxy statement, the Board of Directors consists of eleven members. Mr. Menke has notified us that he is retiring from the Board of Directors immediately prior to the Annual Meeting. We would like to thank Mr. Menke for his many years of service and substantial contributions to the Board of Directors and Sabre. Following Mr. Menke’s retirement, the Board of Directors will consist of ten directors. The ten nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2025 Annual Meeting and until their successors are elected and have been qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by management. All nominees have advised us that they will serve if elected.

Certain Information Regarding Nominees for Director

The names of the nominees, their ages as of March 15, 2024, the year they first became directors, their principal occupations during at least the past five years, information regarding director qualifications, and certain other biographical information are set forth below. Information is also provided on public company boards with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or registered under the Investment Company Act of 1940 on which they have served on since January 1, 2019. All of the nominees are current directors standing for reelection.

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PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the 2025 Annual Meeting of Stockholders

GEORGE R. BRAVANTE, JR.

Sabre committee membership:

•  Audit Committee (chair)

•  Executive Committee

Professional experience:

Mr. Bravante is the co-founder and the managing member of the general partner of Bravante-Curci Investors, LP, an investment firm focusing on real estate investments in California. He has held this position since 1996. Since 2005, he has also been the owner of Bravante Produce, a grower, packer and shipper of premium California table grapes and citrus. In addition, since 2012 he has served as the CEO of Pacific Agricultural Realty, LP, a private equity fund investing in agricultural assets in California. Mr. Bravante has also served as the founder and president of Bravante Farm Capital, a farmland investor, since 2023. Previously, he served as chairman of the board of ExpressJet Holdings, Inc. from 2005 to 2010 and was a member of its board from 2004 to 2010. From 1994 to 1996, Mr. Bravante was President and Chief Operating Officer of Colony Advisors, Inc., a real estate asset management company, and prior to that he was President and Chief Operating Officer of America Real Estate Group, Inc., where he led strategic management, restructuring and disposition of assets. Prior to that, he served as Chief Financial Officer of RMB Realty, where he was extensively involved with all aspects of numerous commercial real estate transactions, and as Manager at Ernst & Whinney (now Ernst & Young LLP). He serves as a director of KBS Growth & Income REIT, Inc., a real estate investment trust.

Education:

•  B.A. in Accounting, University of South Carolina

Director qualifications:

We believe that Mr. Bravante should serve on our Board of Directors because of his travel industry experience, including his service as chairman of the board of ExpressJet Holdings, Inc., as well as his investment experience and financial and strategic business knowledge, including his executive experience as a CEO and CFO and his background in public accounting. He has been designated as an Audit Committee financial expert.

Other current public company directorships:

•  KBS Growth & Income REIT, Inc. (2016 to present)

65, Director since December 2014
Co-founder of Bravante-Curci Investors, LP, Owner of Bravante Produce, and CEO of Pacific Agricultural Realty, LP

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PROPOSAL 1: ELECTION OF DIRECTORS

HERVÉ COUTURIER

Sabre committee membership:

•  Technology Committee (chair)

•  Audit Committee

•  Executive Committee

Professional experience:

Mr. Couturier is a private investor and product strategy consultant. Mr. Couturier currently serves as President of Kerney Partners, a consulting firm. From 2012 to 2016, he was Executive Vice President, R&D, at Amadeus, an airline reservation systems provider. From 2007 to 2012, he was Executive Vice President of SAP AG’s Technology Group and Head of Research. He also serves as a board member for various private software companies, including Infovista Inc. and Kyriba Corp., and has held management positions at a number of IT companies including Business Objects, the worldwide leader of business intelligence solutions, now part of SAP, S1 Corporation, a provider of payment software for financial institutions, now part of ACI Worldwide, and XRT, a leading European treasury management software company, now part of the Sage Group PLC. He began his career at IBM in 1982, where he held various engineering and business positions until 1997.

Education:

•  Engineering degree, École Centrale Paris

•  M.S., École Centrale Paris

Director qualifications:

Mr. Couturier has significant experience in the areas of solutions strategy, product strategy, product development and business management at software-based companies, as well as domain experience in the travel, banking and manufacturing segments, including executive experience at a travel distribution company. In addition, he has deep knowledge and understanding regarding managing in complex mainframe and cloud environments, as well as cybersecurity experience. We believe this international and industry expertise provides valuable insights for our Board of Directors and management, including as Sabre continues to execute its technology transformation.

65, Director since December 2017
President, Kerney Partners

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PROPOSAL 1: ELECTION OF DIRECTORS

KURT EKERT

Sabre committee membership:

•  Technology Committee

Professional experience:

Mr. Ekert has served as Chief Executive Officer and President of Sabre since April 2023. Prior to his election as Chief Executive Officer, Mr. Ekert served as President of Sabre since January 2022. Prior to joining Sabre, Mr. Ekert served as President and Chief Executive Officer of Carlson Worldwide Travel (CWT) from 2016 to 2021. Sabre has an agreement with CWT pursuant to which Sabre provides CWT with access to its GDS and pays incentive fees to CWT, and CWT purchases certain products from Sabre. From 2010 to 2015, he served as Executive Vice President and Chief Commercial Officer of Travelport Worldwide Ltd., a distribution services provider for the global travel industry, and from 2006 to 2010, he served as Chief Operating Officer of Gulliver’s Travel Associates (GTA), a division of Travelport. From 2002 to 2006, he served in executive roles of increasing responsibility at Cendant (at then Cendant subsidiaries Travelport and Orbitz Worldwide). Prior to joining Cendant, Mr. Ekert’s experience in the travel industry included a number of senior finance roles at Continental Airlines. He also served four years as an active duty officer in the US Army. Mr. Ekert serves as a director of Passur Aerospace, Inc., a business intelligence company, and a director of ZYTLYN. He previously was Chairman of the US Department of Commerce Travel & Tourism Advisory Board, as well as a director for each of eNett, Carlson Travel Inc., the World Travel & Tourism Council, and the UNGA Global Partnership to End Violence Against Children.

Education:

•  B.S. in Economics, Wharton School, University of Pennsylvania

•  M.B.A., University of South Carolina

Director qualifications:

Mr. Ekert has deep experience in the travel industry, including executive experience at a travel distribution company, a travel management company, an airline, an online travel agency and a travel management company. In addition, he has leadership experience through his private company board experience and his service as an active duty officer in the United States Army. We believe this industry expertise and leadership provide critical insights for our Board of Directors and management.

53, Director since April 2023
Chief Executive Officer and President, Sabre Corporation

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PROPOSAL 1: ELECTION OF DIRECTORS

GAIL MANDEL

Sabre committee membership:

•  Audit Committee

•  Technology Committee

Professional experience:

Ms. Mandel has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as a Director for Dave & Buster’s Entertainment, Inc., a leading owner and operator of high-volume entertainment and dining venues as well as the Chairman of the Board and Chair of the Audit Committee of PureStar, a private equity backed provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide, a provider of professionally managed, unique vacation accommodations. Ms. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Exchange & Rentals, from January 2010 to March 2014. From August 2006 to January 2010, Ms. Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Ms. Mandel was Division CFO/Controller, Cendant Hospitality/Travel Services, and from October 1997 to February 1999, Ms. Mandel was Controller, Cendant Mobility. Ms. Mandel received her CPA license (currently inactive) from the State of New York in 1993.

Education:

•  B.B.A. in Public Accounting, summa cum laude, Pace University

•  Global Leaders Program, The Wharton School, University of Pennsylvania

Director qualifications:

Ms. Mandel has extensive leadership experience, as well as mergers and acquisition and financing experience, in the hospitality and travel industry; this background allows her to provide key insights to our Board of Directors as it oversees the development and implementation of our strategy. In addition, she has significant experience in finance and technology implementation, which provides an important contribution to our Board of Directors. She has been designated as an Audit Committee financial expert.

Diversity:

•  Identifies as Female

Other current public company directorships:

•  Dave & Buster’s Entertainment, Inc. (2022 to present)

55, Director since April 2020
Managing Director, Focused Point Ventures, LLC

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PROPOSAL 1: ELECTION OF DIRECTORS

PHYLLIS NEWHOUSE

Sabre committee membership:

•  Audit Committee

•  Technology Committee

Professional experience:

Ms. Newhouse has served as Chief Executive Officer of Xtreme Solutions, Inc. since 2002. Xtreme Solutions, Inc. is a leading information technology and cybersecurity firm that specializes in ethical hacking, training, and providing cyber solutions consultancy to the federal and private sectors. She served in the United States Army, where she focused on national security, including working with several information security task forces teams. In 2019, Ms. Newhouse founded ShoulderUp, a nonprofit dedicated to connecting and supporting women in their entrepreneurial journeys. From 2020 to December 2021, she served as CEO and a director of Athena Technology Acquisition Corp. (“Athena”), a special purpose acquisition corporation (“SPAC”), and since December 2021 has served as a director of Heliogen, Inc., which conducted a business combination with Athena. She serves as CEO and a director of ShoulderUp Technology Acquisition Corp., a SPAC. Ms. Newhouse currently serves on the board of the Technology Association of Georgia, is a member of the Business Executives for National Security and of the Women Presidents’ Organization, and serves on the Board of Directors of Girls Inc.

Education:

•  B.A. in Liberal Arts Science, Saint Leo College

•  Graduate of the Institute of Entrepreneurial Leadership program sponsored by John F. Kennedy University

•  Honorary Doctor of Philosophy, CICA International University

Director qualifications:

Ms. Newhouse has deep experience in the cybersecurity and information technology fields as the CEO of a cybersecurity firm and as a former United States Army noncommissioned officer that focused on national security. She also has a significant focus on entrepreneurship, including through the founding of her firm and a nonprofit dedicated to connecting and supporting women on their entrepreneurial journeys. We believe these characteristics serve an important role on our Board of Directors.

Diversity:

•  Identifies as Female

•  Identifies as Black or African American

Other current public company directorships:

•  Heliogen, Inc. (December 2021 to present)

•  ShoulderUp Technology Acquisition Corp. (2021 to present) (SPAC)

Former public company directorships since 2019:

•  Athena Technology Acquisition Corp. (2020 to December 2021) (SPAC)

61, Director since April 2021
Founder and CEO, Xtreme Solutions, Inc.

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PROPOSAL 1: ELECTION OF DIRECTORS

ELAINE PAUL

Sabre committee membership:

•  Compensation Committee

•  Governance and Nominating Committee

Professional experience:

Ms. Paul served as the Chief Financial Officer of Lyft, Inc., a peer-to-peer marketplace for on-demand ridesharing, from January 2022 to May 2023. From July 2019 to December 2021, she served as Chief Financial Officer and Vice President of Finance at Amazon Studios, a division of Amazon.com, Inc., an e-commerce company. Prior to Amazon Studios, Ms. Paul served as Chief Financial Officer at Hulu, LLC, a streaming service company, from November 2013 to July 2019. She served in various senior positions, including as Senior Vice President, Corporate Strategy, Business Development and Technology at The Walt Disney Company, a global entertainment company, from 1994 to 2013. Ms. Paul also serves on the Board of Trustees of the Marlborough School in Los Angeles, California.

Education:

•  B.A. with Distinction in Economics and History, Stanford University

•  M.B.A., Harvard University

Director qualifications:

Ms. Paul has extensive financial leadership experience in the technology industry, including service as Chief Financial Officer. We believe this background provides key insights to the Board of Directors regarding capital markets transactions and analysis of financial considerations from a technology industry perspective. In addition, we believe her business strategy and corporate development background in technology provides an important contribution to our Board of Directors.

Diversity:

•  Identifies as Female

•  Identifies as Two or More Races or Ethnicities

56, Director since February 2024
Former Chief Financial Officer, Lyft, Inc.

Sabre Corporation 2024 Proxy Statement	|	31

PROPOSAL 1: ELECTION OF DIRECTORS

KARL PETERSON

Sabre committee membership:

•  Compensation Committee

•  Governance and Nominating Committee

Professional experience:

Mr. Peterson heads CapitalKP and Peterson Capital Partners, family offices with extensive public and private market investments. Mr. Peterson served as Sabre’s Chair of the Board from January 2020 to April 2022 and as Lead Director during 2017. He was formerly a Senior Partner of TPG and Managing Partner of TPG Pace Group, the firm’s effort to sponsor special purpose acquisition companies (SPACs) and other permanent capital solutions for companies and a member of the firm’s Executive Committee. He previously served as President and CEO of TPG Pace Holdings and Pace Holdings Corp. and Chairman of TPG Pace Technology, TPG Pace Solutions and TPG Beneficial Finance. After rejoining TPG in 2004, Mr. Peterson led investments for the firm in technology, media, financial services and travel sectors and oversaw TPG’s European operations from 2010 until 2017. Prior to 2004, he was a co-founder and the president and CEO of Hotwire.com. He led the business from its launch in 2000 through its sale to InterActiveCorp in 2003. Before Hotwire, Mr. Peterson was a principal at TPG in San Francisco, and from 1992 to 1995 he was a financial analyst at Goldman Sachs & Co. Mr. Peterson is currently a director of Vacasa, Inc., Playa Hotels and Resorts, and Chairman of Accel Entertainment.

Education:

•  B.B.A. with high honors, University of Notre Dame

Director qualifications:

We believe that as a result of his experience as a director of several travel and technology companies, as a former executive of an online travel company, and through working with public companies, Mr. Peterson brings a keen strategic understanding of our industry, the competitive landscape and public company considerations. As Chair of the Board of Sabre, Mr. Peterson led the Board in connection with its ongoing focus on director refreshment, which the Board of Directors believes enhanced its skillset and added directors with diverse skills and attributes. In addition, Mr. Peterson has significant experience as a private equity investor, including experience with SPACs focusing on ESG, which provides important insights regarding financial and capital markets, as well as ESG matters.

Other current public company directorships:

•  Playa Hotels and Resorts (2017 to present)

•  Accel Entertainment, Inc. (2019 to present)

•  Vacasa, Inc. (2021 to present)

Former public company directorships since 2019:

•  TPG Pace Holdings (2017 to 2019) (SPAC)

•  TPG Pace Beneficial Finance (2020 to 2022) (SPAC)

•  TPG Pace Beneficial II Corp. (2021 to 2023) (SPAC)

•  TPG Pace Solutions (2021) (SPAC)

•  TPG Pace Tech Opportunities Corp. (2020 to 2021) (SPAC)

53, Director since March 2007
Former Senior Partner of TPG and Managing Partner, TPG Pace Group

32	|	Sabre Corporation 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

GREGG SARETSKY

Sabre committee membership:

•  Governance and Nominating Committee (chair)

•  Executive Committee

•  Technology Committee

Professional experience:

Mr. Saretsky retired in March 2018 from WestJet as President and Chief Executive Officer, a position he held since April 2010 after having joined WestJet in June 2009. During Mr. Saretsky’s tenure, WestJet doubled in size, started a regional airline subsidiary, inaugurated long haul international operations, all while achieving an investment-grade credit rating and recognition from Waterstone Human Capital for Canada’s most admired corporate culture. He was named Alberta’s Business Person of the Year for 2012 by Alberta Venture magazine. In 2013, Mr. Saretsky was also named Top New CEO of the Year by Canadian Business Magazine, an award bestowed on a CEO who has transformed his company within the first five years of his appointment. In addition, he received an Honorary Doctor of Laws from Concordia University in 2014 and was the recipient of the David Foster Foundation Visionary Award as Canada’s National Business Leader of the Year in 2015. Mr. Saretsky began his career in aviation with Canadian Airlines in 1985, after a short period in Commercial Banking, and rose through the ranks to the position of Vice-President, Airports, and Vice-President, Marketing, before joining Alaska Airlines in 1998 as Senior Vice-President, Marketing & Planning and then Executive Vice-President of Flight Operations and Marketing, responsible for the airline’s flight crews, operations, and consumer programs and activities. He led the development of Alaska Airlines’ alliance strategy and was instrumental in building new airline and tour operator partnerships. Mr. Saretsky has served as a board member of the Conference Board of Canada, Calgary Telus Convention Centre, Tourism Vancouver, and the University of British Columbia (UBC) and is currently Board Chair of the Fort McMurray/Wood Buffalo Economic Development & Tourism Corporation, a Director of RECARO, a German Industrial Company and a Director of IndiGo, India’s largest airline and low-cost carrier.

Education:

•  B.S. in Microbiology and Biochemistry, University of British Columbia, Vancouver

•  M.B.A. in Finance and Marketing, University of British Columbia, Vancouver

•  Advanced International Management, University of Alberta, Banff

Director qualifications:

Mr. Saretsky’s deep airline industry experience, including as the retired President and Chief Executive Officer of WestJet, and his leadership experience as an executive of airline companies provide critical insights regarding our customers and make him a valuable asset to our Board of Directors. In addition, his strong background in strategy and planning provides important insights to our Board of Directors.

64, Director since July 2020
Retired President and Chief Executive Officer, WestJet Lead Director, Sabre Corporation

Sabre Corporation 2024 Proxy Statement	|	33

PROPOSAL 1: ELECTION OF DIRECTORS

JOHN SCOTT

Sabre committee membership:

•  Compensation Committee (chair)

•  Executive Committee

•  Governance and Nominating Committee

Professional experience:

Mr. Scott is an experienced executive in the hospitality, leisure and entertainment industries with more than 25 years of consumer facing business expertise across complex global, multi-unit, multi-brand enterprises. Mr. Scott is a founder and has served as Chairman of Park House, a new private social club business located in Dallas, TX which seeks to redefine the private social club model, since 2015. He also served from 2017 through 2023 as Chairman of A&O Hotels, a European hybrid hotel and hostel platform. Most recently Mr. Scott served from 2012 through 2015 as President, Chief Executive Officer and a Director of Belmond Ltd., previously Orient-Express Hotels Ltd., a publicly-listed company engaged in the ownership and management of a global portfolio of luxury hotel, restaurants, tourist trains and cruise businesses in 22 countries. Prior to joining Belmond Ltd., he served from 2003 until 2011 as President and Chief Executive Officer of Rosewood Hotels & Resorts, an international luxury hotel ownership and management company. Mr. Scott currently serves as a director on the board of privately-held Subway Restaurant and previously served on the board of Kimpton Hotels and Restaurants, a private hotel and restaurant management company, SMU COX School of Business, and Cedar Fair Entertainment, a leading North American amusement park owner and operator.

Education:

•  B.A., Dartmouth College

•  M.B.A., Harvard University

Director qualifications:

Mr. Scott’s extensive experience as an executive in the hospitality, leisure and entertainment industries, including as President and Chief Executive Officer of Rosewood Hotels & Resorts and Belmond Ltd., provides important insights and contributions to our Board of Directors. Furthermore, our Board of Directors considers his significant experience in serving on the boards of private and public companies as providing a critical asset.

Former public company directorships since 2019:

•  Cedar Fair Entertainment (2010 to 2020)

58, Director since July 2020
Founder and Chairman of Park House

34	|	Sabre Corporation 2024 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

WENDI STURGIS

Sabre committee membership:

•  Compensation Committee

•  Governance and Nominating Committee

Professional experience:

Ms. Sturgis has served as Chief Executive Officer of cleverbridge GmbH, a global commerce and subscription billing platform, since December 2021. Previously, Ms. Sturgis served as the President of Lyte, Inc., a ticketing/consumer technology platform, from May to December 2021 and as its Chief Revenue Officer from January to April 2021. She has over twenty-five years of experience as a technology and marketing leader at some of the world’s largest tech companies. Prior to Lyte, Ms. Sturgis was a founding executive at Yext where she worked from 2011 to 2019, serving in multiple roles, including SVP of Sales and Services, Chief Customer Officer, and most recently, CEO of Yext Europe. She has previously held executive positions at Oracle, Gartner, Right Media, and Yahoo!, where she was Vice President of Account Management for North America in charge of the North American Search business. She is currently an independent director for The Container Store. She has served on multiple boards including Kustomer, Dailyworth.com, Student Transportation of America, Step Up Women’s Network, and Chair of the Georgia Tech Advisory Board. Ms. Sturgis currently serves as a trustee for the Georgia Tech Foundation.

Education:

•  B.S. in Industrial Management, Georgia Institute of Technology

Director qualifications:

We believe that Ms. Sturgis’ significant technology and marketing leadership experience, as well as her extensive executive officer experience, make her well qualified to serve as a member of our Board of Directors. In addition, her roles in the technology industry have provided her significant experience addressing cybersecurity matters, which is an important consideration for her service on our Board of Directors.

Diversity:

•  Identifies as Female

Other current public company directorships:

•  The Container Store Group, Inc. (2019 to present)

Former public company directorships since 2019:

•  Student Transportation of America (2013 to 2018)

57, Director since April 2021
Chief Executive Officer, cleverbridge GmbH

The Board of Directors unanimously recommends a vote FOR the election of the ten nominees for director.

Sabre Corporation 2024 Proxy Statement	|	35

PROPOSAL 1: ELECTION OF DIRECTORS

Director Compensation Program

2023 Compensation

Our Board of Directors, based on recommendations by the Compensation Committee, has adopted a formal compensation program for the non-employee members of our Board of Directors. This compensation program is designed to pay directors an appropriate amount for their services required as a director, while also seeking to align their interests with the long-term interests of our stockholders. When assessing the director compensation program, the Compensation Committee, with the assistance of its compensation consultant, compares the design and the compensation elements of the program to that of our compensation peer group. For information regarding our compensation peer group, see “Compensation Discussion and Analysis—Competitive Positioning.”

For 2023, this compensation program consisted of the following elements:

Type of Compensation	Dollar Value of Compensation Element

Annual cash retainer	$90,000, paid quarterly

Annual grant of restricted stock unit awards (vests in full on first anniversary of date of grant)	$160,000 value, awarded on the date of the annual meeting

Audit Committee chair annual cash retainer	additional $30,000, paid quarterly

Audit Committee member annual cash retainer	additional $15,000, paid quarterly

Compensation Committee chair annual cash retainer	additional $20,000, paid quarterly

Compensation Committee member annual cash retainer	additional $10,000, paid quarterly

Governance and Nominating Committee chair annual cash retainer	additional $15,000, paid quarterly

Governance and Nominating Committee member annual cash retainer	additional $10,000, paid quarterly

Technology Committee chair annual cash retainer	additional $15,000, paid quarterly

Technology Committee member annual cash retainer	additional $10,000, paid quarterly

In addition, the non-employee members of our Board of Directors were also eligible to receive a one-time restricted stock unit award with a grant date value of $400,000 in connection with their appointment to the Board of Directors, which vests ratably on a quarterly basis over four years from the date of grant.

Our Lead Director receives an additional annual cash retainer equal to $50,000, payable quarterly in arrears, for service as Lead Director.

Awards granted to non-employee directors (i) from 2014 through May 2016 were pursuant to the 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), (ii) from May 2016 to April 2019 were pursuant to the 2016 Omnibus Incentive Compensation Plan (the “2016 Omnibus Plan”), (iii) from April 2019 to March 2022 were pursuant to the 2019 Director Equity Compensation Plan (the “2019 Director Plan”), and (iv) during and after April 2022 were pursuant to the 2022 Director Plan. Each of the 2014 Omnibus Plan, the 2016 Omnibus Plan, the 2019 Director Plan and the 2022 Director Plan was approved by stockholders.

Non-Employee Directors Compensation Deferral Plan

We maintain the Sabre Corporation Non-Employee Directors Compensation Deferral Plan (the “Director Deferral Plan”), a non-qualified deferred compensation plan that allows non-employee directors to defer

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PROPOSAL 1: ELECTION OF DIRECTORS

receipt of all or a portion of the shares of our common stock subject to their restricted stock unit awards. Each participating non-employee director has a notional account established to reflect the vesting of his or her restricted stock unit awards and any associated notional dividend equivalents. Non-employee directors are fully vested in their accounts. Deferrals are distributed in the form of Sabre common stock after the director terminates his or her service on the Board of Directors or, if earlier, in the event of a change in control of Sabre.

2023 Director Compensation Table

The following table presents the total compensation for each person who served as a non-employee member of our Board of Directors during 2023. Mr. Menke, who is our Executive Chair of the Board, and Mr. Ekert, who is our CEO and President, do not receive any compensation for their service as directors and are not included in this table. The compensation received by Messrs. Ekert and Menke as employees is presented in the “2023 Summary Compensation Table” below.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

George Bravante, Jr.	$120,000	$160,000	$280,000

Hervé Couturier	$120,000	$160,000	$280,000

Rachel Gonzalez	$103,626	$160,000	$263,626

Gail Mandel	$115,000	$160,000	$275,000

Phyllis Newhouse	$115,000	$160,000	$275,000

Karl Peterson	$110,000	$160,000	$270,000

Zane Rowe	$113,407	$160,000	$273,407

Gregg Saretsky	$165,000	$160,000	$325,000

John Scott	$120,000	$160,000	$280,000

Wendi Sturgis	$110,000	$160,000	$270,000

(1)

The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock unit award for shares of our common stock granted during 2023, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 15, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee members of our Board of Directors from their awards.

(2)

The following table sets forth information on the restricted stock unit awards for shares of our common stock granted in 2023 and the aggregate number of shares of our common stock subject to such outstanding restricted stock unit awards held at December 31, 2023 by the non-employee members of our Board of Directors.

Sabre Corporation 2024 Proxy Statement	|	37

PROPOSAL 1: ELECTION OF DIRECTORS

Director	Grant Date	Restricted Stock Units Awarded in 2023 (#)		Restricted Stock Units Held at December 31, 2023 (#)

George Bravante, Jr.	04/26/2023	43,597	(a)	43,597	(a)

Hervé Couturier	04/26/2023	43,597		43,597

Rachel Gonzalez	04/26/2023	43,597		96,789

Gail Mandel	04/26/2023	43,597	(a)	47,169	(a)

Phyllis Newhouse	04/26/2023	43,597		53,293

Karl Peterson	04/26/2023	43,597	(a)	43,597	(a)

Zane Rowe	04/26/2023	43,597		43,597

Gregg Saretsky	04/26/2023	43,597		48,955

John Scott	04/26/2023	43,597	(a)	48,955	(a)

Wendi Sturgis	04/26/2023	43,597	(a)	53,293	(a)

(a)

Per election made by the non-employee director under the Director Deferral Plan, receipt of this restricted stock unit award for shares of our common stock was deferred until the end of the respective board member’s service.

The non-employee members of our Board of Directors are reimbursed for their actual travel and other out-of-pocket expenses in connection with their service on our Board of Directors and Board committees, and are eligible to receive reimbursement for up to $5,000 annually for director education programs. Non-employee directors are not otherwise provided perquisites or retirement benefits.

2024 Compensation

In February 2024, the Compensation Committee, with the assistance of Korn Ferry, reviewed the compensation program for the non-employee members of our Board of Directors. In its assessment, the Compensation Committee compared the design and the compensation elements of the program to that of the directors’ compensation programs of our peer group. Based on its review, the Compensation Committee recommended that, and the Board of Directors approved effective February 7, 2024, the one-time restricted stock unit award for appointments of new directors to the Board of Directors be eliminated and that newly appointed directors receive an equity award equal to the amount of the annual grant upon joining the Board of Directors, which award vests in full on the first anniversary of the date of grant. Newly appointed directors are not eligible to receive an additional annual grant in the year of their appointment if they are appointed before the date of the annual grant.

In March 2024, the Compensation Committee, with the assistance of Korn Ferry, reviewed the compensation for the non-executive Chair of the Board, including a review of compensation for that position at members of our peer group. Based on its review, the Compensation Committee recommended that, and the Board of Directors approved effective April 24, 2024 that the non-executive Chair of the Board receive an annual cash retainer of $160,000, payable quarterly, for service as non-executive Chair of the Board.

38	|	Sabre Corporation 2024 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Ernst & Young LLP (“Ernst & Young”) as the independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2024, and is requesting ratification by our stockholders. If our stockholders do not approve the selection of Ernst & Young, the selection of other independent auditors for the fiscal year ending December 31, 2025 will be considered by the Audit Committee.

Representatives of Ernst & Young are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to questions.

Principal Accounting Firm Fees

Our aggregate fees (excluding value added taxes) with respect to the fiscal years ended December 31, 2023 and 2022 to our principal accounting firm, Ernst & Young, were as follows (in thousands):

	2023	2022

Audit Fees(1)	$8,334	$7,925

Audit-Related Fees(2)	$538	$899

Tax Fees(3)	$724	$1,039

All Other Fees(4)	$1,362	$12

(1)

Audit fees consist of fees for the audit of our consolidated financial statements, the review of the unaudited interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or which include services provided in connection with our filings with the SEC under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Audit-related fees consist primarily of service organization control examinations and other attestation services.

(3)	Tax fees comprise fees for a variety of permissible services relating to international tax compliance, tax planning, and tax advice.

(4)	All other fees were paid for advisory and other assessment services and an online technical accounting research tool.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Ernst & Young to Sabre are pre-approved by the Audit Committee using the following procedures. At the first regularly scheduled meeting of the Audit Committee each year, the Audit Committee reviews a proposal, together with the related fees, to engage Ernst & Young for audit services. In addition, also at the first regularly scheduled meeting of the year, our Audit Committee reviews non-audit services to be provided by Ernst & Young during the year. At each subsequent in-person meeting, the Audit Committee reviews, if applicable, updated information regarding approved services and highlights any new audit and non-audit services to be provided by Ernst & Young. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews the individual requests for non-audit services and approves the services if acceptable to the Audit Committee.

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PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

Predictable and recurring covered services and their related fee estimates or fee arrangements are considered for general pre-approval by the full Audit Committee on an annual basis at the first regularly scheduled meeting of the year, based on information that is sufficiently detailed to identify the scope of the services to be provided. General pre-approval of any covered services is effective for the applicable fiscal year. A covered service and its related fee estimate or fee arrangement that has not received general pre-approval must be pre-approved by the Audit Committee or the Chair of the Audit Committee.

In considering whether to pre-approve a covered service, the Audit Committee considers the nature and scope of the proposed service in light of applicable law, as well as the principles and other guidance enunciated by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) with respect to auditor independence, including that an auditor cannot (1) function in the role of management, (2) audit his or her own work, or (3) serve in an advocacy role for his or her client. The Audit Committee also considers whether the independent auditors are best positioned to provide the most effective and efficient service, for reasons such as their familiarity with our business, people, culture, accounting systems, risk profile, and other factors, and whether the service might enhance our ability to manage or control risk, or improve audit quality. All these factors are considered as a whole, and no one factor is necessarily determinative. The Audit Committee is also mindful of the ratio of fees for audit to non-audit services in determining whether to grant pre-approval for any service, and considers whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve any individual covered services that are not the subject of general pre-approval and for which the aggregate estimated fees do not exceed $250,000. Actions taken are reported to the Audit Committee at its next Committee meeting. All services and fees in 2023 were pre-approved by the Audit Committee or the Chair of the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2024.

Audit Committee Report

The Audit Committee operates under a written charter adopted by the Board of Directors. In accordance with this charter, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of Sabre’s financial statements and internal control system. Management and the independent auditors are responsible for the planning and conduct of audits, as well as for any determination that Sabre’s financial statements are complete, accurate, and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee is responsible for the oversight of management and the independent auditors in connection with this process.

In addition, the Audit Committee is responsible for monitoring the independence of and the risk assessment procedures used by the independent auditors, selecting, and retaining the independent auditors, and overseeing compliance with various laws and regulations.

40	|	Sabre Corporation 2024 Proxy Statement

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITORS

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed Sabre’s audited financial statements with management and Ernst & Young, Sabre’s independent auditors. The Audit Committee also discussed with Ernst & Young all communications required by the auditing standards of the PCAOB.

The Audit Committee received the written disclosures and letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence and has discussed Ernst & Young’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in accordance with GAAP and on the opinion of Ernst & Young included in their report on Sabre’s financial statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sabre’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

George Bravante, Jr., Chair

Hervé Couturier

Gail Mandel

Phyllis Newhouse

Zane Rowe*

* Mr. Rowe retired from the Board of Directors effective February 16, 2024.

Sabre Corporation 2024 Proxy Statement	|	41

PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

In March 2024, our Board of Directors adopted the 2024 Omnibus Plan, subject to approval by our stockholders at the 2024 Annual Meeting.

We have the 2023 Omnibus Plan in place as of the date of this proxy statement, and as of December 31, 2023, there was a net of 6,396,104 shares of our common stock available for issuance under the 2023 Omnibus Plan, consisting of 9,048,998 shares available for issuance less 2,652,894 shares reserved for issuance for prior performance-based restricted stock unit awards. We do not expect to utilize any additional shares of common stock under the 2023 Omnibus Plan through the date of the 2024 Annual Meeting. We have also approved the grant of awards contingent on the approval of the 2024 Omnibus Plan, which is not included in this amount. See “—New Plan Benefits.” Subject to approval of the 2024 Omnibus Plan by stockholders, the 2024 Omnibus Plan will replace the 2023 Omnibus Plan for grants made after the 2024 Annual Meeting, which will also increase the number of shares authorized for issuance pursuant to our equity-based compensation plans.

The 2024 Omnibus Plan is a critical part of Sabre’s overall compensation program and is intended to promote the interests of Sabre and its stockholders by providing Sabre’s employees and other service providers, who are responsible for the management, growth, and protection of Sabre’s business, with incentives and rewards to encourage them to continue in the service of Sabre. The 2024 Omnibus Plan is designed to meet these objectives by providing employees with a proprietary interest aligned with the long-term growth, profitability, and financial success of Sabre.

As with the 2023 Omnibus Plan, our non-employee directors are not eligible to participate in the plan; instead, they participate in the 2022 Director Plan.

Alignment of 2024 Omnibus Plan with Stockholders’ Interests

The 2024 Omnibus Plan is designed to reinforce the alignment of our equity compensation opportunities for officers, employees and other service providers with stockholders’ interests and, as highlighted below, includes a number of noteworthy provisions.

•	No Discounted Stock Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

•

No Re-pricings/Cash Buyouts without Stockholder Approval. The 2024 Omnibus Plan prohibits, without stockholder approval, a stock option or a stock appreciation right from being repurchased for cash at a time when the exercise or strike price, as applicable, is equal to or greater than the fair market value of the underlying shares. The 2024 Omnibus Plan also prohibits any stock option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2024 Omnibus Plan can be automatically replenished.

•

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

•	No Automatic Grants. The 2024 Omnibus Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-ups. The 2024 Omnibus Plan does not provide for any tax gross-ups.

•

Compensation Recovery (“Clawback”). The 2024 Omnibus Plan provides that Sabre is entitled, to the extent permitted or required by applicable law, Sabre policy (including our Executive Compensation Recovery Policy), or the requirements of any national securities exchange on which Sabre’s shares are listed for trading, to claw back compensation paid by Sabre to a participant under the 2024 Omnibus Plan.

•

No Single Trigger Vesting Upon a Change in Control. The 2024 Omnibus Plan provides that all outstanding equity awards will become exercisable and/or vest in the event of a change in control of Sabre only if these awards are not assumed, continued, or substituted by the surviving corporation, or if the holder undergoes a qualifying termination of employment following a change in control of Sabre.

•

No Liberal Share Recycling. Shares of our common stock used to pay the exercise price (whether through actual or constructive transfer) or tax withholding requirements related to any award granted under the 2024 Omnibus Plan may not be regranted, issued, or transferred under the 2024 Omnibus Plan.

•	Minimum Vesting Period. 95% of the shares of our common stock issued pursuant to an equity award granted under the 2024 Omnibus Plan will be subject to a minimum one-year vesting requirement.

Key Data

The following table includes information regarding outstanding equity awards, shares available for grants of future equity awards under the 2023 Omnibus Plan and the 2022 Director Plan, and the total weighted number of shares of our common stock outstanding as of December 31, 2023 (and without giving effect to approval of this Proposal 3):

Total shares underlying outstanding options	1,747,755

Weighted average exercise price of outstanding options	$12.20

Weighted average remaining contractual life of outstanding options	5.46 years

Total shares underlying outstanding unvested restricted stock unit awards	20,585,195	(1)

Total shares available for grant	6,396,104	(2)

Total shares available for grant as full-value awards	6,396,104	(3)

Total weighted number of shares of common stock outstanding	346,566,752

(1)

Represents shares underlying outstanding unvested time-based restricted stock unit awards. As of December 31, 2023, there were also 5,870,614 shares underlying outstanding unvested performance-based restricted stock unit awards, assuming vesting at target levels.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

(2)

Total net shares available for grant under the 2023 Omnibus Plan as of December 31, 2023 were 6,396,104, which consists of 9,048,998 shares available for issuance less 2,652,894 shares reserved for issuance for prior performance-based restricted stock unit awards. Total shares available under the 2022 Director Plan as of December 31, 2023 were 361,408. Total shares projected to be available under the 2023 Omnibus Plan and under the 2022 Director Plan as of the Annual Meeting are projected to be 6,396,104 and 447,740, respectively.

(3)	Total shares available for grant as full-value awards under the 2023 Omnibus Plan and under the 2022 Director Plan as of the Annual Meeting are projected to be 6,396,104 and 447,740, respectively.

Based on our historical practice, the Board of Directors believes the shares available for grant under the 2024 Omnibus Plan will be sufficient to cover awards for approximately the next one to two years, depending on circumstances such as significant market value fluctuations, vesting levels of performance-based restricted stock unit awards, off-cycle awards, or acquisitions. Since our initial public offering in April 2014, we granted equity awards (gross equity grants, which do not reflect the impact of cancellations) representing a total of approximately 4,996,677 shares in 2014, 2,824,579 shares in 2015, 4,777,809 shares in 2016, 5,681,376 shares in 2017, 5,693,562 shares in 2018, 5,901,260 shares in 2019, 13,596,722 shares in 2020, 5,782,957 shares in 2021, 9,904,798 shares in 2022 and 20,852,209 in 2023. We do not expect to grant any equity awards under the 2023 Omnibus Plan through the date of the 2024 Annual Meeting. We have also approved the grant of awards contingent on the approval of the 2024 Omnibus Plan. See “—New Plan Benefits.”

Summary of Terms of the 2024 Omnibus Plan

The principal features of the 2024 Omnibus Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2024 Omnibus Plan, a copy of which is attached as Appendix A to this proxy statement and incorporated in this proxy statement by reference. Please refer to Appendix A for more information.

Term

Awards under the 2024 Omnibus Plan may be granted for a term of ten years following the date that stockholders approve the 2024 Omnibus Plan at the 2024 Annual Meeting.

Administration

The 2024 Omnibus Plan is administered by our Board of Directors, the Compensation Committee of our Board of Directors, or such other committee as designated by our Board of Directors (the “Committee”). Among the Committee’s powers under the 2024 Omnibus Plan is the power to determine those employees who will be granted awards and the amount, type, and other terms and conditions of awards. The Committee may also prescribe agreements evidencing or settling the terms of any awards, and any amendments thereto; grant awards alone or in addition to, in tandem with, or in substitution or exchange for (subject to restrictions on re-pricing stock options and stock appreciation rights, as described below), any other award, any award granted under the Prior Plans or that of any business entity we are acquiring, or any other right of the plan participant to receive payment from us.

“Prior Plans” mean, for the purpose of the 2024 Omnibus Plan, the 2023 Omnibus Plan, the Sabre Corporation 2021 Omnibus Incentive Compensation Plan (the “2021 Omnibus Plan”), the Sabre Corporation 2019 Omnibus Incentive Compensation Plan (the “2019 Omnibus Plan”), the Omnibus Plan, the Sabre Corporation 2014 Omnibus Incentive Compensation Plan (the “2014 Omnibus Plan”), the

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan (the “Sovereign 2012 MEIP”), the Sovereign Holdings, Inc. 2007 Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan (the “Sovereign MEIP”).

The Committee may delegate its powers and responsibilities under the 2024 Omnibus Plan, in writing, to a sub-committee of our Board of Directors, or delegate certain administration powers (not including the grant of awards) over the plan to one or more of our officers or employees.

The Committee has discretionary authority to interpret and construe any and all provisions of the 2024 Omnibus Plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the 2024 Omnibus Plan as it deems appropriate. Decisions of the Committee will be final, binding, and conclusive on all parties.

On or after the date of grant of any award, the Committee may accelerate the date on which any award becomes vested, exercisable, or transferable, provided that 95% of the shares underlying any stock-settled award must have a vesting period of at least one year from the date of grant. The Committee may also extend the term of any such award (including the period following a termination of a participant’s employment during which any such award may remain outstanding); waive any conditions to the vesting, exercisability, or transferability of any such award; grant other awards in addition to, in tandem with, or in substitution or exchange for any award granted under the 2024 Omnibus Plan, any Prior Plan, or any equity compensation plan of any business entity we are acquiring (subject to restrictions on re-pricing stock options and stock appreciation rights, as described below); or provide for the payment of dividends or dividend equivalents with respect to any such award. The Committee does not have the authority and may not take any such action described in this section to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

We will not re-price any stock option or stock appreciation right without the approval of our stockholders.

Shares Available for Issuance

•	Available Shares. The aggregate number of shares of our common stock which may be issued under the 2024 Omnibus Plan may not exceed the sum of:

(1)	23,500,000 shares,

(2)	the number of shares that remain available for issuance under the Prior Plans as of April 24, 2024, and

(3)

the number of shares subject to outstanding awards under the Prior Plans that may become available if the underlying awards expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such plans.

•	Incentive Stock Options. The number of shares that may be covered by incentive stock options under the 2024 Omnibus Plan may not exceed 23,500,000 shares in the aggregate.

•	The shares to be delivered under the 2024 Omnibus Plan may be authorized and unissued shares or shares held in or acquired for our treasury, or both.

In general, if awards under the 2024 Omnibus Plan expire or are forfeited, cancelled, or terminated without the issuance of shares, or are settled for cash in lieu of shares, or are exchanged for an award not

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

involving shares, the shares covered by such awards will again become available for the grant of awards under the 2024 Omnibus Plan. However, if the exercise price or tax withholding requirements related to any award under the 2024 Omnibus Plan are satisfied through our withholding of shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, the number of shares equal to such withheld or transferred shares, as applicable, will no longer be available for issuance under the 2024 Omnibus Plan.

Shares covered by awards granted pursuant to the 2024 Omnibus Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as issued under the 2024 Omnibus Plan.

Individual Participant Share Limits Per Fiscal Year under the 2024 Omnibus Plan

•	Options. 3,000,000 shares

•	Stock Appreciation Rights. 3,000,000 shares

•	Other Stock-Based Awards. 3,000,000 shares

Individual Limits on Cash Incentive Awards

•

Cash Incentive Awards. The amount payable in respect of a cash incentive award granted to any participant in a single fiscal year that is subject to performance-based vesting may not exceed $5,000,000.

Eligibility for Participation

The individuals eligible to receive awards under the 2024 Omnibus Plan are our employees (including prospective employees who have been offered employment) and other individual service providers and those of our subsidiaries, as selected by the Committee.

As of December 31, 2023, approximately 6,343 employees would be eligible to participate in the 2024 Omnibus Plan. During 2023, a total of approximately 768 individuals received awards under the 2023 Omnibus Plan.

Cash Incentive Awards

The Committee may grant cash incentive awards. Cash incentive awards may be settled in cash or in other property, including shares of our common stock.

Stock Options and Stock Appreciation Rights

The Committee may grant non-qualified stock options and incentive stock options to purchase shares of our common stock. The Committee will determine the number of shares of our common stock subject to each option, the vesting schedule (provided that no option may be exercisable after the expiration of ten years after the date of grant), the method and procedure to exercise vested options, restrictions on transfer of options and any shares acquired pursuant to the exercise of an option, and the other terms of each option. The exercise price per share of common stock covered by any option may not be less than 100% of the fair market value of a share of common stock on the date of grant.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

Additionally, with respect to “incentive stock options” (within the meaning of Section 422 of the Code), the aggregate fair market value of shares with respect to incentive stock options that are exercisable for the first time by a participant during any calendar year under the 2024 Omnibus Plan or any of our other stock option plans may not exceed $100,000. To the extent the fair market value of such shares exceeds $100,000, the incentive stock options granted to such participant, to the extent and in the order required by regulations, automatically will be deemed to be non-qualified stock options, but all other terms and provisions of such option will remain unchanged. No incentive stock option may be granted to a 10% stockholder unless the exercise price of the option is at least 110% of the fair market value of a share of our common stock at the time such incentive stock option is granted and such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

Other Stock-Based Awards

The Committee may grant other stock, stock-based, or stock-related awards in such amounts and subject to such terms and conditions as determined by the Committee. Each such other stock-based award may (i) involve the transfer of actual shares of our common stock to the participant, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each award must be denominated in, or must have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Performance-Based Compensation, Performance Goals and Measures

The Committee may grant performance-based compensation to a participant payable upon the attainment of specific performance goals. The performance goals may include any one or more of the following, including in combination: adjusted net earnings, appreciation in and/or maintenance of the price of common stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, improvements or attainment of working capital levels or debt reduction, or such other measures as the Committee may determine from time to time.

Performance goals may relate to individual performance, company performance, or business unit performance.

In addition, any performance measure may be used to measure the performance of Sabre or a subsidiary as a whole or any business unit of Sabre or a subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

The Committee may, subject to the terms of the 2024 Omnibus Plan, amend previously granted awards whose grant, vesting, or payment is subject to performance-based measures.

Stockholder Rights

No person will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2024 Omnibus Plan until the date of the issuance of such shares on our books and records.

Amendment and Termination

Notwithstanding any other provision of the 2024 Omnibus Plan, our Board of Directors may at any time suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a national securities exchange requires stockholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval.

Transferability

Awards granted under the 2024 Omnibus Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of non-qualified stock options subject to conditions and limitations as determined by the Committee; however, awards (other than incentive stock options and tandem stock appreciation rights) may be transferred during the lifetime of the participant, and may be exercised by these transferees during the lifetime of the participant, but only to the extent the transfers are permitted by the Committee.

Change in Control

Except as otherwise set forth in a participant’s award agreement, in the event (i) a participant has a qualifying termination of employment following a change in control of Sabre or (ii) of a change in control of Sabre in which outstanding awards are not assumed, continued, or substituted by the surviving corporation:

•

All deferral of settlement, forfeiture conditions, and other restrictions applicable to awards granted under the 2024 Omnibus Plan will lapse, and such awards will be deemed fully vested as of the time of the change-in-control transaction without regard to deferral and vesting conditions, and

•	Any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested as of the time of the change in control of Sabre.

For purposes of this provision, a “qualifying termination of employment” means with respect to a participant, (i) a termination of such participant’s employment by Sabre, the surviving corporation (or any of Sabre’s or the surviving corporation’s then-affiliated entities) without cause or by the participant for good reason (as such terms are defined in the 2024 Omnibus Plan), or (ii) a termination of such participant’s employment in the event of the participant’s death or disability, in each case, following a change in control of Sabre.

New Plan Benefits

Other than as set forth in the table below, all awards made under the 2024 Omnibus Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2024

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

Omnibus Plan are not determinable at this time. The closing price of our common stock, as reported on the Nasdaq Stock Market, on February 29, 2024 was $2.65 per share. See “Executive Compensation—2023 Grants of Plan-Based Awards,” which provides information on the equity awards granted to the named executive officers in 2023.

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of the awards to be made under the 2024 Omnibus Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2024 Omnibus Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Incentive Stock Options

A participant will not recognize taxable income at the time of grant of an incentive stock option, and we will not be entitled to a tax deduction at such time. A participant will not recognize taxable income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred to the participant in connection with the exercise of such incentive stock option, any gain or loss arising from a taxable disposition of such shares will be taxed as long-term capital gain or loss, and we will not be entitled to any tax deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

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PROPOSAL 3: APPROVAL OF THE SABRE CORPORATION 2024 OMNIBUS INCENTIVE COMPENSATION PLAN

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock award, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding tax deduction at the time the ordinary income is recognized by the participant, except to the extent the deduction limits of Section 162(m) of the Code apply. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding tax deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Stock-Based Awards

The grant, exercise or settlement of other stock-based awards granted under the 2024 Omnibus Plan may be taxable based on the specific terms and conditions of such awards.

Section 162(m) Limitations

Section 162(m) of the Code generally places a $1 million annual limit on a public company’s federal income tax deduction for compensation paid to certain senior executives. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to us.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2024 Omnibus Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences to them of participating in the 2024 Omnibus Plan.

The Board of Directors unanimously recommends a vote FOR approval of the Sabre Corporation 2024 Omnibus Incentive Compensation Plan.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

In March 2024, our Board of Directors adopted the 2024 Director Plan, subject to approval by our stockholders at the 2024 Annual Meeting.

We have the 2022 Director Plan in place as of the date of this proxy statement, and as of December 31, 2023, there were 361,408 shares of our common stock available for issuance under the 2022 Director Plan. We expect to have 447,740 shares of our common stock shares available for issuance as of the 2024 Annual Meeting. Subject to approval of the 2024 Director Plan by stockholders, the 2024 Director Plan will replace the 2022 Director Plan for grants made after the 2024 Annual Meeting, which will also increase the number of shares authorized for issuance to our non-employee directors pursuant to this equity-based compensation plan.

The 2024 Director Plan is intended to promote the interests of Sabre and its stockholders by providing certain compensation to eligible directors of Sabre to encourage the highest level of performance by providing them with a proprietary interest in Sabre’s success and progress by granting them awards under the 2024 Director Plan.

Alignment of 2024 Director Plan with Stockholders’ Interests

The 2024 Director Plan is designed to reinforce the alignment of our compensation opportunities for eligible directors with stockholders’ interests and, as highlighted below, includes a number of provisions that we believe are consistent with good compensation practices.

•	No Discounted Stock Options. Stock options may not be granted with an exercise price lower than the fair market value of the underlying shares on the date of grant.

•

No Re-pricings/Cash Buyouts without Stockholder Approval. The 2024 Director Plan prohibits, without stockholder approval, a stock option or a stock appreciation right from being repurchased for cash at a time when the exercise or strike price, as applicable, is equal to or greater than the fair market value of the underlying shares. The 2024 Director Plan also prohibits any stock option or stock appreciation right from being re-priced, replaced, re-granted through cancellation, or modified without stockholder approval if the effect would be to reduce the exercise or strike price, as applicable, for the shares underlying the option or stock appreciation right.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the 2024 Director Plan can be automatically replenished.

•

No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Compensation Committee.

•	No Automatic Grants. The 2024 Director Plan does not provide for “reload” or other automatic grants to participants.

•	No Tax Gross-ups. The 2024 Director Plan does not provide for any tax gross-ups.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

•

Compensation Recovery (“Clawback”). The 2024 Director Plan provides that Sabre is entitled, to the extent permitted or required by applicable law, Sabre policy, or the requirements of any national securities exchange on which Sabre’s shares are listed for trading, to claw back compensation paid by Sabre to a participant under the 2024 Director Plan.

•

No Single Trigger Vesting Upon a Change in Control. The 2024 Director Plan provides that all outstanding equity awards will become exercisable and/or vest in the event of a change in control of Sabre only if these awards are not assumed, continued, or substituted by the surviving corporation, or if the holder’s service on the Board terminates in connection with a change in control of Sabre.

•

No Liberal Share Recycling. Shares of our common stock used to pay the exercise price (whether through actual or constructive transfer) or tax withholding requirements related to any award granted under the 2024 Director Plan may not be regranted, issued, or transferred under the 2024 Director Plan.

Key Data

The following table includes information regarding outstanding equity awards for eligible directors, shares available for grants of future equity awards under the 2022 Director Plan, and total shares of common stock outstanding as of December 31, 2023 (and without giving effect to approval of this Proposal 4):

Total shares underlying outstanding unvested restricted stock unit awards	522,842	(1)
Total shares available for grant under the 2022 Director Plan	361,408	(2)
Total shares available for grant as full-value awards under the 2022 Director Plan	361,408	(3)
Total shares of common stock outstanding	379,568,979

(1)

Represents shares underlying outstanding unvested time-based restricted stock unit awards for eligible directors. As of December 31, 2023, there were no shares underlying outstanding options or outstanding unvested PSU awards for eligible directors.

(2)	Total shares available for grant as of the Annual Meeting are projected to be 447,740.

(3)	Total shares available for grant as full-value awards as of the Annual Meeting are projected to be 447,740.

Based on our historical practice and assuming no change in the number of eligible participants immediately following the Annual Meeting, the Board of Directors believes the shares available for grant under the 2024 Director Plan will be sufficient to cover awards for approximately the next two years. Since our initial public offering in April 2014, we granted equity awards (gross equity grants, which do not reflect the impact of cancellations) to eligible directors representing a total of approximately 67,912 shares in 2014, 142,199 shares in 2015, 295,464 shares in 2016, 250,823 shares in 2017, 64,173 shares in 2018, 92,748 in 2019, 208,034 shares in 2020, 166,336 shares in 2021, 202,430 shares in 2022, and 435,970 shares in 2023.

Summary of Terms of the 2024 Director Plan

The principal features of the 2024 Director Plan are described below. This summary is qualified in its entirety by reference to the full text of the 2024 Director Plan, a copy of which is attached as Appendix B to this proxy statement and incorporated in this proxy statement by reference. Please refer to Appendix B for more information.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

Term

Awards under the 2024 Director Plan may be granted for a term of ten years following the date that stockholders approve the 2024 Director Plan at the 2024 Annual Meeting.

Administration

The 2024 Director Plan is administered by our Board of Directors, the Compensation Committee of our Board of Directors, or such other committee as designated by our Board of Directors (the “Committee”). Among the Committee’s powers under the 2024 Director Plan is the power to determine those individuals who will be granted awards and the amount, type, and other terms and conditions of awards. Our Board of Directors may grant awards to the non-employee members of our Board of Directors. The Committee may also prescribe agreements evidencing or settling the terms of any awards, and any amendments thereto; grant awards alone or in addition to, in tandem with, or in substitution or exchange for, any other award, any award of any business entity we are acquiring, or any other right of the plan participant to receive payment from us.

The Committee may delegate its powers and responsibilities under the 2024 Director Plan, in writing, to a sub-committee of our Board of Directors, or to any other individual as the Committee deems advisable, under any conditions and subject to any limitations that the Committee may establish.

The Committee has discretionary authority to interpret and construe any and all provisions of the 2024 Director Plan and the terms of any award (or award agreement) granted thereunder and to adopt and amend such rules and regulations for the administration of the 2024 Director Plan as it deems appropriate. Decisions of the Committee will be final, binding and conclusive on all parties.

On or after the date of grant of any award, the Committee may accelerate the date on which any award becomes vested, exercisable, or transferable. The Committee may also extend the term of any such award (including the period following a termination of a participant’s provision of services during which any such award may remain outstanding); waive any conditions to the vesting, exercisability, or transferability of any such award; grant other awards in addition to, in tandem with, or in substitution or exchange for any award granted under the 2024 Director Plan or any equity compensation plan of any business entity we are acquiring; or provide for the payment of dividends or dividend equivalents with respect to any such award, provided that no dividend equivalents may be paid on any award until such time as the underlying award has vested, and any dividends payable in respect of awards of restricted stock may not vest unless and until the restricted stock awards to which such dividends relate have also vested. The Committee does not have the authority and may not take any such action described in this section to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code.

We will not re-price any stock option or stock appreciation right without the approval of our stockholders.

Shares Available for Issuance

•	Available Shares. The aggregate number of shares of our common stock which may be issued under the 2024 Director Plan may not exceed the sum of:

(1)	1,500,000 shares,

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

(2)	the number of shares that remain available for issuance under the Prior Plans as of April 24, 2024, and

(3)

the number of shares subject to outstanding awards under the Prior Plans that may become available if the underlying awards expire, are forfeited, cancelled, or terminated, are settled for cash, or otherwise become available in accordance with the terms of such plan.

•	The shares to be delivered under the 2024 Director Plan may be authorized and unissued shares or shares held in or acquired for our treasury, or both.

“Prior Plans” mean, for the purpose of the 2024 Director Plan, the 2022 Director Plan and the 2019 Director Plan.

In general, if awards under the 2024 Director Plan expire or are forfeited, cancelled or terminated without the issuance of shares, or are settled for cash in lieu of shares, or are exchanged for an award not involving shares, the shares covered by such awards will again become available for the grant of awards under the 2024 Director Plan. However, if the exercise price or tax withholding requirements related to any award under the 2024 Director Plan are satisfied through our withholding of shares otherwise then deliverable in respect of an award or through actual or constructive transfer to us of shares already owned, the number of shares equal to such withheld or transferred shares, as applicable, will no longer be available for issuance under the 2024 Director Plan.

Shares covered by awards granted pursuant to the 2024 Director Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as issued under the 2024 Director Plan.

Individual Director Share Limits Per Fiscal Year under the 2024 Director Plan

•

Initial Appointment Awards. The aggregate values of options and other stock-based awards granted to any participant in connection with his or her initial appointment as a non-employee director may not exceed $600,000, determined based on the aggregate fair market value of the awards on the grant date.

•

Other Awards. The aggregate values of options and other stock-based awards granted to any participant in a single fiscal year may not exceed $500,000, determined based on the aggregate fair market value of the awards on the grant date.

Individual Limits on Cash Awards

•

Cash Awards. The amount payable with respect to any cash award granted under the Plan to any participant in a single fiscal year, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000.

Eligibility for Participation

The individuals eligible to receive awards under the 2024 Director Plan are those members of the Board who are not also employees of Sabre or any of its subsidiaries at the time such award is granted, as selected by the Committee.

As of December 31, 2023, ten directors were eligible to participate in the 2024 Director Plan. During 2023, a total of ten directors received awards under the 2022 Director Plan.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

Cash Awards

The Committee may grant cash awards. Cash awards may be settled in cash or in other property, including shares of our common stock.

Stock Options and Stock Appreciation Rights

The Committee may grant non-qualified stock options to purchase shares of our common stock. The Committee will determine the number of shares of our common stock subject to each option, the vesting schedule (provided that no option may be exercisable after the expiration of ten years after the date of grant), the method and procedure to exercise vested options, restrictions on transfer of options and any shares acquired pursuant to the exercise of an option, and the other terms of each option. The exercise price per share of common stock covered by any option may not be less than 100% of the fair market value of a share of common stock on the date of grant.

Other Stock-Based Awards

The Committee may grant other stock, stock-based or stock-related awards in such amounts and subject to such terms and conditions as determined by the Committee. Each such other stock-based award may (i) involve the transfer of actual shares of our common stock to the participant, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each award must be denominated in, or must have a value determined by reference to, a number of shares of our common stock that is specified at the time of the grant of such award.

Stockholder Rights

No person will have any rights as a stockholder with respect to any shares of our common stock covered by or relating to any award granted pursuant to the 2024 Director Plan until the date of the issuance of such shares on our books and records.

Amendment and Termination

Notwithstanding any other provision of the 2024 Director Plan, our Board of Directors may at any time suspend or discontinue the plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a national securities exchange requires stockholder approval for any such revision or amendment to be effective, such revision or amendment will not be effective without such approval.

Transferability

Awards granted under the 2024 Director Plan are generally nontransferable (other than by will or the laws of descent and distribution), except that the Committee may provide for the transferability of non-qualified stock options subject to conditions and limitations as determined by the Committee; however, awards may be transferred during the lifetime of the participant, and may be exercised by these transferees during the lifetime of the participant, but only to the extent the transfers are permitted by the Committee.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

Change in Control

Except as otherwise set forth in a participant’s award agreement, in the event (i) a participant’s service on the Board terminates in connection with a change in control of Sabre or (ii) of a change in control of Sabre in which outstanding awards are not assumed, continued, or substituted by the surviving corporation:

•

All deferral of settlement, forfeiture conditions and other restrictions applicable to awards granted under the 2024 Director Plan will lapse and such awards will be deemed fully vested as of the time of the change-in-control transaction without regard to deferral and vesting conditions, and

•	Any award carrying a right to exercise that was not previously exercisable and vested will become fully exercisable and vested as of the time of the change in control of Sabre.

New Plan Benefits

All awards made under the 2024 Director Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the 2024 Director Plan are not determinable at this time. The closing price of our common stock, as reported on the Nasdaq Stock Market, on February 29, 2024 was $2.65 per share. Under our current compensation program for non-employee members of our Board of Directors, following the Annual Meeting, each eligible director, other than directors elected to the Board of Directors in 2024 prior to the Annual Meeting, will receive the annual grant of restricted stock unit awards with a grant date value of $160,000, which will vest in full on the first anniversary of the date of grant. The number of shares to be received pursuant to this grant will depend on the closing stock price on the date of the Annual Meeting. See “Proposal 1: Election of Directors—Director Compensation,” which provides information on the equity awards granted to our non-employee directors in 2023.

U.S. Federal Income Tax Consequences

The following is a summary of certain federal income tax consequences of the awards to be made under the 2024 Director Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the 2024 Director Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Non-Qualified Stock Options

A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and we generally will be entitled to a corresponding tax deduction.

Stock Appreciation Rights

A participant will not recognize taxable income at the time of grant of a stock appreciation right, and we will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by us, and we generally will be entitled to a corresponding tax deduction.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

Restricted Stock

A participant will not recognize taxable income at the time of grant of shares of restricted stock award, and we will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. We are entitled to a corresponding tax deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. We will be entitled to a corresponding tax deduction.

Restricted Stock Units

A participant will not recognize taxable income at the time of grant of a restricted stock unit, and we will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by us, and we will be entitled to a corresponding deduction.

Other Stock-Based Awards

The grant, exercise or settlement of other stock-based awards granted under the 2024 Director Plan may be taxable based on the specific terms and conditions of such awards.

The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 2024 Director Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences to them of participating in the 2024 Director Plan.

The Board of Directors unanimously recommends a vote FOR approval of the Sabre Corporation 2024 Director Equity Compensation Plan.

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PROPOSAL 4: APPROVAL OF THE SABRE CORPORATION 2024 DIRECTOR EQUITY COMPENSATION PLAN

Equity Compensation Plan Information

The following table gives information about our common stock that may be issued upon the exercise of options, warrants, and rights under all of our equity compensation plans as of December 31, 2023.

	Number of securities to be issued upon exercise of outstanding options (a)	Weighted average exercise price of outstanding options (b)	Number of securities remaining available for future issuance under equity compensation plans (c)

Equity compensation plans approved by stockholders	28,388,434	$12.20	9,410,406

Equity compensation plans not approved by stockholders	—	—	—

(a)

Includes shares of common stock to be issued upon the exercise of outstanding options under our 2023 Omnibus Plan, 2022 Director Plan, 2021 Omnibus Plan, 2019 Omnibus Plan, 2019 Director Plan, 2016 Omnibus Plan, 2014 Omnibus Plan and the Sovereign 2012 MEIP. Also includes 26,640,679 restricted share units under our 2023 Omnibus Plan, 2021 Omnibus Plan, 2019 Omnibus Plan, 2016 Omnibus Plan, and 2014 Omnibus Plan (including shares that may be issued pursuant to outstanding performance-based restricted share units, assuming the target award is met; actual shares may vary, depending on actual performance. Performance-based restricted share units granted prior to 2022 reflect the current expected payout of 125%).

(b)	Excludes restricted stock unit awards, which do not have an exercise price.

(c)	Excludes securities reflected in column (a).

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PROPOSAL 5: AMENDMENT TO OUR CERTIFICATE OF INCORPORATION REGARDING OFFICER EXCULPATION

PROPOSAL 5: AMENDMENT TO OUR CERTIFICATE OF INCORPORATION REGARDING OFFICER EXCULPATION

In February 2024, our Board of Directors declared advisable and voted to approve and to recommend that our stockholders adopt an amendment to our Certificate of Incorporation to provide for the elimination of monetary liability of certain officers of Sabre in certain limited circumstances, as set forth in Appendix C and incorporated by reference.

The State of Delaware, which is our state of incorporation, has enacted legislation that amended the Delaware General Corporation Law (“DGCL”) to enable Delaware corporations to include in their certificates of incorporation limitations on the personal monetary liability of certain officers for breach of fiduciary duty in limited circumstances. In light of this legislation and for the reasons set forth below, we are proposing to amend Sabre Corporation’s Certificate of Incorporation to limit the liability of certain of our officers in specific circumstances, as permitted by Delaware law. The new Delaware legislation only permits, and the proposed amendment would only permit, exculpation of certain of our officers for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions. The proposed amendment would not eliminate any officer’s monetary liability:

•	for breach of the officer’s duty of loyalty to Sabre Corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	for any transaction from which the officer derived an improper personal benefit, or

•	for claims brought by Sabre itself or for derivative claims brought by stockholders in the name of Sabre.

The Sabre officers that would be covered by this provision would be our president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, and chief accounting officer who served at any time during the course of conduct alleged in the action or proceeding to be wrongful, any other officer identified in our public filings with the SEC as one of our most highly compensated executive officers at any time during the course of conduct alleged in the action or proceeding to be wrongful and any officer who has, by written agreement with Sabre, consented to be identified as an officer for these purposes. Similar to what is provided for director exculpation, the proposed amendment provides that if the DGCL is further amended to eliminate or limit the personal liability of officers, the liability of officers will be limited to the fullest extent permitted by law, as so amended.

As of the date of this proxy statement, our Certificate of Incorporation provides for exculpation of directors to the extent permitted by the DGCL but does not include a similar provision that would allow for the exculpation of officers. We are asking that the stockholders approve an amendment to the exculpation provision to include exculpation of officers to the fullest extent permitted by the DGCL.

Reasons for the Proposed Amendment

The DGCL has long permitted Delaware corporations to include provisions in their certificates of incorporation eliminating monetary liability of directors to the fullest extent permitted by Delaware law, and our Certificate of Incorporation includes such a provision. Until the recent changes to the DGCL were

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PROPOSAL 5: AMENDMENT TO OUR CERTIFICATE OF INCORPORATION REGARDING OFFICER EXCULPATION

enacted, Delaware corporations were not able to provide similar protection to officers. After careful consideration, the Board of Directors believes that it is in Sabre’s and its stockholders’ best interest to amend the certification of incorporation to eliminate monetary liability for certain officers to the fullest extent permitted by Delaware law. In the absence of this protection, particularly amid the recent trend of plaintiffs increasingly naming corporate officers as defendants in stockholder litigation, qualified officers might be deterred from serving as officers or, while officers, from making business decisions that involve risk, due to potential exposure to personal monetary liability for business decisions that in hindsight are not successful.

The nature of the role of officers often requires them to make difficult decisions on crucial matters, frequently in response to time-sensitive opportunities and challenges. These decisions can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight. The Board of Directors believes that it is reasonable to limit our officers’ concern about personal risk and will empower them to better exercise their business judgment in furtherance of stockholder interests. The Board of Directors believes this will help limit litigation that names officers as defendants, when directors cannot be named because of their exculpatory protection, as a litigation strategy to compel settlement offers. It is important to note that, as set forth in the proposed amendment and in accordance with the DGCL, the exculpation that would be afforded to our officers is more limited than what is afforded to our directors in that officers may not be exculpated from liability in any action brought by or in the right of Sabre.

The Board of Directors expects that exculpation clauses applicable to officers will become widely used by public corporations, including our peers, and that failing to adopt the proposed amendment could negatively impact our ability to recruit (and retain) exceptional officer candidates who value the protection from potential exposure to liabilities, costs of defense, and other risks of proceedings that would be afforded by protection similar to that afforded by the proposed amendment. Additionally, the proposed amendment will align the protections for our officers with those protections already afforded to our directors. The Board of Directors believes that all of this will in turn benefit our stockholders by reducing threatened litigation, attorneys’ fees, and costs of litigation, and enhancing recruiting and retention of skilled officers.

For the reasons stated above, the Board of Directors believes that it is in the best interests of Sabre and its stockholders that the proposed amendment be approved. The proposed amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any officer or as a result of any pending litigation.

Sabre’s officers will receive the protections from liability afforded by the proposed amendment effective upon Sabre filing a certificate of amendment setting forth the proposed amendment with the Delaware Secretary of State, anticipated to occur on or about the date of the meeting of stockholders if the proposed amendment is adopted by the stockholders.

Effect of the Proposed Amendment

Approval of this Proposal 5 constitutes approval of the proposed amendment set forth in Appendix C. In Appendix C, additions are indicated by double underlining and deletions are indicated by strikethroughs. This description of the proposed amendment is a summary and is qualified by the complete text of the proposed amendment.

The Board of Directors unanimously recommends a vote FOR the approval of the amendment to our Certificate of Incorporation regarding officer exculpation.

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PROPOSAL 6: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL 6: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In “Compensation Discussion and Analysis” and the executive compensation tables following that section, we describe in detail our executive compensation program, including its objectives, policies and components. As discussed in Compensation Discussion and Analysis, the Compensation Committee seeks to observe the following principles:

•

Retain and attract top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for executives in designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

For a more detailed discussion of how our executive compensation program reflects these objectives, policies, and principles, including information about the 2023 compensation of our named executive officers, see “Compensation Discussion and Analysis.” The Compensation Committee and our Board of Directors believe that the policies, practices, and compensation components described in “Compensation Discussion and Analysis” are effective in achieving our objectives in light of the current environment.

We are asking our stockholders to indicate their support for our executive compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the objectives, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Corporation’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

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PROPOSAL 6: ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

This proposal is being presented pursuant to Section 14A of the Exchange Act. The say-on-pay vote is advisory and is therefore not binding on us, the Compensation Committee, or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against our executive compensation program as disclosed in this proxy statement, will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis addresses the principles underlying our executive compensation program and the policies and practices that contributed to our executive compensation actions and decisions for the year ended December 31, 2023 for our named executive officers. For 2023, our named executive officers were:

Name	Position
Kurt Ekert	Chief Executive Officer and President(1)
Michael Randolfi	Executive Vice President and Chief Financial Officer
Ann Bruder	Executive Vice President and Chief Legal Officer
Roshan Mendis	Executive Vice President and Chief Commercial Officer, Travel Solutions
Shawn Williams	Executive Vice President and Chief People Officer
Sean Menke	Executive Chair of the Board (former Chief Executive Officer)(2)
David Moore	Former Executive Vice President and Chief Technology Officer(3)

(1)	Mr. Ekert was elected Chief Executive Officer and President effective as of April 27, 2023; he previously served as President.

(2)

Mr. Menke served as Chair of the Board and Chief Executive Officer until April 27, 2023, when he transitioned to serve solely as Executive Chair of the Board. On March 4, 2024, the Board of Directors elected to have Mr. Menke transition from Executive Chair to Special Advisor, effective immediately prior to the Annual Meeting, and Mr. Menke has announced his retirement from the Board of Directors, effective immediately prior to the Annual Meeting.

(3)	Mr. Moore ceased serving as Executive Vice President and Chief Technology Officer effective as of May 8, 2023, and his last day of employment with Sabre was July 1, 2023.

Executive Summary

Business Overview

We delivered significant commercial successes, efficiency gains, and product innovation achievements in 2023 that drove strong financial results, including compelling growth in revenue and Adjusted EBITDA, and achievement of our free cash flow objective. These items were reflected in our full-year 2023 financial results:

•	Revenue totaled $2.9 billion, a 15% improvement versus revenue of $2.5 billion in 2022.

•	Net loss attributable to common stockholders totaled $542 million, and diluted net loss attributable to common stockholders per share was $1.56 versus $1.40 in 2022.

•	Adjusted EBITDA was $337 million, a 416% improvement versus Adjusted EBITDA of $65 million in 2022.

•	Adjusted EPS was $(0.52), versus $(1.14) in 2022.

•	With regards to Sabre’s full year 2023 cash flows (versus prior year):

•	Cash provided by operating activities totaled $56 million (versus cash used in operating activities of $276 million),

•	Cash used in investing activities totaled $110 million (versus cash provided by investing activities of $174 million),

•	Cash used in financing activities totaled $94 million (versus $75 million),

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COMPENSATION DISCUSSION AND ANALYSIS

•	Capitalized expenditures totaled $87 million (versus $69 million), and

•	Free Cash Flow was negative $31 million, inclusive of approximately $54 million of restructuring costs (versus negative $346 million).

See Appendix D for a reconciliation of certain non-GAAP and GAAP financial measures presented.

2023 Stockholder Engagement

Since 2016, we have maintained an ongoing, proactive stockholder engagement program. Throughout the year, members of our Investor Relations team, Corporate Secretary’s office, Corporate Responsibility and executive compensation team engage with our stockholders to seek their input on topics of interest to them, including related to our strategy, compensation, Board, sustainability and other governance matters. We actively engage with our stockholders on a year-round basis and integrate the information we learn through these discussions into our governance calendar.

2023 Stockholder Engagement Program – Highlights and Statistics

Scope of Outreach

• Contacted 10 stockholders, representing approximately 58% of our then outstanding shares

• Met with 5 stockholders, representing approximately 40% of our outstanding shares (including our three largest stockholders)

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COMPENSATION DISCUSSION AND ANALYSIS

2023 Stockholder Engagement Program – Highlights and Statistics

Outreach Team

• Members of the management team (subject matter experts), including the Chief People Officer, members of the executive compensation team, the Corporate Secretary, the Chief Communications and Corporate Responsibility Officer, and members of the Investor Relations team

• Our Lead Director and Chair of the Governance and Nominating Committee also met with one stockholder

Topics Discussed

• Our executive compensation program, including short- and long-term incentive structure

• Our ongoing focus on Board and committee refreshment and our governance structure

• Our sustainability actions

Investor feedback received on our executive compensation program was generally positive. Stockholders indicated their support for the design of the 2023 executive compensation program. They also provided feedback on various aspects of the program, including the performance measures utilized. The Compensation Committee considered this feedback from stockholders as it developed the design of our 2024 executive compensation program. See “2024 Executive Compensation Program.” Investor feedback received on our governance structure, Board composition and refreshment, and sustainability actions was also positive.

2023 Executive Compensation Program

The Compensation Committee took certain actions with respect to the 2023 compensation of our named executive officers, including the following:

•

Annual cash incentive framework. For the CEO and the CFO, the performance measures for 2023 under our annual cash Executive Incentive Program (“EIP”) were based on Adjusted EBITDA (100% of funding formula), with a Free Cash Flow modifier that could increase or reduce the payout by 10%, subject to a maximum overall payout of 150%. For the remaining executive officers, the performance measures were based on Adjusted EBITDA (70% of funding formula), also with the Free Cash Flow modifier described above, and 30% on business unit/staff function objectives, subject to a maximum overall payout of 150%.

•

Long-term incentive awards. We granted long-term incentive awards in May 2023, after setting the long-term incentive compensation award value for each named executive officer. This award value was divided into a grant consisting of a PSU award (50%) and an RSU award (50%), as discussed below.

•

PSUs. The PSUs granted in May 2023 utilize Free Cash Flow and TSR as the performance measures. The PSUs have a three-year cliff vest, with the potential to earn up to 200% of the target number of PSUs based on our actual performance in each of the three years against the Free Cash Flow metric established for that year. These Free Cash Flow metrics for each year were established in May 2023. See “—Long-Term Incentive Compensation” for additional information. One-third of the grant is at risk each calendar year during the measurement period, and the executive officer will bank shares based on our Free Cash Flow performance for that year. The final aggregate award is subject to a TSR modifier based on our common stock price relative performance to the S&P Composite 1500

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COMPENSATION DISCUSSION AND ANALYSIS

Information Technology index over the three-year measurement period from January 1, 2023 to December 31, 2025, which can increase or decrease the aggregate number of PSUs earned by 10%, subject to a maximum overall payout of 200%.

•	RSUs. The RSUs granted in May 2023 vest ratably on an annual basis over three years, subject to the named executive officer’s continued employment through the applicable vesting date.

•

Base Salaries. In April 2023, the Compensation Committee reviewed the base salaries of our executive officers, including our named executive officers and made no adjustments to the base salaries then in effect.

See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” and “—Long-Term Incentive Compensation” below.

Chief Executive Officer Transition

As described above, effective April 27, 2023, Mr. Menke transitioned his role as CEO to Mr. Ekert. Mr. Menke continued in his role as Sabre’s Executive Chair of the Board, and Mr. Ekert retained his title of President. In connection with his election as CEO and President, Mr. Ekert’s initial base salary was increased from $750,000 to $900,000, his 2023 annual incentive target was increased from 125% to 135% of his base salary (prorated for his time as Chief Executive Officer), and his long-term incentive award grant-date value was set at $5,500,000. Each of these amounts is lower than the corresponding components of Mr. Menke’s 2022 target total direct compensation.

See “—Information on Employment Agreements and Offer Letters” for additional information on Messrs. Ekert’s and Menke’s offer letter and employment agreement entered into in connection with this transition.

Our Executive Compensation Strategy

Our overall corporate rewards strategy, which is embodied in our executive compensation program, is designed to help advance three principal objectives:

•

Pay for performance. Link a significant portion of the target total direct compensation opportunities of our executive officers to our annual and long-term strategy and performance, including through grants of performance-based equity awards.

•	Attract, motivate, and retain. Set compensation at market competitive levels that enable us to hire, incentivize, and retain high-caliber executive officers.

•

Long-term equity ownership. Provide opportunities, consistent with the interests of our stockholders, for executive officers to accumulate and hold a significant equity stake in the organization, including through performance-based equity awards, if we achieve our strategic and growth objectives.

Compensation Program Overview

✓ IndependentCompensation Committee consultant. The Compensation Committee has engaged a compensation consultant to assist with the review and analysis of our executive compensation program	X No pension plans. We do not currently offer, nor do we have plans to provide, supplemental pension arrangements or defined benefit pension plans to our executive officers

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COMPENSATION DISCUSSION AND ANALYSIS

✓ Annualexecutive compensation review. The Compensation Committee conducts an annual review of our executive compensation program, including a review of the competitive market for executive talent, and has developed a compensation peer group for use during its deliberations when evaluating the competitive market

X No tax reimbursements on severance or change-in-control payments. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments

✓ Compensationat-risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders

X  No special health or welfare benefits. Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees

✓ Performance-basedincentives. We use performance-based annual and long-term incentives	X Limited perquisites. We provide only limited perquisites and other personal benefits to our executive officers

✓ Multi-yearvesting requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives

X  Hedging and pledging prohibited. Our Insider Trading Policy prohibits employees that are recipients of equity grants, including our executive officers, and members of our Board of Directors from hedging or pledging any of their shares of Sabre common stock

✓ Clawbackpolicy. We maintain an Executive Compensation Recovery Policy (also referred to as a “clawback” policy)	X No stock option re-pricings. We prohibit the re-pricing of outstanding stock options to purchase our common stock without prior stockholder approval

Compensation Philosophy and Principles

The philosophy underlying our executive compensation program is to provide an attractive, flexible, and effective total compensation opportunity to our executive officers, including our named executive officers, tied to our corporate performance and aligned with the interests of our stockholders. Our objective is to recruit, motivate, and retain the caliber of executive officers necessary to deliver sustained high performance to our stockholders, customers, and other stakeholders.

Equally important, we view our compensation policies and practices as a means of communicating our goals and standards of conduct and performance and for motivating and rewarding employees in relation to their achievements. Overall, the same principles that govern the compensation of our executive officers also generally apply to the compensation of our salaried employees. Within this framework, we seek to observe the following principles, while balancing them within the context of the current uncertain recovery environment and the corresponding need to respond quickly to any related challenging circumstances:

•

Retain and attract top-caliber executive officers. Executive officers should have base salaries and employee benefits that are market competitive and that permit us to hire and retain high-caliber individuals at all levels.

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COMPENSATION DISCUSSION AND ANALYSIS

•

Pay for performance. A significant portion of the target total direct compensation opportunities of our executive officers should vary with annual and long-term business performance and each individual’s contribution to that performance, while the level of “at-risk” compensation should increase as the scope of the executive officer’s responsibility increases.

•	Reward long-term growth and profitability. Executive officers should be rewarded for achieving long-term results, and these rewards should be aligned with the interests of our stockholders.

•

Align compensation with stockholder interests. The interests of our executive officers should be linked with those of our stockholders through the risks and rewards of the ownership of shares of our common stock.

•	Provide limited personal benefits. Perquisites and other personal benefits for our executive officers should be limited to items that serve a reasonable business purpose.

•

Promote transparency. We seek to establish an efficient, simple, and transparent process for executives in designing our compensation arrangements, setting performance objectives for annual and long-term incentive compensation opportunities, and making compensation decisions.

We believe that our compensation philosophy, as reinforced by these principles, has been effective in helping to align our executive compensation program with the creation of sustainable long-term stockholder value.

2023 Total Direct Compensation Mix

We believe our executive compensation program has been designed to reward strong performance. The program seeks to focus a significant portion of each executive officer’s target total direct compensation opportunity on annual and long-term incentives that depend upon our performance. Each executive officer has been granted a significant stake in Sabre in the form of an equity award to closely link his or her interests to those of our stockholders. These equity awards also seek to focus the executives’ efforts on the successful execution of our long-term strategic and financial objectives. Information regarding Mr. Ekert’s target total direct compensation mix for 2023 is set forth below.

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COMPENSATION DISCUSSION AND ANALYSIS

In addition, the Compensation Committee believes that Mr. Ekert’s target incentive compensation for 2023 was comprised of an appropriate mix of long-term elements (PSU and RSU awards) and short-term elements (an annual cash incentive target), consistent with our emphasis on pay-for-performance:

Compensation-Setting Process

Role of the Compensation Committee

The Compensation Committee is responsible for overseeing our executive compensation program (including our executive compensation policies and practices), approving the compensation of our executive officers (including our named executive officers), and administering our various employee stock plans.

Pursuant to its charter, the Compensation Committee has responsibility for reviewing and determining the compensation of our CEO at least annually. In reviewing our CEO’s compensation each year and considering any potential adjustments, the Compensation Committee exercises its business judgment after taking into consideration several factors, including our financial results, individual performance and strategic leadership, its understanding of competitive market data and practices, and current total compensation and pay history.

In addition, the Compensation Committee annually reviews and determines the compensation of our other executive officers, including our other named executive officers, and it also approves the terms of any employment offers for our executive officers. In doing so, the Compensation Committee is responsible for helping to ensure that the compensation of our executive officers, including our named executive officers, is consistent with our executive compensation philosophy and objectives.

Role of Executive Officers

The Compensation Committee receives support from our People Department in designing our executive compensation program and analyzing competitive market practices. Our CEO and certain other executive officers regularly participate in portions of Compensation Committee meetings, providing management input on organizational structure, executive development, and financial and governance considerations.

Our CEO evaluates the performance of each of our other executive officers, including our other named executive officers. Our CEO then reviews each executive officer’s target total direct compensation opportunity and based on his or her target total direct compensation opportunity and his or her performance, proposes compensation adjustments for him or her, subject to review and approval by the

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Compensation Committee. Our CEO presents the details of each executive officer’s target total direct compensation opportunity and performance to the Compensation Committee for its consideration and approval. Our CEO does not participate in the evaluation of his own performance.

In making executive compensation decisions, the Compensation Committee reviews a variety of information for each executive officer, including current total compensation and pay history, equity holdings, individual performance, and competitive market data and practices for comparable positions. Neither our CEO nor our other named executive officers are present when their specific compensation arrangements are approved by the Compensation Committee.

Role of Compensation Consultant

In fulfilling its duties and responsibilities, the Compensation Committee has the authority to engage the services of outside advisers, including compensation consultants. The Compensation Committee has engaged Korn Ferry as its compensation consultant to assist it with compensation matters. Korn Ferry attends regularly scheduled meetings of the Compensation Committee, responds to inquiries from members of the Compensation Committee, and provides their analysis with respect to these inquiries.

The nature and scope of services provided to the Compensation Committee by Korn Ferry in 2023 included the following:

•	Provided input and guidance on the design of our executive compensation program.

•	Analyzed the executive compensation levels and practices of the companies in our compensation peer group.

•	Provided advice with respect to compensation best practices and market trends for our executive officers, including our CEO, promotions, and new hires.

•	Assessed our executive compensation risk profile and reported on this assessment.

•	Assisted in the review of our compensation peer group.

•	Analyzed various design alternatives for the long-term incentive compensation program.

•	Provided ad hoc advice and support throughout the engagement.

Competitive Positioning

At least annually, the Compensation Committee reviews competitive market data for comparable executive positions in the market as one factor for determining the structure of our executive compensation program and establishing target compensation levels for our executive officers, including our named executive officers.

In December 2022, the Compensation Committee, with the assistance of Korn Ferry, updated the compensation peer group to be used as a reference for purposes of its deliberations on our 2023 executive compensation program. As part of this review, the Compensation Committee noted that it had been several years since there were significant changes to the peer group and that the economic landscape for the travel and technology industries had significantly changed. The Compensation Committee further noted that two of the prior peer companies had been acquired and that certain other companies were focused on end consumers or government/defense-related activities or maintained a research/advisory focus.

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To identify replacements for these companies, the Compensation Committee considered companies with the following primary selection criteria: companies (1) with a business-to-business focus, (2) with similar customer bases, (3) that are SaaS-oriented, (4) that are in online distribution, (5) that are cloud-enabled, or (6) with a travel and technology focus. The Compensation Committee considered companies with the foregoing criteria and that have revenues between approximately 0.33x to 3.0x our trailing 12-month revenue. The Compensation Committee noted that the revenue range is wider than the range of 0.5x to 2x of revenue considered in the past when determining the component companies for the compensation peer group; the Compensation Committee believes the wider revenue range is appropriate given the impact of the COVID-19 pandemic on company and peer performance. The Compensation Committee also considered companies with the following secondary selection criteria: companies from which executives may be recruited to or from, companies with a similar customer base, and companies with a national or global footprint.

Based on this review, the Compensation Committee approved a compensation peer group for 2023, which was used by the Compensation Committee as a reference in the course of its executive compensation deliberations, consisting of the following companies:

Bread Financial Holdings, Inc.	Open Text Corporation
Broadridge Financial Solutions, Inc.	SS&C Technologies Holdings, Inc.
CSG Systems International, Inc.	TTEC Holdings, Inc.
Euronet Worldwide, Inc.	Unisys Corporation
FLEETCOR Technologies, Inc.	Verisk Analytics, Inc.
Genpact Limited	WEX Inc.
NCR Corporation

Competitive comparison data was collected from publicly-available information contained in the SEC filings of the compensation peer group companies, as well as from the Radford Global Technology Survey.

The competitive market data described above was not and is not used by the Compensation Committee in isolation but rather serves as one point of reference in its deliberations on executive compensation. The Compensation Committee uses the competitive market data as a guide when making decisions about total direct compensation, as well as individual elements of compensation; however, the Compensation Committee does not target a specific marketing position for our executive officers’ compensation. While market competitiveness is important, it is not the only factor the Compensation Committee considers when establishing compensation opportunities of our executive officers. Actual compensation decisions also depend upon the consideration of other factors that the Compensation Committee deems relevant, such as the financial and operational performance of our businesses, individual performance, specific retention concerns, internal equity, and external factors.

In December 2023, the Compensation Committee, with the assistance of Korn Ferry, updated the compensation peer group to be used as a reference for purposes of its deliberations on our 2024 executive compensation program. As part of this review, the Compensation Committee considered the primary and secondary selection criteria described above. Based on this review, the Compensation Committee added

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Global Business Travel Group, Inc., resulting in a compensation peer group for 2024 consisting of the following companies:

Bread Financial Holdings, Inc.	NCR Corporation
Broadridge Financial Solutions, Inc.	Open Text Corporation
CSG Systems International, Inc.	SS&C Technologies Holdings, Inc.
Euronet Worldwide, Inc.	TTEC Holdings, Inc.
FLEETCOR Technologies, Inc.	Unisys Corporation
Genpact Limited	Verisk Analytics, Inc.
Global Business Travel Group, Inc.	WEX Inc.

The Compensation Committee, with the assistance of its compensation consultant, reviews the compensation peer group annually.

Compensation-Related Risk Assessment

The Compensation Committee considers potential risks when reviewing and approving the various elements of our executive compensation program. In evaluating the elements of our executive compensation program, the Compensation Committee assesses each element to help ensure that it does not encourage our executive officers to take excessive or unnecessary risks or to engage in decision-making that promotes short-term results at the expense of our long-term interests. In addition, we have designed our executive compensation program, including our incentive compensation plans, with specific features to address potential risks while rewarding our executive officers for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Further, the following policies and practices have been incorporated into our executive compensation program:

•

Balanced Mix of Compensation Components. The target compensation mix for our executive officers is composed of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of equity and cash awards, including performance-based awards, which provides a compensation mix that is not overly weighted toward short-term cash incentives.

•

Minimum Performance Measure Thresholds. Our annual cash incentive compensation plan, which encourages focus on the achievement of corporate performance objectives for our overall benefit, does not pay out unless pre-established target levels for one or more financial measures are met.

•

Long-Term Incentive Compensation Vesting. Our long-term equity-based incentives include multi-year vesting requirements. These long-term incentive programs complement our annual cash incentive compensation plan and include awards that are earned and pay out upon meeting specific performance objectives.

•

Capped Annual Cash Incentive and PSU Awards. Awards in 2023 under the annual cash incentive compensation plan and grants of PSU awards were capped at 150% and 200%, respectively, of the target award level. See “—Compensation Elements of Total Direct Compensation—Annual Incentive Compensation” below for information regarding the payout under our annual cash incentive program.

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Compensation Elements of 2023 Total Direct Compensation

Our executive compensation program is designed around the concept of total direct compensation. The performance-based portion of total direct compensation generally increases as an executive officer’s level of responsibilities increases. The table below provides information on the principal elements of total direct compensation in 2023 and is intended to illustrate our overall objectives relative to our executive compensation program.

Annual cash compensation	Annual incentive	Supports and encourages the achievement of specific annual financial goals, as well as business unit/staff function objectives
	Base salary	Provides a consistent and fixed amount of annual cash income

Long-term equity-based compensation	PSU awards	Supports achievement of our long-term strategic and financial objectives and creates an incentive to deliver stockholder value
	RSU awards	Aligns long-term goals of seeking stock price appreciation and executive retention, creating an incentive to deliver stockholder value and to achieve our long-term strategic and financial objectives

In setting the appropriate level of total direct compensation, the Compensation Committee seeks to establish each compensation element at a level that is both competitive and attractive for motivating top executive talent, while also keeping the overall compensation levels aligned with stockholder interests and job responsibilities. These compensation elements are structured to motivate our executive officers, including our named executive officers, and to align their financial interests with those of our stockholders.

Base Salary

We believe that a competitive base salary is essential in attracting and retaining key executive talent. Historically, the Compensation Committee has reviewed the base salaries of our executive officers, including our named executive officers, on an annual basis or as needed to address changes in job title, a promotion, assumption of additional job responsibilities, or other unique circumstances.

In evaluating the base salaries of our executive officers, the Compensation Committee considers several factors, including our financial performance, the officer’s contribution towards meeting our financial objectives, the officer’s qualifications, knowledge, experience, tenure, and scope of responsibilities, the officer’s performance as against individual goals, the officer’s future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, retention, internal equity, and external factors.

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2023 Base Salary Decisions

In April 2023, the Compensation Committee reviewed the base salaries of our executive officers, including our named executive officers and made no adjustments to the base salaries then in effect.

Named Executive Officer	Base Salary		% Increase from Prior Base Salary

Kurt Ekert	$900,000	(1)	—

Michael Randolfi	$650,000		—

Ann Bruder	$600,000		—

Roshan Mendis	$609,590		—

Shawn Williams	$520,000		—

Sean Menke	$750,000		—

David Moore	$556,832		—

(1)

In connection with his promotion to CEO, Mr. Ekert’s base salary was increased from $750,000 to $900,000. Mr. Ekert did not receive any subsequent adjustment to his base salary in connection with the Compensation Committee’s review of his base salary in April 2023.

In connection with his transition to serve solely as Executive Chair of the Board, Mr. Menke’s annual base salary was decreased from $1,000,000 to $750,000, effective April 27, 2023. See “—Information on Employment Agreements and Offer Letters” for additional information.

As noted above, the Compensation Committee considered several factors in reviewing these base salaries, including an assessment of competitive market data and each executive officer’s contributions towards meeting our financial objectives, as well as the objective of moving certain executives’ base salaries closer to the median of the competitive market for similarly situated executives at the companies in our compensation peer group. Following its review, the Compensation Committee determined that, given the ongoing focus on cost savings, there would be no merit increases for the named executive officers at that time.

The base salaries paid to our named executive officers during 2023 are set forth in the “2023 Summary Compensation Table” below.

Annual Incentive Compensation

We use annual incentive compensation to support and encourage the achievement of our specific annual corporate and business segment goals as reflected in our annual operating plan. Each year, our officers at the level of senior vice president or above, which includes our named executive officers, are eligible to receive annual cash incentive payments under our Executive Incentive Program, or EIP.

Typically, at the beginning of the fiscal year the Compensation Committee approves the terms and conditions of the EIP for the year, including the selection of one or more performance measures as the basis for determining the funding of annual cash incentive payments for the year. Subject to available funding, the EIP provides cash incentive payments based upon our achievement as measured against the pre-established target levels for these performance measures.

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Annual Cash Incentive Target

For purposes of the 2023 EIP, the annual cash incentive target for each of our eligible executive officers, including our named executive officers, was expressed as a percentage of his or her base salary during 2023 and was as follows:

Named Executive Officer	2023 Cash Incentive Target (as a percentage of base salary)	Potential Payout
Kurt Ekert(1)	135%	0% to 150% of target

Michael Randolfi	90%	0% to 150% of target

Ann Bruder	85%	0% to 150% of target

Roshan Mendis	85%	0% to 150% of target

Shawn Williams	85%	0% to 150% of target

David Moore	85%	0% to 150% of target

(1)

In connection with his promotion to CEO, Mr. Ekert’s cash incentive target was increased from 125% to 135%, effective April 27, 2023, and his cash incentive payment for 2023 was prorated to reflect this increase, as described below.

For his service as CEO through April 26, 2023, Mr. Menke’s annual cash incentive target was 150%, with a potential payout of 0% to 150% of target. Effective April 27, 2023, Mr. Menke is no longer entitled to receive an annual cash incentive award for his service solely as Executive Chair of the Board, and his cash incentive target for 2023 was prorated to reflect this change. See “—Information on Employment Agreements and Offer Letters” for additional information.

The annual cash incentive targets were established by the Compensation Committee based on its consideration of various factors such as each executive officer’s contribution towards meeting our financial objectives, the executive officer’s qualifications, knowledge, experience, tenure, and scope of responsibilities, the executive officer’s past performance as against individual goals, the executive officer’s future potential, the recommendations of our CEO (with respect to the other executive officers), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

Corporate Performance Measures and Weights

The Compensation Committee approved the following 2023 EIP performance measures for our named executive officers:

Named Executive Officer	Weighting	Performance Measures
CEO and CFO	100%	2023 Adjusted EBITDA
		+/- 10% Free Cash Flow modifier(1)
All other named executive officers	70%	2023 Adjusted EBITDA
		+/- 10% Free Cash Flow modifier(1)
	30%	2023 business unit/staff function objectives

(1)	Total funding is capped at 150% regardless of the application of the Free Cash Flow modifier.

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The Compensation Committee selected Adjusted EBITDA because it believes it is an important indicator of our overall operating performance, and it selected Free Cash as a performance modifier, given the focus of stockholders on growth of our cash position. For our 2023 EIP, Adjusted EBITDA was defined as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, net, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision (benefit) for income taxes. For our 2023 EIP, Free Cash Flow was defined as cash provided by (used in) operating activities reduced by cash used in additions to property and equipment. The Compensation Committee approved these adjustments to better reflect the efforts and performance of our executive officers in relation to the current year’s business performance, as well as to encourage them to make decisions that improve the potential for future growth without being penalized for the short-term investment required to achieve that growth. For 2023, the Compensation Committee excluded from Free Cash Flow cash paid for restructuring costs related to our cost reduction program that we began implementing in the second quarter of 2023, as well as the impact of the benefit of capitalized interest under our Senior Secured Term Loan Due 2028. The Compensation Committee excluded the restructuring costs because it believes that the cost reductions were an important action to help realign our cost base to drive future growth in a sustainable manner, and it excluded the effect of the capitalized interest to Free Cash Flow to neutralize its benefit for calculating the 2023 EIP.

The following tables illustrate information regarding the 2023 EIP Adjusted EBITDA performance measure and the Free Cash Flow modifier, calculated as described above (amounts in millions).

Performance Metric	Threshold Goal (50%)	Target Goal (100%)	Maximum Goal (150%)	Result
2023 Adjusted EBITDA(1)	$300	$335	$400	$337

Performance Metric	-10% Payout Modification	No Payout Modification	+10% Modification	Result
2023 Free Cash Flow(1)	<$0	$0 to $50	>$50	$2

(1)	See Appendix D for additional information on Adjusted EBITDA and Free Cash Flow, including a non-GAAP to GAAP reconciliation

In February 2024, the Compensation Committee determined that we achieved 102.3% of our 2023 Adjusted EBIDTA target, with no payout modification due to Free Cash Flow.

As noted above, for executive officers other than the CEO and CFO, 30% of the 2023 EIP consisted of metrics based on business unit or staff performance. For Ms. Bruder and Messrs. Mendis and Williams, information on these objectives for 2023 is set forth below:

•	Ann Bruder (Legal Team): Included objectives related to onboarding and retaining talent, identifying efficiencies and continuing a focus on regulatory and governance matters.

•

Roshan Mendis (Travel Solutions Commercial Team): Included objectives related to improving margin levels, expanding new business, retaining clients, improving pipeline coverage, increasing attachment levels, increasing revenues, and achieving customer satisfaction goals.

•	Shawn Williams (People Team): Included driving business and organization change, modernizing people technology and processes, and continuing to strengthen Sabre’s culture and engagement.

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Based on a review of the objectives, each of the Legal Team, Travel Solutions Commercial Team and the People Team met or substantially met the objectives, resulting in a 100% payout related to this portion of the 2023 EIP for Ms. Bruder and Messrs. Mendis and Williams.

Based on this review, the Compensation Committee determined that formulaic performance under the 2023 EIP would have resulted in a payout equal to 102.3% for the CEO and CFO and 101.6% for Ms. Bruder and Messrs. Mendis and Williams; however, the Compensation Committee took into account Sabre’s business performance in 2023 and reduced the 2023 EIP payout to 100%. After considering this set payout and the named executive officers’ performance for their respective overall business unit/staff function objectives, the Compensation Committee approved annual cash incentive payouts as follows:

Named Executive Officer(1)	2023 Cash Incentive Target	2023 Cash Incentive Payment	2023 Cash Incentive Payment as a Percentage of Cash Incentive Target

Kurt Ekert	$1,126,808	$1,126,808	100%

Michael Randolfi	$585,000	$585,000	100%

Shawn Williams	$442,000	$442,000	100%

Ann Bruder	$342,329	$342,329	100%

Roshan Mendis	$517,421	$517,421	100%

Sean Menke	$476,712	$476,712	100%

David Moore	$473,307	—	—

(1)

Mr. Ekert’s 2023 cash incentive target is prorated to reflect the increase in his cash incentive target in connection with his promotion to CEO. Ms. Bruder’s cash incentive target is prorated to reflect her hire date of May 1, 2023. Mr. Menke’s cash incentive target is prorated to reflect his service as CEO prior to his transition to Executive Chair. Mr. Moore was not paid a 2023 annual cash incentive as a result of his departure from Sabre.

The Compensation Committee also approved an additional cash payment to Mr. Randolfi in the amount of 25% of his 2023 EIP, or $146,250, in recognition of his significant actions regarding our capital structure, including accomplishing key refinancings of our outstanding debt in 2023. In addition, the Compensation Committee also approved an additional cash payment to Mr. Williams in the amount of 10% of his 2023 EIP, or $44,200, in recognition of his significant contributions related to the implementation of our cost restructuring program that began in the second quarter of 2023.

The cash incentives paid to our named executive officers for 2023 are included in the “2023 Summary Compensation Table” below.

Long-Term Incentive Compensation

We have used long-term incentive compensation in the form of equity awards as the principal element of our executive compensation program to help align the financial interests of our executive officers, including our named executive officers, with those of our stockholders. We also have sought to retain top executive talent and drive long-term stockholder value creation through the use of equity-based long-term incentive compensation.

In determining the value of the long-term incentive compensation opportunities for our executive officers, including our named executive officers, the Compensation Committee considers several factors, including our financial performance, the executive officer’s contribution towards meeting our financial objectives,

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his or her qualifications, knowledge, experience, tenure, and scope of responsibilities, his or her past performance as against individual goals, his or her future potential, the recommendation of our CEO (with respect to our other executive officers), his or her current equity position (including the value of any unvested equity awards), competitive market data and practices, our desired compensation position with respect to the competitive market, internal equity, and external factors.

2023 Equity Awards

The Compensation Committee approved equity awards to our named executive officers, which were granted on May 15, 2023. For 2023, the Compensation Committee set the long-term incentive compensation award value for each named executive officer, with the size of the award value based on the factors discussed above. This award value for each of the named executive officers, other than Mr. Menke, was then divided into two separate grants consisting of a PSU award and a RSU award for an equal number of shares of our common stock.

The following annual equity awards were granted in May 2023:

Named Executive Officer	2023 Total Equity Award Value	2023 Amount of PSU Award	2023 Amount of RSU Award

Kurt Ekert	$5,500,000	$2,750,000	$2,750,000

Michael Randolfi	$2,000,000	$1,000,000	$1,000,000

Ann Bruder	$1,500,000	$750,000	$750,000

Roshan Mendis	$1,500,000	$750,000	$750,000

Shawn Williams	$1,800,000	$900,000	$900,000

Sean Menke	$2,000,000	—	$2,000,000

David Moore(1)	$1,500,000	$750,000	$750,000

(1)	Mr. Moore’s May 2023 award was subsequently forfeited in connection with his departure from Sabre.

The PSUs granted in May 2023 have the potential to earn up to 200% of the target number of PSUs based on our actual performance against our Free Cash Flow measured for each of 2023, 2024 and 2025 in each of the three years against the Free Cash Flow metric established for that year. The Committee believes that the three one-year goals help to provide an effective incentive for management in a turnaround situation. As described below, the Free Cash Flow metrics for each year were established in May 2023.

The PSUs granted in May 2023 utilize Free Cash Flow as the performance measure. The Compensation Committee selected Free Cash Flow as a performance measure, given the focus of stockholders on growth of our cash position. The PSUs have a three-year cliff vest, with the potential to earn up to 200% of the target number of PSUs based on our actual performance in each of the three years against the Free Cash Flow metric established for that year. These Free Cash Flow targets for each of the three years were established in May 2023 and based on our multi-year outlook. One-third of the grant is at risk each calendar year during the measurement period, and the executive officer will bank shares based on our Free Cash Flow performance for that year. The final aggregate award is subject to a TSR modifier, based on our common stock’s price relative performance to the S&P Composite 1500 Information Technology index over the three-year measurement period from January 1, 2023 to December 31, 2025, using a 30-trading day average stock price. The TSR modifier will increase or decrease the number of PSUs earned by 10%, subject to a maximum overall payout of 200%. If our common stock’s relative performance compared to

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this index is at or below the 25th percentile, the number of PSUs will be reduced by 10%, and if our common stock’s relative performance is at or above the 75th percentile, the number of PSUs will be increased by 10%; otherwise, there is no adjustment to the number of PSUs. These PSUs will vest on May 15, 2026, subject to the named executive officer’s continued employment through this vesting date.

The total number of units eligible to be earned under the PSU awards will range from 0% to 200% of the number of units granted, depending on the degree to which we achieve our Free Cash Flow target for each of 2023, 2024 and 2025, subject to the TSR modifier described above.

For 2023, the minimum, midpoint and maximum Free Cash Flow levels were $(50) million, $14 million and $125 million, respectively. The midpoint of the target payout for these PSU awards was consistent with our multi-year outlook for internal planning purposes for our expected Free Cash Flow for each of 2023, 2024 and 2025.

For these PSU awards, Free Cash Flow is defined as cash provided by (used in) operating activities reduced by cash used in additions to property and equipment. For 2023 (but not for 2024 and 2025), the Compensation Committee excluded from Free Cash Flow cash paid for restructuring costs related to our cost reduction program that we began implementing in the second quarter of 2023, as well as the impact of the benefit of capitalized interest under our Senior Secured Term Loan Due 2028. The Compensation Committee excluded the restructuring costs because it believes that the cost reductions were an important action to help realign our cost base to drive future growth in a sustainable manner, and it excluded the effect of the capitalized interest to Free Cash Flow to neutralize its benefit for calculating the EIP. See Appendix D for additional information on Free Cash Flow, including a non-GAAP to GAAP reconciliation.

In March 2024, the Compensation Committee determined that our Free Cash Flow, calculated for the purpose of the 2023 PSU awards as discussed above, was $2 million, resulting a funding level of 100% with respect to the 2023 tranche of the PSU awards granted in 2023. As of the date of this proxy statement, we expect that the funding level of each of the 2024 and 2025 tranches of the PSU awards granted will be 0%.

As noted above, these PSUs will vest on May 15, 2026, subject to the named executive officer’s continued employment through this vesting date, and the final aggregate award is subject to the application of the TSR modifier described above.

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The RSUs granted in May 2023 vest ratably on an annual basis over three years, subject to the named executive officer’s continued employment through the applicable vesting date. The Compensation Committee believes that the RSUs help further align our executive officers’ interest with those of our stockholders and encourage them to remain with us through the multi-year vesting schedule.

In connection with his transition to serve solely as Executive Chair of the Board, on May 15, 2023, Mr. Menke received a one-time equity award of time-based restricted stock units with an aggregate grant date value of $2,000,000. The award will vest in two approximately equal annual installments on the first two anniversary dates of the grant date, subject to certain conditions. In determining the value of this award, the Compensation Committee considered market data related to the position, as well as Mr. Menke’s prior and expected future contributions to Sabre. Other than this award, he will not be entitled to receive any future grants pursuant to Sabre’s long-term incentive plan or program. See “—Information on Employment Agreements and Offer Letters” for additional information.

For additional information on these equity awards, see the “2023 Summary Compensation Table” and the “2023 Grants of Plan-Based Awards Table” below.

Health, Welfare, and Other Employee Benefits

We have established a defined contribution or “401(k)” retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. We currently match contributions made to the plan by our employees, including our executive officers, up to 6% of their eligible compensation. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other benefits to our executive officers, including our named executive officers, on the same basis as all of our full-time employees. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites and other personal benefits to our executive officers in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. For example, each of our executive officers is eligible to receive an annual allowance of up to $13,000 per year, which can be applied towards items such as financial planning benefits, an annual physical program, tax advice and preparation, and legal advice. We also provide relocation assistance and reimbursement of certain commuting expenses, as applicable. Mr. Mendis also receives a car allowance, consistent with other senior employees located in the United Kingdom, as well as additional tax assistance under our program made available to our expatriate employees. The Compensation Committee believes that these personal benefits are a reasonable component of our overall executive compensation program and are consistent with market practices.

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In the future, we may provide perquisites or other personal benefits in limited circumstances. Future practices with respect to perquisites or other personal benefits for named executive officers will be subject to periodic review by the Compensation Committee.

2024 Executive Compensation Program

In connection with stockholder feedback received in connection with our fall 2023 outreach program discussed above, as well as the results of our 2023 say-on-pay vote result, we believe stockholders were supportive of our executive compensation program design. As a result, in the first quarter of 2024, the Compensation Committee took certain actions with respect to the compensation of our named executive officers, including the following:

•

Annual cash incentive framework. For our executive officers, including our CEO and CFO, the performance measures for 2024 under our annual cash EIP will be based on Adjusted EBITDA (100% of funding formula), with a Free Cash Flow modifier that could increase or reduce the payout by 10%, subject to a maximum overall payout of 200%. To the extent that the payout requirements are met, the 2024 annual cash incentive is expected to be paid in March 2025.

•

Long-term incentive awards. We approved in March 2024 the design of the long-term incentive awards that are expected to be granted in May 2024 (subject to approval of the 2024 Omnibus Plan). These awards are expected to be divided into a grant consisting of PSUs (50%) and RSUs (50%), as discussed below.

•

PSUs. The design of the PSUs approved in March 2024 utilizes Free Cash Flow as the performance measure. The PSUs will be subject to a three-year cliff vest, with the potential to earn up to 200% of the target number of PSUs based on our actual performance in each of the three years against the Free Cash Flow metric established for that year. These Free Cash Flow metrics for each year were established in March 2024. One-third of the grant is at risk each calendar year during the measurement period, and the executive officer will bank shares based on our Free Cash Flow performance for that year. The final aggregate award is subject to a TSR modifier based on our common stock price relative performance to the S&P Composite 1500 Information Technology index over the three-year measurement period from January 1, 2024 to December 31, 2026, which can increase or decrease the aggregate number of PSUs earned by 10%, subject to a maximum overall payout of 200%.

•

RSUs. The design of the RSUs approved in March 2024 provides that the RSUs will vest ratably on an annual basis over three years, subject to the named executive officer’s continued employment through the applicable vesting date.

Employment Agreements and Offer Letters

We have entered into a written employment agreement or offer letter with each of our named executive officers. We believe that these agreements and letters were necessary to induce these individuals to forego other employment opportunities or leave their current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling these executive positions, the Compensation Committee was aware that it would be necessary to recruit candidates with the requisite experience and skills to manage a growing business in a dynamic and ever-changing industry. Accordingly, it recognized that it would need to develop competitive compensation packages to attract qualified candidates in a highly-competitive labor market. At the same

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time, the Compensation Committee was sensitive to the need to integrate new executive officers into the executive compensation structure that it was seeking to develop, balancing both competitive and internal equity considerations.

For additional information on the employment agreements and offer letters of our named executive officers, see “—Information on Employment Agreements and Offer Letters” below.

Post-Employment Compensation

We have adopted the Sabre Corporation Executive Severance Plan (the “Executive Severance Plan”) for key executives of Sabre. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death.

We provide these arrangements under the Executive Severance Plan to encourage our named executive officers to work at a dynamic and growing business where their long-term compensation largely depends on future stock price appreciation. Specifically, the arrangements are intended to mitigate a potential disincentive for our named executive officers when they are evaluating a potential acquisition of Sabre, particularly when their services may not be required by the acquiring entity. In such a situation, we believe that these arrangements are necessary to encourage retention of our named executive officers through the conclusion of the transaction, and to ensure a smooth management transition. We believe that the level of benefits provided under these various agreements is consistent with market practice and help us to attract and retain key talent. For additional information, see “—Potential Payments upon Termination or Change in Control” below.

Change-in control payments and benefits for our named executive officers are based on a “double-trigger” arrangement (that is, they require both a change in control of Sabre plus a qualifying termination of employment before payments and benefits are paid).

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Other Compensation Policies and Programs

Stock Ownership Guidelines for Executive Officers and Directors and Stock Retention Requirement

We maintain a stock ownership policy for our executive officers and the non-employee members of our Board of Directors. Under this policy, the individuals who have been designated as an executive officer or Senior Vice President are required to own that number of shares of our common stock with a value equal to a specified multiple of their annual base salary divided by the closing price of our common stock on June 1 (or if that day is not a business day, the first business day immediately preceding that date). The guideline levels may be recalculated as of such other dates as may be requested from time to time by the Compensation Committee, the CEO, or the Chief People Officer. As adopted, these stock ownership guidelines represented as base salary multiples are as follows:

Position	Market Value of Stock That Must be Owned (As a Multiple of Base Salary)

Executive Chair of the Board	5x

Chief Executive Officer	5x

Executive Vice Presidents	3x

Senior Vice Presidents	2x

In the case of the non-employee members of our Board of Directors, each individual is required to own that number of shares of our common stock with a market value equal to five times his or her annual retainer divided by the closing price of our common stock on June 1 (or if that day is not a business day, the first business day immediately preceding that date).

Shares of our common stock that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, including shares held in retirement or deferral accounts; shares held in trust for the benefit of the individual or immediate family members; vested and unvested shares of restricted stock; vested deferred stock units, restricted stock units or performance share units that may only be settled in shares of stock; unvested shares of deferred stock units and restricted stock units that may only be settled in shares of stock; and shares acquired as a result of the exercise of vested options. Unvested shares of performance share units and unexercised stock options (whether vested or unvested) do not count towards satisfaction of the guidelines.

Once an individual has satisfied his or her applicable guideline level, the number of shares needed to satisfy the guideline level for all future calculations for that individual is fixed as of that measurement date and does not change as a result of subsequent fluctuations in the market price of our common stock, unless that individual’s ownership level falls below that amount.

In addition, until such time as an individual has met his or her specified ownership level as described above, he or she is required to retain an amount equal to 50% of the net shares of our common stock (i.e., shares remaining after the payment of the exercise price or the tax withholding obligations with respect to an equity award) received as the result of the exercise, vesting, or payment of any equity awards granted to him or her.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of becoming an executive officer

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or non-employee member of our Board of Directors, as applicable. These individuals are expected to continuously own sufficient shares to satisfy the applicable guideline once attained for as long as they remain subject to the guidelines.

As of the most recent measurement date, June 1, 2023, each of our executive officers and the non-employee members of our Board of Directors has met their stock ownership requirement or is on track to attain his or her share target by the applicable required date. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our stockholders.

Compensation Recovery Policy

The Compensation Committee has adopted an executive compensation recovery policy (often referred to as a “clawback” policy) that is consistent with Nasdaq’s listing standards adopted in connection with the SEC’s final rules related to the clawback requirement of Section 954 of the Dodd-Frank Act. The policy addresses when the Compensation Committee will be authorized to cause us to seek to recover erroneously-awarded incentive compensation in the event of an accounting restatement as specified in the policy. The policy applies to any current or former Section 16 officer during a three-year look-back period.

Derivatives Trading and Hedging and Pledging Policies

We have adopted a general Insider Trading Policy which provides that employees who are recipients of equity grants, as well as individuals who have been designated as insiders, including executive officers and members of our Board of Directors, may not enter into hedging or monetization transactions, including zero-cost collars, equity swaps, exchange fund and forward sale contracts. Similarly, our Insider Trading Policy generally prohibits these individuals from pledging any of their shares of our common stock as collateral for a loan or other financial arrangement.

Equity Award Grant Policy

We maintain a formal policy for the timing of equity awards. The policy provided that our annual grant pool is approved at a meeting of the Compensation Committee held in the first quarter of each fiscal year and awards are granted on the 15th day of the third month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. On March 2, 2023, the Compensation Committee revised the policy to provide that these annual grants will be granted on the 15th day of the fifth month of our fiscal year or if such day is not a business day, the first business day immediately preceding such day. The Compensation Committee approved this change to align our annual grants to occur following our annual meeting. In addition to our annual grant pool, we may grant equity awards to our named executive officers at other times during the year in recognition of special events, such as promotions, or for retention or other business purposes. Under our equity grant policy, all awards to our executive officers must be granted by the Compensation Committee. Annual awards to non-employee directors are granted on the date of the annual meeting. Awards to newly elected non-employee directors will be granted on the effective date of the election of the new director. If the specified grant date falls on a non-business day, the grant date will be the first business day immediately preceding that day. All stock options must be granted at an option price not less than the “fair market value” of a share of our common stock on the grant date.

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Tax and Accounting Considerations

Deductibility of Compensation

Section 162(m) of the Code generally disallows for public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers in any taxable year. To maintain flexibility to compensate our executive officers in a manner designed to promote short-term and long-term corporate goals and objectives, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholder interests are best served if its discretion and flexibility in structuring compensation programs to attract, motivate, and retain key executives is not restricted, even though such arrangements may result in non-deductible compensation expense. Thus, the Compensation Committee may approve compensation for the named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of Sabre and our stockholders.

“Golden Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of Sabre that exceeds certain prescribed limits, and that we, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2023, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow ASC Topic 718 for our stock-based compensation awards, which requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, stock appreciation rights and other awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our employees, including our executive officers, and directors may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee or director is required to render service in exchange for the stock option, stock appreciation right, or other award.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2023.

COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

John Scott, Chair

Karl Peterson

Wendi Sturgis

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EXECUTIVE COMPENSATION

2023 Summary Compensation Table

The following table sets forth the compensation paid to, received by, or earned during fiscal years 2023, 2022, and 2021 by our named executive officers:

Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kurt Ekert
Chief Executive Officer and President	2023	$852,116	—	$6,329,742	$1,126,808	$172,024	$8,480,690
	2022	$750,000	—	$4,101,674	$932,363	$156,482	$5,940,519
Michael Randolfi
Executive Vice President and Chief Financial Officer	2023	$650,000	$146,250	$2,301,722	$585,000	$77,925	$3,760,897
	2022	$237,500	$250,000	$1,540,389	$211,562	$85,812	$2,325,263
Ann Bruder
Executive Vice President and Chief Legal Officer	2023	$403,846	$500,000	$1,726,291	$342,329	$22,210	$2,994,676
Roshan Mendis
Executive Vice President and Chief Commercial Officer, Travel Solutions	2023	$609,591	—	$1,726,291	$517,421	$143,395	$2,996,698
	2022	$547,628		$1,499,991	$467,760	$73,282	$2,588,661
	2021	$509,375		$1,727,563	$389,705	$1,779,754	$4,406,397
Shawn Williams
Executive Vice President and Chief People Officer	2023	$520,000	$44,200	$2,071,554	$442,000	$35,373	$3,113,127
Sean Menke
Executive Chair of the Board and Former Chief Executive Officer	2023	$829,808	—	$2,000,000	$476,712	$40,755	$3,347,275
	2022	$1,000,000	—	$7,237,236	$1,500,000	$34,098	$9,771,334
	2021	$993,750	—	$17,463,960	$1,341,678	$23,614	$19,823,002
David Moore
Former Executive Vice President and Chief Technology Officer	2023	$278,416	—	$1,726,291	—	$1,630,986	$3,635,693
	2022	$553,436	—	$1,550,825	$470,365	$23,377	$2,598,003

(1)

Mr. Ekert was elected Chief Executive Officer and President effective as of April 27, 2023; he previously served as President. Mr. Menke served as Chair of the Board and Chief Executive Officer until April 27, 2023, when he transitioned to serve solely as Executive Chair of the Board. Mr. Moore ceased serving as Executive Vice President and Chief Technology Officer effective as of May 8, 2023, and his last day of employment with Sabre was July 1, 2023.

(2)

For 2023, represents (a) an additional cash payment to Mr. Randolfi in the amount of 25% of his 2023 EIP, or $146,250, in recognition of his significant actions regarding our capital structure, including accomplishing key refinancings of our outstanding debt in 2023, (b) a cash sign-on bonus for Ms. Bruder, and (c) an additional cash payment to Mr. Williams in the amount of 10% of his 2023 EIP, or $44,200, in recognition of his significant contributions related to the implementation of our cost restructuring program that began in the second quarter of 2023.

(3)

The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of the stock-based awards granted to our named executive officers in the years indicated, as computed in accordance with ASC Topic 718, disregarding the impact of estimated forfeitures. The assumptions used in calculating the grant date fair value of these stock-based awards are set forth in Note 15, Equity-Based Awards, to the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. Note that the amounts reported in this column reflects the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by our named executive officers from these awards. The value on the date of grant of the PSUs granted on May 15, 2023, using our closing stock price on that date of $3.48 and assuming that the highest level of the performance conditions were achieved, would

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have been $5,500,000, $2,000,000, $1,500,000, $1,500,000, $1,800,000, and $1,500,000 for Mr. Ekert, Mr. Randolfi, Ms. Bruder, Mr. Mendis, Mr. Williams, and Mr. Moore, respectively. Amounts in 2023 reflect the effect of the Compensation Committee’s approval in December 2023 of the exclusion from the calculation of Free Cash Flow for 2023 (but not for 2024 and 2025) of cash paid for restructuring costs related to our cost reduction program that we began implementing in the second quarter of 2023, as well as the impact of the benefit of capitalized interest under our Senior Secured Term Loan Due 2028. In addition, Mr. Menke’s change in position from Chief Executive Officer was deemed to result in a modification of his outstanding awards under GAAP (notwithstanding that there was no change to the terms of his awards); however, because there was a reduction in the amount of previously recognized stock compensation expense due to the reduction in the stock price in connection with this deemed modification, no incremental fair value was recognized with respect to these awards and is therefore not included in the “Stock Awards” column with respect to these awards. As previously disclosed, given the significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria. No associated accounting charge was taken with respect to these modifications that occurred in 2021, and therefore no charge is reflected in the “Stock Awards” column for 2021 with respect to these modified awards. Amounts with respect to 2021 also represent the incremental grant date fair value above the grant date fair value reported with respect to 2020 for awards granted on March 15, 2020 due to the modifications that occurred in 2020.

(4)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent the amounts paid to our named executive officers for the years indicated pursuant to the EIP. For a discussion of this plan, see “ —Compensation Elements of Total Direct Compensation—Annual Incentive Compensation.” In addition, for 2021, amounts reported in this column also represent payment of the 2020 long-term performance-based cash incentive award.

(5)

The amounts reported in the “All Other Compensation” column are described in more detail in the following table. The amounts reported for perquisites and other personal benefits represent the actual incremental cost incurred by us in providing these benefits to the indicated named executive officer.

Name	Year	Group Term Life Insurance Premiums	Executive Physical Examination	Planning Services	Relocation Assistance	Section 401(k) Plan Matching Contribution	Tax Gross-Up(a)	Severance(b)	Other(c)	Total
Kurt Ekert	2023	$757	—	$12,535	—	$9,900	—	—	$148,832	$172,024
	2022	$757	$3,873	$6,900	$70,950	$8,717	$33,598	—	$31,687	$156,482
Michael Randolfi	2023	$655	—	$7,897	—	$16,500	$30	—	$52,843	$77,925
	2022	$225	—	$10,108	$54,367	$6,500	$14,612	—	—	$85,812
Ann Bruder	2023	$410	—	—	—	$19,800	—	—	$2,000	$22,210
Roshan Mendis	2023	—	—	$15,853	—	$48,767	—	—	$78,774	$143,395
	2022	—	—	$25,234	—	$33,408	$102	—	$14,538	$73,282
	2021	$504	—	—	—	$17,100	$33,878		$1,728,272	$1,779,754
Shawn Williams	2023	$524	$15,000	—	—	$19,800	$30	—	$19	$35,373
Sean Menke	2023	$1,008	$5,000	$14,947	—	$19,800	—	—	—	$40,755
	2022	$1,008	$3,466	$11,275	—	$18,300	$30	—	$19	$34,098
	2021	$983	—	$5,020	—	$17,100	$201	—	$310	$23,614
David Moore	2023	$281	—	$2,610	—	$16,705	$30	$1,611,350	$10	$1,630,986
	2022	$548	$4,480	—	—	$18,300	$30	—	$19	$23,377

(a)	For 2023, represents a tax gross up for amounts paid in connection with a years-of-service award received by Messrs. Randolfi, Williams, and Moore as described in note (c).

(b)

Represents a severance payment pursuant to the Executive Severance Plan. See “Potential Payments upon a Termination or Change in Control—Summary of Estimated Payments and Benefits” for additional information.

(c)

For 2023, amounts represent (a) a years-of-service award received by Messrs. Randolfi, Williams and Moore, (b) an employee referral payment received by Ms. Bruder, (c) value of a President’s Club sales incentive award in the amount of $21,593, a UK car allowance of $15,296, and expatriate tax assistance of $41,885 provided to Mr. Mendis; the latter two items are in connection with Mr. Mendis’ service in the UK, and (d) commuting expenses, including the value of temporary housing assistance, of $148,832 and $52,833 for Messrs. Ekert and Randolfi, respectively.

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2023 Grants of Plan-Based Awards Table

The following table sets forth, for each of our named executive officers, the plan-based awards granted during 2023.

Name	Grant Type	Grant Date	Approval Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Target) ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (Maximum) ($)	Estimated Future Payouts Under Equity Incentive Plan Awards (Target) (#)	Estimated Future Payouts Under Equity Incentive Plan Awards (Maximum) (#)	Grant Date Fair Value of Stock Awards ($)(4)
Kurt Ekert	Annual cash incentive(2)			$1,126,808	$1,690,212
	Performance-based RSU(3)	05/15/2023	02/23/2023			790,230	1,580,460	$3,579,742
	Time-based RSU(5)	05/15/2023	02/23/2023			790,230	790,230	$2,750,000
Michael Randolfi	Annual cash incentive(2)			$585,000	$877,500
	Performance-based RSU(3)	05/15/2023	04/26/2023			287,356	574,712	$1,301,723
	Time-based RSU(5)	05/15/2023	04/26/2023			287,356	287,356	$999,999
Ann Bruder	Annual cash incentive(2)			$342,329	$513,493
	Performance-based RSU(3)	05/15/2023	03/02/2023			215,517	431,034	$976,292
	Time-based RSU(5)	05/15/2023	03/02/2023			215,517	215,517	$749,999
Roshan Mendis	Annual cash incentive(2)			$517,421	$776,132
	Performance-based RSU(3)	05/15/2023	03/02/2023			215,517	431,034	$976,292
	Time-based RSU(5)	05/15/2023	03/02/2023			215,517	215,517	$749,999
Shawn Williams	Annual cash incentive(2)			$442,000	$663,000
	Performance-based RSU(3)	05/15/2023	03/02/2023			258,621	517,242	$1,171,553
	Time-based RSU(5)	05/15/2023	03/02/2023			258,621	258,621	$900,000
Sean Menke	Annual cash incentive(2)			$476,712	$715,068
	Time-based RSU(6)	05/15/2023	02/23/2023			574,713	574,713	$2,000,000
David Moore	Annual cash incentive(2)			$470,334	$705,501
	Performance-based RSU(3)	05/15/2023	03/02/2023			215,517	431,034	$976,292
	Time-based RSU(5)	05/15/2023	03/02/2023			215,517	215,517	$749,999

(1)	Date of Compensation Committee approval of the reported awards.

(2)

The amounts reported reflect the target and maximum annual cash incentive targets payable to our named executive officers under the 2023 EIP as approved by the Compensation Committee in March 2023. Effective April 27, 2023, Mr. Menke is no longer entitled to receive an annual cash incentive award for his service solely as Executive Chair of the Board, and the amounts reported reflect this related proration. See “Compensation Elements of 2023 Total Direct Compensation—Annual Incentive Compensation” for additional information.

(3)

These PSUs were granted under the 2023 Omnibus Plan to our named executive officers and will vest on May 15, 2026, subject to the named executive officer’s continued employment through such vesting date. The total number of units eligible to be earned ranges from 0% to 200% of the number of units granted based on our actual performance in each of the three years against the Free Cash Flow metric established for that year. One- third of the grant is at risk each calendar year during the measurement period, and the executive officer will bank shares based on our Free Cash Flow performance for that year. The final aggregate award is subject to a TSR modifier based on our common stock’s price relative performance to the S&P Composite 1500 Information Technology index over the three-year measurement period from January 1, 2023 to December 31, 2025, which can increase or decrease the aggregate number of PSUs earned by 10%, subject to a maximum overall payout of 200%. See “Compensation Elements of 2023 Total Direct Compensation—Long-Term Incentive Compensation—2023 Equity Awards” for additional information.

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(4)

These amounts reflect the aggregate grant date fair value of stock awards computed in accordance with ASC Topic 718. Amounts reflect the effect of the Compensation Committee’s approval in December 2023 of the exclusion from the calculation of Free Cash Flow for 2023 (but not for 2024 and 2025) of cash paid for restructuring costs related to our cost reduction program that we began implementing in the second quarter of 2023, as well as the impact of the benefit of capitalized interest under our Senior Secured Term Loan Due 2028.

(5)

These restricted stock unit awards were granted under the 2023 Omnibus Plan and vest as to one-third of the shares of our common stock on each of the three anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(6)

This restricted stock unit award was granted under the 2023 Omnibus Plan and vests in two approximately equal annual installments on the first two anniversary dates of the grant date, subject to certain conditions. See “—Information on Employment Agreements and Offer Letters” for additional information.

2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth, for each of our named executive officers, their equity awards outstanding as of December 31, 2023.

Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
Kurt Ekert	03/15/2022								156,413	(4)	$688,217
	05/15/2023								790,230	(5)	$3,466,012
	01/14/2022					103,413	(6)	$455,017
	03/15/2022					104,276	(6)	$458,814
	05/15/2023					790,230	(6)	$3,477,012
Michael Randolfi	09/15/2022								109,170	(4)	$480,348
	05/15/2023								287,356	(5)	$1,264,366
	09/15/2022					72,780	(6)	$320,232
	05/15/2023					287,356	(6)	$1,264,366
Ann Bruder	05/15/2023								215,517	(5)	$948,275
	05/15/2023					215,517	(6)	$948,275
Roshan Mendis	03/13/2015	13,626	—	$22.15	3/13/2025
	03/15/2016	11,915	—	$27.79	3/15/2026
	03/15/2017	19,350	—	$22.01	3/15/2027
	03/15/2018	22,840	—	$22.03	3/15/2028
	03/15/2019	17,375	—	$21.35	3/15/2029
	03/13/2020	27,027	—	$8.33	3/13/2030
	06/15/2020	48,924	—	$8.48	6/15/2030
	03/15/2021								18,658	(3)	$82,095
	03/15/2021								55,970	(3)	$246,268
	03/15/2022								78,206	(4)	$344,106

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Name	Date of Grant of Equity Award	Option Awards— Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Option Awards— Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Awards— Option Exercise Price ($)	Option Awards— Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards— Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards— Market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested ($)
	05/15/2023								215,517	(5)	$948,275
	03/15/2022					52,138	(6)	$229,407
	05/15/2023					215,517	(6)	$948,275
Shawn Williams	08/14/2020	169,062	—	$8.06	8/14/2030
	03/15/2021								18,658	(3)	$82,095
	03/15/2021								55,970	(3)	$246,268
	03/15/2022								78,206	(4)	$344,106
	05/15/2023								258,621	(5)	$1,137,932
	03/15/2022					52,138	(6)	$229,407
	05/15/2023					258,621	(6)	$1,137,932
Sean Menke	03/13/2020	420,420	—	$8.33	3/13/2030
	03/15/2021								87,065	(3)	$383,086
	03/15/2021								261,194	(3)	$1,149,254
	03/15/2022								364,964	(4)	$1,605,842
	03/15/2021					137,792	(6)	$606,285
	03/15/2022					243,310	(6)	$1,070,564
	05/15/2023					574,713	(7)	$2,528,737

(1)

Each option to purchase shares of our common stock (i) granted in 2014 through May 2016 was pursuant to the 2014 Omnibus Plan, (ii) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, and (iii) granted after April 2019 was pursuant to the 2019 Omnibus Plan.

(2)

Each RSU award covering shares of our common stock (i) granted from May 2016 through April 2019 was pursuant to the 2016 Omnibus Plan, (ii) granted from May 2019 through April 2021 was pursuant to the 2019 Omnibus Plan, (iii) granted from May 2021 through April 2023 after April 2021 was pursuant to the 2021 Omnibus Plan; and (iv) granted after April 2023 was pursuant to the 2023 Omnibus Plan.

(3)

The PSU awards granted on March 15, 2021 under the 2019 Omnibus Plan to our named executive officers consist of two tranches: one-half of the PSU awards vest in March 2024, and one-half vest annually in three equal tranches, beginning in March 2022, subject to the named executive officer’s continued employment through the applicable vesting date. The total number of units eligible to be earned could range from 0% to 150% of the number of units granted, depending on the degree to which we achieved expense reduction and Adjusted Free Cash Flow targets for 2021. If we did not achieve a minimum expense reduction threshold for 2021, none of the PSUs would have vested. If this threshold requirement was met, then 50% to 100% of the target award vested as specified above based on our expense reductions for 2021. Thereafter, 100% to 150% of the target award vested as specified above based on the extent to which we exceeded an Adjusted Free Cash Flow target for 2021. In addition, given the ongoing significant impact of the COVID-19 pandemic on our financial results in 2021, in March 2021, the Compensation Committee established performance metrics for PSUs with 2021 and/or 2022 performance periods that were awarded prior to or during 2021 and replaced performance metrics for PSUs with 2021 and/or 2022 performance periods that were granted prior to 2021, with performance metrics based on 2021 criteria; however, the vesting dates of these awards did not change. In March 2022, the Compensation Committee evaluated our achievements regarding the 2021 performance criteria, and the Committee reduced the payout for outstanding PSUs with 2021 performance periods to 125% of target.

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(4)

The PSU awards granted on March 15, 2022 and to Mr. Randolfi on September 15, 2022 under the 2021 Omnibus Plan vest on the third anniversary of the date of grant, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from 0% to 200% of the number of units in that tranche, depending on the degree to which we achieve our Adjusted Free Cash Flow target level measured for 2024, with a TSR modifier based on our common stock’s price relative performance to the S&P Composite 1500 Information Technology index over the three-year measurement period from January 1, 2022 to December 31, 2024, which can increase or decrease the number of PSUs earned by 10%, subject to a maximum overall payout of 200%.

(5)

The PSU awards granted on May 15, 2023 under the 2023 Omnibus Plan vest on the third anniversary of the date of grant, subject to each named executive officer’s continued employment through each such vesting date, with the total number of units eligible to be earned for each tranche ranging from 0% to 200% of the number of units in that tranche, depending on the degree to which we achieve our Adjusted Free Cash Flow target level measured for each of 2023, 2024 and 2025, with a TSR modifier based on our common stock’s price relative performance to the S&P Composite 1500 Information Technology index over the three-year measurement period from January 1, 2023 to December 31, 2025, which can increase or decrease the number of PSUs earned by 10%, subject to a maximum overall payout of 200%. See “Long-Term Incentive Compensation—2023 Equity Awards” for additional information on the calculation of Free Cash Flow.

(6)

These RSUs vest as to one-third of the shares of our common stock on each of the three anniversaries of the date of grant, subject to the named executive officer’s continued employment through each vesting date.

(7)

These RSUs vest in two approximately equal annual installments on the first two anniversary dates of the grant date, subject to certain conditions. See “—Information on Employment Agreements and Offer Letters” for additional information.

2023 Option Exercises and Stock Vested Table

The following table sets forth, for each of our named executive officers, the number of shares of our common stock acquired and the aggregate value realized upon the vesting of PSUs and RSUs during the year ended December 31, 2023. There were no options exercised by the named executive officers during the year ended December 31, 2023. For purposes of the table, the value realized is based upon the fair market value of our common stock on the various vesting dates.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kurt Ekert	52,137	$209,591
Michael Randolfi	36,390	$168,122
Ann Bruder	—	—
Roshan Mendis	105,003	$422,112
Shawn Williams	178,565	$759,956
Sean Menke	649,940	$2,612,759
David Moore	83,246	$334,649

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2023 Nonqualified Deferred Compensation Table

The following table sets forth information concerning nonqualified deferred compensation activity for our named executive officers during 2023:

Name(1)	Plan	Executive Contributions in 2023 ($)(2)	Aggregate Earnings in 2023 ($)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2023 ($)(3)
David Moore	Executive Deferred Compensation Plan	$200,751	$(279,768)	—	$958,197

(1)	Messrs. Ekert, Randolfi, Mendis, Williams and Menke and Ms. Bruder did not have any amounts deferred under the EDCP (as defined below) in 2023.

(2)

Based on the closing price of our common stock as of the date of vesting of 49,938 shares deferred by Mr. Moore. The fair value for accounting purposes as of the date of grant of the amount deferred was included in the Stock Awards column of the 2024 Summary Compensation Table.

(3)	Based on the closing price of our common stock as of December 29, 2023.

Executive Deferred Compensation Plan

On November 10, 2015, we adopted the Sabre Corporation Executive Deferred Compensation Plan (the “EDCP”), a non-qualified deferred compensation plan that provides senior executives with an opportunity to defer all or a portion of their future restricted stock unit awards. Under the EDCP, senior executives may elect to defer 0%, 25%, 50%, 75% or 100% of the following year’s restricted stock unit award, including performance-based restricted stock units. Each participant will have a notional account established to reflect vesting of restricted stock unit awards and associated notional dividend equivalents. Participants are fully vested in their accounts. Deferrals are distributed in the form of shares of our common stock generally on the earliest of a participant’s termination of employment and the distribution date elected by the participant.

Information on Employment Agreements and Offer Letters

We have entered into employment agreements or offer letters with each of our named executive officers. Typically, the employment agreements provide for employment for a specified period of time (typically, two or three years), subject to automatic renewal for additional one-year terms unless either party provided written notice of non-renewal in accordance with the terms and conditions of the agreement. In addition, these agreements and offer letters included the named executive officer’s initial base salary or base salary at the time the agreement or offer letter was executed, an annual incentive opportunity under our EIP, and standard employee benefit plan and program participation. These agreements and offer letters also typically provided for a recommended equity award grant to be submitted to our Board of Directors or the Compensation Committee for approval, with an exercise price, in the case of an option to purchase shares of our common stock, equal to the fair market value of the shares of our common stock on the date of grant and subject to our specified vesting requirements. These offers of employment were each subject to covenants during the period of employment and for a specified period thereafter involving non-solicitation of customers, suppliers, and employees, non-competition, and non-disclosure of confidential information and trade secrets.

As described above, Mr. Menke has transitioned his role as CEO to Mr. Ekert. Mr. Menke has agreed to continue in his role as Sabre’s Executive Chair of the Board, and Mr. Ekert retained his title of President. In

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connection with this transition, Mr. Menke and Sabre GLBL Inc. (the “Company”) have agreed to terminate his existing employment agreement effective as of April 27, 2023 and, to help ensure an orderly and efficient transition of his duties, have entered into an employment agreement, dated February 28, 2023 (the “New Agreement”), that was effective as of April 27, 2023 (the “New Agreement Effective Date”). Pursuant to the New Agreement, during the period (the “Executive Transition Period”) effective on the New Agreement Effective Date through May 16, 2025 (the “Termination Date”), Mr. Menke will initially serve as Executive Chair of the Board and then, pursuant to notice as described below, as Special Advisor to the CEO and Board of Directors of Sabre (“Special Advisor”), with such reasonable duties and responsibilities as are assigned to Mr. Menke by both the Board of Directors of Sabre (as Executive Chair of the Board) and the Board of Directors of Sabre and the CEO (as Special Advisor). Under the New Agreement, Mr. Menke may elect to transition from Executive Chair of the Board to Special Advisor upon at least 30 days’ prior written notice to the Company. In addition, upon the approval of at least a majority of the independent members of the Board of Directors, the Company may elect to have Mr. Menke transition from Executive Chair of the Board to Special Advisor upon at least 30 days’ prior written notice to him. Upon the effective date of Mr. Menke’s transition to Special Advisor, Mr. Menke has agreed to retire or resign from the Board of Directors of Sabre. On March 4, 2024, the Board of Directors elected to have Mr. Menke transition to Special Advisor, effective immediately prior to the Annual Meeting, and Mr. Menke has announced his retirement from the Board of Directors, effective immediately prior to the Annual Meeting. Under the New Agreement, Mr. Menke waives any claims for payments under the Executive Severance Plan or any other severance policy or contract term under his prior employment agreement and confirms that as of the New Agreement Effective Date, he is no longer eligible to participate in the Executive Severance Plan or any other severance programs offered by Sabre. During the Executive Transition Period, Mr. Menke’s annual base salary is $750,000 when he is serving as Executive Chair of the Board and will be $25,000 a month when he is serving as Special Advisor, which will continue to be an employee position, with all payments subject to applicable withholdings and deductions. In connection with his continued service as Executive Chair of the Board at the beginning of the Executive Transition Period, Sabre has granted Mr. Menke on May 15, 2023 (the “Grant Date”) a one-time equity award under the 2023 Omnibus Plan with an aggregate grant date value of $2,000,000 (the “Executive Chair Award”), in the form of time-based restricted stock units. The Executive Chair Award vests in two approximately equal annual installments on the first two anniversary dates of the Grant Date, unless Mr. Menke is terminated for Cause (as defined under the Executive Severance Plan). The Executive Chair Award will become fully vested in the event of Mr. Menke’s termination of employment on account of death or in the event of a Change in Control of Sabre. Mr. Menke was eligible to receive a pro-rated annual incentive payment with respect to actual fiscal year 2023 performance, as determined by the Compensation Committee, for his service as CEO under his prior employment agreement. He is not otherwise be eligible to participate in any of Sabre’s or the Company’s bonus or incentive plans during the Executive Transition Period. His outstanding long-term incentive grants will continue to vest during the Executive Transition Period in accordance with their terms, but beginning on the New Agreement Effective Date, except as described above, he is not entitled to receive any future grants pursuant to any long-term incentive plan or program of Sabre or the Company. During the Executive Transition Period, Mr. Menke is eligible to participate in Sabre’s employee benefit plans, policies and other perquisite programs provided to other senior executives of Sabre and that he was eligible to receive under his prior employment agreement. The New Agreement confirms that he is subject to the post-employment obligations of non-competition, non-solicitation and non-disclosure for 24 months, which will begin to run at the commencement of the Executive Transition Period, in exchange for his waiver and release of any claims for payments under the Executive Severance Plan or his prior employment agreement. The Company has agreed that it will not terminate Mr. Menke’s employment during the Executive Transition Period unless

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and only if at least a majority of the independent members of the Board of Directors determine that there is Cause (as defined in the Executive Severance Plan). A termination for Cause would immediately end Mr. Menke’s right to receive payments as outlined under the New Agreement and would end his participation in any Sabre benefit programs.

In connection with his election as CEO and President, Mr. Ekert received an offer letter (the “Offer Letter”), dated February 28, 2023 and that was effective as of April 27, 2023. The Offer Letter provides that, in his role as CEO and President, Mr. Ekert reports directly to the Board of Directors. Under the terms of the Offer Letter, Mr. Ekert’s initial base salary is $900,000 per year. As a participant in Sabre’s annual incentive plan, Mr. Ekert is eligible for an annual bonus payment, with an annual target of 135% of his base salary; provided that in respect of 2023 his annual target was pro-rated such that his former target percentage of his base salary will apply with respect to the first four months of the calendar year, and his new and continuing target percentage applied for the last eight months of the calendar year. He also received an equity award with a grant-date value of up to $5,500,000 that was granted on May 15, 2023. Mr. Ekert continues to receive relocation assistance, and he is eligible to participate in Sabre’s employee benefit plans, policies and other compensation and perquisite programs as may be in effect from time to time. Mr. Ekert continues to be eligible to participate in the Executive Severance Plan as a Level 1 Employee. Mr. Ekert is also subject to the terms of an Executive Confidentiality and Restrictive Covenants Agreement.

In connection with her election as Executive Vice President and Chief Legal Officer, Ms. Bruder received an offer letter, dated March 8, 2023 and that was effective as of May 1, 2023. Under the terms of Ms. Bruder’s offer letter, her initial base salary is $600,000 per year. As a participant in Sabre’s annual incentive plan, Ms. Bruder is eligible for an annual bonus payment, with an annual target of 85% of her base salary, prorated for her initial year. She also received a one-time sign-on bonus of $500,000, which is reimbursable to Sabre on a pro-rata basis, in the event she leaves Sabre within one year of her start date for any reason other than (i) due to a reduction in force, (ii) her death, or (iii) her termination due to disability. Ms. Bruder also received an equity award with a grant-date value of $1,500,000 that was granted on May 15, 2023. She is eligible to participate in Sabre’s employee benefit plans, policies and other compensation and perquisite programs as may be in effect from time to time. Ms. Bruder is eligible to participate in the Executive Severance Plan as a Level 2 Employee. She is also subject to the terms of an Executive Confidentiality and Restrictive Covenants Agreement.

Potential Payments upon Termination or Change in Control

Any termination of employment of our named executive officers is governed by the Executive Severance Plan. The Executive Severance Plan is designed to provide post-employment compensation payments and benefits that approximate the termination benefits that our executive officers with employment agreements were entitled to receive under their respective agreements. See “Compensation Discussion and Analysis—Post-Employment Compensation.”

The estimated potential payments and benefits payable to each of the named executive officers in the event of a termination of employment as of December 31, 2023 are described below. The actual amounts that would be paid or distributed to the named executive officers as a result of one of the termination events occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of the shares of our common stock. Although we have entered into written arrangements to

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provide these payments and benefits to these named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with our named executive officers on post-employment compensation terms that vary from those provided in these pre-existing arrangements. Finally, in addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested options to purchase shares of our common stock that he held. For more information about our named executive officers outstanding equity awards as of December 31, 2023, see “2023 Outstanding Equity Awards at Fiscal Year-End Table” above.

Along with the payments and benefits described in these named executive officers’ individual post-employment compensation arrangements, these executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

Executive Severance Plan

Effective January 1, 2018, the Board of Directors adopted the Executive Severance Plan for key executives, including our named executive officers. Under the Executive Severance Plan, participants are eligible to receive certain payments and benefits in the event of a termination of their employment by Sabre without “cause” or a termination of employment by the participant for “good reason,” as well as upon “disability” (as each of these terms is defined in the Executive Severance Plan) and death.

In the event of a termination by Sabre without “cause” or by a participant for “good reason,” the participant, upon execution of a general release of liability against Sabre and subject to compliance with applicable post-termination restrictive covenants and other obligations, will generally be eligible to receive:

•

for a participant designated as a Level 1 Employee, an amount equal to 200% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 24 months following the date of termination), and for a participant designated as a Level 2 Employee, an amount equal to 150% of the sum of his or her then-current annual base salary and 110% of the participant’s target incentive opportunity for the prior year (paid in installments over a period of 18 months following the date of termination), and

•

continued medical, dental, and vision insurance coverage for the participant and his or her eligible dependents for the 24-month period (for a Level 1 Employee) or for the 18-month period (for a Level 2 Employee) following the date of termination, and senior executive level outplacement services for a period of one year; provided, however, that if the participant becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate.

In the case of the participant’s death or disability (as well as in the event of a termination of employment by us without “cause” or by the participant for “good reason”), the participant will be eligible to receive (i) his or her base salary through the date of termination, (ii) reimbursement of any unreimbursed business expenses properly incurred prior to the date of termination that are subject to reimbursement, (iii) payment for vacation time accrued as of the date of termination but unused, in accordance with our vacation policy as in effect as of the date of termination, and (iv) an amount equal to any accrued but unpaid annual incentive for the immediately preceding year. The same amounts, except for the amount of any accrued but unpaid annual incentive for the immediately preceding year, are payable to the participant in the event of (A) a termination of employment by us for cause or (B) a voluntary termination of employment by the participant.

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Our CEO has been designated as a Level 1 Employee, and Sabre’s Executive Vice Presidents have been designated as Level 2 Employees under the Executive Severance Plan.

As discussed above, Mr. Menke is eligible for certain severance payments and benefits; see “—Information on Employment Agreements and Offer Letters.”

Equity Awards

Generally, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, our 2021 Omnibus Plan, and our 2023 Omnibus Plan, in the event of a termination of employment:

•	all outstanding unvested time-based options to purchase shares of our common stock and other unvested time-based equity awards (and awards where all restrictions have not lapsed) expire, and

•

all outstanding vested and unexercised options to purchase shares of our common stock may continue to be exercised within 90 days following the date of the termination of employment, other than a termination for cause (extended to a one-year period if the termination of employment is due to disability or death).

Further, under our 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, our 2021 Omnibus Plan, and our 2023 Omnibus Plan, except as otherwise provided in the award agreement, if following a change in control of Sabre, an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason,” or if following a change in control of Sabre, the outstanding awards are not assumed, continued, or substituted by the surviving corporation, then all restrictions applicable to awards granted under the 2014 Omnibus Plan, our 2016 Omnibus Plan, our 2019 Omnibus Plan, our 2021 Omnibus Plan, and our 2023 Omnibus Plan will lapse as of the time of the change in control, and any unvested award will become fully exercisable and vested as of the time of the change in control.

The terms of the 2023 grant agreements under the 2023 Omnibus Plan provide that, except in the case of “retirement” of the executive officer, if awards and grants are assumed and if following a change in control of Sabre (for a one-year period under the terms of the 2023 grant agreements), an executive officer’s employment is terminated by us for any reason other than “cause” or he or she terminates his or her employment for “good reason”:

•	any shares of our common stock subject to restricted stock unit awards will vest in full following the executive officer’s termination of employment, and

•

any shares of our common stock subject to restricted stock unit awards with performance metrics will vest based on an assumed attainment level of 100% following the executive officer’s termination of employment.

In the event of the “retirement” of the executive officer, (1) the terms of the 2023 PSU grant agreements under the 2023 Omnibus Plan provide that any eligible RSUs (as defined in the grant agreement) that would have vested on the vesting date immediately following such termination had the participant’s employment continued through such date will vest on the applicable vesting date, and (2) the terms of the 2023 RSU grant agreements under the 2023 Omnibus Plan provide that the unvested RSUs that would have vested on the first and second vesting immediately following such termination had the participant’s employment continued through such date will vest on the applicable vesting date. “Retirement” means a voluntary or involuntary termination of employment, not for “cause,” at a minimum age of 60 with no less

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than five years of continuous employment, and with the sum of the executive’s age and number of years of continuous employment being no less than 70.

In the event of the death of the executive officer, the terms of the 2023 grant agreements under the 2023 Omnibus Plan provide that any shares of our common stock subject to restricted stock unit awards will immediately vest in full, including in the case of awards with performance metrics based on an assumed attainment level of 100%.

We have entered into certain non-competition agreements with the named executive officers that restrict their ability to compete with us during a specified post-employment period.

Summary of Estimated Payments and Benefits

The following table summarizes estimated post-employment payments and benefits that would have been payable to the other named executive officers in the event that their employment had been terminated (for cause in the case of Mr. Menke) or a change in control of Sabre had occurred as of December 31, 2023. No post-employment compensation is payable to any named executive officer who voluntarily terminates his or her employment with us (other than a voluntary resignation for good reason). The information set forth in the table for the other named executive officers is based on the assumption, in each case, that termination of employment or the change in control of Sabre occurred on December 31, 2023.

The table below provides an estimate for the other named executive officers of the value of accelerated vesting of outstanding and unvested equity awards assuming that a change in control of Sabre and a qualifying termination of employment occurred on December 31, 2023 and assuming a stock price of $4.40 per share, the closing price of a share of our common stock on the Nasdaq Stock Market on December 29, 2023.

On May 8, 2023, we approved David Moore’s ceasing to serve as Executive Vice President and Chief Technology Officer of Sabre, effective as of May 8, 2023. Mr. Moore’s last day of employment with Sabre was July 1, 2023. The termination of Mr. Moore’s employment was considered to be a qualifying termination (as defined under Sabre’s Executive Severance Plan), and in connection with the termination of his employment, Mr. Moore was eligible to receive payments for a termination without “cause” (as defined under the Executive Severance Plan) under the terms of the Executive Severance Plan as a Level 2 employee. As a result, Mr. Moore was entitled to receive an amount equal to 150% of his current annual base salary and 110% of his target incentive opportunity for 2022, or an aggregate of $1,611,350, paid in installments over a period of 18 months following the date of termination. In addition, he is entitled to continued medical, dental, and vision insurance coverage for him and his eligible dependents for the 18-month period following the date of termination, and senior executive level outplacement services for a period of one year; provided, however, that if he becomes re-employed and eligible to receive health insurance benefits under another employer-provided plan, the continued insurance coverage will terminate. The receipt of these items will be subject to Mr. Moore’s execution of a general release of liability against Sabre and will be subject to compliance with applicable post-termination restrictive covenants and other obligations.

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Potential Payments and Benefits upon Termination of Employment or Change in Control Table

Name and Triggering Event(1)	Severance or Multiple of Salary and Bonus(2)	Valuation of Equity Vesting Acceleration Assuming Cash-Out/ Payment of Long-Term Cash Incentive(3)	Value of Other Benefits(4)	Total
Kurt Ekert
Involuntary termination not in connection with change in control	$4,473,000	—	$38,163	$4,511,163
Involuntary termination in connection with change in control(5)(6)	$4,473,000	$8,556,073	$38,163	$13,067,236
Retirement	—	—	—	—
Death	—	$8,556,073	$1,501,000	$10,057,073
Disability	—	—	$540,000	$540,000
Michael Randolfi
Involuntary termination not in connection with change in control	$1,940,250	—	$37,922	$1,978,172
Involuntary termination in connection with change in control(5)(6)	$1,940,250	$3,329,313	$37,922	$5,307,485
Retirement	—	—	—	—
Death	—	$3,329,313	$1,300,000	$4,629,313
Disability	—	—	$500,000	$500,000
Ann Bruder
Involuntary termination not in connection with change in control	$1,741,500	—	$38,508	$1,780,008
Involuntary termination in connection with change in control(5)(6)	$1,741,500	$1,896,550	$38,508	$3,676,558
Retirement	—	—	—	—
Death	—	$1,896,550	$1,200,000	$3,096,550
Disability	—	—	$1,980,020	$1,980,020
Roshan Mendis
Involuntary termination not in connection with change in control	$1,769,338	—	$47,032	$1,816,370
Involuntary termination in connection with change in control(5)(6)	$1,769,338	$2,798,426	$47,032	$4,614,796
Retirement	—	—	—	—
Death	—	$2,798,426	$2,499,549	$5,297,975
Disability	—	—	$468,665	$468,665
Shawn Williams
Involuntary termination not in connection with change in control	$1,509,300	—	$37,576	$1,546,876
Involuntary termination in connection with change in control(5)(6)	$1,509,300	$3,177,742	$37,576	$4,724,618
Retirement	—	—	—	—
Death	—	$3,177,742	$1,040,000	$4,217,742
Disability	—	—	$1,048,000	$1,048,000
Sean Menke
Involuntary termination for cause not in connection with change in control	—	—	—	—
Involuntary termination in connection with change in control(5)(6)	—	$7,343,767	$34,568	$7,378,335
Retirement	—	—	—	—
Death	—	$7,343,767	$2,000,000	$9,343,767
Disability	—	—	$1,640,000	$1,640,000

(1)

The calculations presented in this table illustrate the estimated payments and benefits that would have been paid to each of the named executive officers had their employment been terminated on December 31, 2023 for each of the following reasons: a termination of

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employment without cause or a termination of employment by a named executive officer for good reason, or in the case of Mr. Menke a termination of his employment for cause; a termination of employment without cause or a termination of employment by a named executive officer for good reason following a change in control of Sabre; retirement; death; or disability. The calculations are based on the closing price of our common stock on December 29, 2023 of $4.40 per share.

(2)	Termination benefits calculated in accordance with the Executive Severance Plan. For purposes of calculating the annual incentive, reflects the base salary in effect as of December 31, 2023.

(3)	For purposes of this analysis, assumes the following award information:

•

For Mr. Ekert, amount includes the value of (1) outstanding unvested RSU awards covering 997,919 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested PSU awards covering 946,643 shares of our common stock, the vesting of which would accelerate in the event of change in control and death.

•

For Mr. Randolfi, amount includes the value of (1) outstanding unvested RSU awards covering 360,136 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested PSU awards covering 396,526 shares of our common stock, the vesting of which would accelerate in the event of change in control and death.

•

For Ms. Bruder, amount includes the value of (1) outstanding unvested RSU awards covering 215,517 shares of our common stock, the vesting of which would accelerate and (2) outstanding unvested PSU awards covering 215,517 shares of our common stock, the vesting of which would accelerate in the event of change in control and death.

•

For Mr. Mendis, amount includes the value of (1) outstanding unvested options to purchase 161,057 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested RSU awards covering 267,655 shares of our common stock, the vesting of which would accelerate, (3) outstanding unvested PSU awards covering 368,351 shares of our common stock, the vesting of which would accelerate in the event of change in control, and (4) outstanding unvested PSU awards covering 368,351 shares of our common stock, the vesting of which would accelerate in the event of death.

•

For Mr. Williams, amount includes the value of (1) outstanding unvested options to purchase 169,062 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested RSU awards covering 310,759 shares of our common stock, the vesting of which would accelerate, (3) outstanding unvested PSU awards covering 411,455 shares of our common stock, the vesting of which would accelerate in the event of change in control, and (4) outstanding unvested PSU awards covering 411,455 shares of our common stock, the vesting of which would accelerate in the event of death.

•

For Mr. Menke, amount includes the value of (1) outstanding unvested options to purchase 420,420 shares of our common stock, the vesting of which would accelerate, (2) outstanding unvested RSU awards covering 713,223 shares of our common stock, the vesting of which would accelerate, (3) outstanding unvested PSU awards covering 713,222 shares of our common stock, the vesting of which would accelerate in the event of change in control, and (4) outstanding unvested PSU awards covering 713,222 shares of our common stock, the vesting of which would accelerate in the event of death.

(4)

For an involuntary termination of employment, amount includes the value of COBRA benefits and a $15,000 value for outplacement services. For death and disability, amount represents the payment of benefits under Sabre’s group life insurance plan, accidental death and disability plan, or long-term disability plan, as applicable (which are available to all U.S. salaried employees).

(5)

The change-in-control calculations assume that on December 31, 2023 (1) a change in control of Sabre occurred and (2) the employment of each of the named executive officers was terminated without “cause.”

(6)

The potential payments and benefits reflect the maximum amounts that may be paid. Should the actual payments and benefits trigger an excise tax under Section 4999 of the Code, pursuant to such named executive officer’s employment agreement, each will either (1) have his or her payments reduced to the extent necessary to avoid the excise tax or (2) receive the full payment and be subject to the excise tax, whichever results in a better net after-tax benefit to such named executive officer.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Act, we are providing the following information about the relationship of the annual total compensation of our employees (other than our CEO) and the annual total compensation of our CEO, Kurt Ekert. For 2023:

•	the annual total compensation of our median employee was $62,443, and

•	the annual total compensation of our CEO, as reported in the 2023 Summary Compensation Table, was $8,480,690.

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EXECUTIVE COMPENSATION

Based on this information, for 2023 we estimate the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 136 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. As explained by the SEC when it adopted Item 402(u), the rule was designed to allow stockholders to better understand and assess our compensation practices and pay ratio disclosures rather than to facilitate a comparison of this information from one company to another.

To identify our “median employee,” as well as to determine the annual total compensation of our median employee, we took the following steps:

•

We reviewed our employee population, consisting of full-time, part-time, and temporary employees as of November 1, 2023, for us and our consolidated subsidiaries. We selected this date, which is within the last three months of 2023, as the date upon which we would identify the “median employee” to allow sufficient time to identify that employee given the global scope of our operations.

•

As of November 1, 2023, we had approximately 6,343 employees, of which 1,783 were located in the U.S. and 4,560 were located outside of the U.S. Due to the complexity in obtaining their compensation information, we have excluded 302 employees (less than 5% of our total workforce) located in 42 countries from the determination of the median employee. All of the 302 employees in these 42 countries were excluded. A list of included and excluded countries, as well as the approximate number of employees in each of these countries, is included in Appendix E.

•

Due to the geographical distribution of our employee population, we use a variety of pay elements to structure the compensation arrangements of our employees. Consequently, to identify the “median employee” from our employee population, we compared base salary or wages as the most appropriate measure of compensation. In making this determination, we annualized the compensation of all permanent employees who were hired in 2023 but did not work for us or our consolidated subsidiaries for the entire year.

•

Once we identified our “median employee,” we identified and calculated the elements of this employee’s total compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $62,443.

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PAY-VERSUS-PERFORMANCE TABLE

PAY-VERSUS-PERFORMANCE
TABLE
The following table sets forth certain
pay-versus-
performance
information for the years indicated.

Year	Summary Compen- sation Table Total for CEO 1 ($) (1)	Compen- sation Actually Paid to CEO 1 ($) (1)(4)	Summary Compen- sation Table Total for CEO 2 ($) (2)	Compen- sation Actually Paid to CEO 2 ($) (2)(4)	Average Summary Compen- sation Table Total for Non-CEO Named Executive Officers ($) (3)	Average Compen- sation Actually Paid to Non-CEO Named Executive Officers ($) (3)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income (loss) ($) (in thousands)	Adjusted EBITDA ($) (in thousands) (6)
							Total Shareholder Return ($) (5)	Peer Group Total Shareholder Return ($) (5)

2023	$ 3,347,275	$ (256,286)	$8,480,690	$8,323,779	$3,300,218	$2,376,649	$20.33	$191.27	$ (527,940)	$ 337,146

2022	$ 9,771,335	$ 3,425,759	—	—	$3,700,352	$1,508,437	$28.55	$129.96	$ (456,833)	$ 65,337

2021	$19,823,002	$12,803,786	—	—	$5,527,722	$4,821,155	$39.68	$172.32	$ (950,071)	$(261,276)

2020	$10,563,060	$ 6,850,413	—	—	$3,139,404	$1,659,779	$55.53	$135.28	$(1,289,998)	$(447,529)

(1)	Represents Mr. Menke, who was CEO for 2020, 2021, 2022, and from January 1, 2023 through April 26, 2023.

(2)	Represents Mr. Ekert, who became CEO effective April 27, 2023.

(3)
For 2023, our
non-CEO
named executive officers were Michael Randolfi, Ann Bruder, Roshan Mendis, Shawn Williams, and David Moore. For 2022, our
non-CEO
named executive officers were Michael Randolfi, Kurt Ekert, David Moore, Scott Wilson, Douglas Barnett, Wade Jones, and Cem Tanyel. For 2021, our
non-CEO
named executive officers were Douglas Barnett, Wade Jones, Roshan Mendis, and David Shirk. For 2020, our
non-CEO
named executive officers were Douglas Barnett, Wade Jones, David Moore, and David Shirk.

(4)	The following tables set forth the adjustments made during each year represented in the table to determine the compensation “actually paid” to the named executive officers for such year.

CEO 1 – Mr. Menke	2020	2021	2022	2023

Summary Compensation Table Total	$10,563,060	$19,823,002	$9,771,335	$3,347,275

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(8,866,786)	(17,463,960)	(7,237,236)	(2,000,000)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	14,187,539	8,935,662	4,594,897	2,528,737

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(4,224,628)	(972,168)	(2,942,801)	(2,195,747)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(4,808,772)	2,481,251	(760,436)	(1,936,551)

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—

+ Value of Dividends or Other Earnings Paid on Option Awards or Stock Awards in the Fiscal Year That Are Not Included in the Total Compensation for the Fiscal Year	—	—	—	—

Compensation “Actually Paid”	$6,850,413	$12,803,786	$3,425,759	$(256,286)

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PAY-VERSUS-PERFORMANCE TABLE

CEO 2 – Mr. Ekert	2023

Summary Compensation Table Total	$8,480,690

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(6,329,742)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	6,986,635

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(701,188)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(112,616)

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—

+ Value of Dividends or Other Earnings Paid on Option Awards or Stock Awards in the Fiscal Year That Are Not Included in the Total Compensation for the Fiscal Year	—

Compensation“Actually Paid”	$8,323,779

Non-CEO Named Executive Officers	2020	2021	2022	2023

Summary Compensation Table Total	$3,139,404	$5,527,722	$3,700,352	$3,300,218

- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(2,232,879)	(2,625,811)	(1,987,594)	(1,910,430)

+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	3,483,075	1,538,508	850,287	1,727,603

+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	(1,373,167)	(182,461)	(155,168)	(239,369)

+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—	—	—	—

+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(1,356,654)	563,197	(268,882)	(215,670)

- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	(630,558)	(285,704)

+ Value of Dividends or Other Earnings Paid on Option Awards or Stock Awards in the Fiscal Year That Are Not Included in the Total Compensation for the Fiscal Year	—	—	—	—

Compensation “Actually Paid”	$1,659,779	$4,821,155	$1,508,437	$2,376,649

(5)
Total shareholder return and peer group total shareholder return represent the cumulative total return for our common stock and the Standard & Poor’s Software and Services Index (“S&P 500/Software & Services”), respectively, assuming $100 was invested at the market close on December 31, 2019 in the common stock of Sabre Corporation and in the S&P 500/Software & Services index, as well as reinvestments of dividends.

(6)
Adjusted EBITDA represents, in Sabre’s assessment, the most important financial measure used by Sabre to link compensation actually paid to Sabre’s named executive officers for the most recently completed fiscal year to Sabre. See
Appendix D
for additional information on Adjusted EBITDA, including a
non-GAAP
to GAAP reconciliation. For 2023, Adjusted EBITDA was defined as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, net, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision (benefit) for income taxes. For 2022, Adjusted

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PAY-VERSUS-PERFORMANCE TABLE

EBITDA was defined as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision (benefit) for income taxes. For 2021, Adjusted EBITDA was defined as (Loss) Income from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining (benefit) provision for income taxes; the calculation of Adjusted EBITDA was to no longer exclude the amortization of upfront incentive consideration in all periods presented. For 2020, Adjusted EBITDA was defined as (Loss) Income from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, amortization of upfront incentive consideration, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision for income taxes.
The following chart reflects the relationship over each of the years in the pay-versus-performance

table between the compensation “actually paid” to the CEO and the average compensation “actually paid” to the non-CEO

named executive officers to Sabre’s cumulative total shareholder return, peer group cumulative total shareholder return, net income, and Adjusted EBITDA over each of the years presented in the table.

104	|	Sabre Corporation 2024 Proxy Statement

PAY-VERSUS-PERFORMANCE TABLE

The following financial performance measures represent, in Sabre’s assessment, the most important financial measures Sabre used to link compensation that we actually paid to our named executive officers for 2023:

•	Adjusted EBITDA

•	Free Cash Flow

•	Revenue
Adjusted EBITDA was the primary financial metric of our 2023 annual incentive, and we consider it to be an important indicator of our overall business performance. Free Cash Flow was the primary financial metric of our 2023 PSU awards, and we consider it to be an important long-term indicator of our ability to operate our business and repay our debt. We consider revenue to be a significant driver of our Adjusted EBITDA and Free Cash Flow.
The information in this
“Pay-Versus-Performance
Table” section shall not be deemed to be incorporated by reference into any future filing by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this section by reference in such filing.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, determined in accordance with the SEC’s rules and regulation, as of December 31, 2023 for (1) each person or group who is known by us to own beneficially more than 5% of our outstanding shares, (2) each of our named executive officers, (3) each of the individuals that served as a director during 2023, and (4) all of our executive officers and directors as a group.

	Shares of Common Stock Beneficially Owned(1)
	Number	Percent

5% Stockholders:

BlackRock, Inc.(2)	59,140,514	15.6%

The Vanguard Group(3)	41,643,643	11.0%

Fundsmith LLP(4)	22,261,537	5.9%

EARNEST Partners, LLC(5)	20,288,478	5.3%

Named Executive Officers, Directors and Nominees for Director:

Kurt Ekert	1,158,935	*

Michael Randolfi	537,665	*

Ann Bruder	242,517	*

Roshan Mendis	461,465	*

Shawn Williams	493,291	*

Sean Menke	1,667,340	*

David Moore(6)	221,304	*

George Bravante, Jr.(7)	207,067	*

Hervé Couturier	114,418	*

Rachel Gonzalez(8)	114,519	*

Gail Mandel	88,021	*

Phyllis Newhouse	85,681	*

Karl Peterson(7)	122,277	*

Zane Rowe(8)	114,982	*

Gregg Saretsky	98,118	*

John Scott	98,118	*

Wendi Sturgis	85,681	*

All Executive Officers, Directors and Nominees as a group (20 Persons)(9)	6,982,627	*

*	Represents beneficial ownership of less than 1%.

106	|	Sabre Corporation 2024 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(1)

Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Unless otherwise noted, the address of each beneficial owner listed in the table is c/o Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092. Unless otherwise noted and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on the number of shares outstanding as of December 31, 2023.

(2)

The number of shares of our common stock beneficially owned by BlackRock, Inc. (“BlackRock”) is based on the Schedule 13G/A filed by BlackRock with the SEC on January 22, 2024 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, (i) the address of BlackRock is 50 Hudson Yards, New York, NY 10001 and (ii) BlackRock has sole voting power with respect to 58,154,710 shares, sole dispositive power with respect to 59,140,514 and no shared voting or dispositive power.

(3)

The number of shares of our common stock beneficially owned by The Vanguard Group (“Vanguard”) is based on the Schedule 13G/A filed by Vanguard with the SEC on February 13, 2024 (the “Vanguard 13G/A”). According to the Vanguard 13G/A, (i) the address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355 and (ii) Vanguard has no sole voting power, shared voting power with respect to 302,723 shares, sole dispositive power with respect to 40,985,552 shares, and shared dispositive power with respect to 658,091 shares.

(4)

The number of shares of our common stock beneficially owned by Fundsmith LLP (“Fundsmith”) is based on the Schedule 13G/A filed by Fundsmith with the SEC on February 14, 2024 (the “Fundsmith 13G/A”). According to the Fundsmith 13G/A, (i) the address of Fundsmith is 33 Cavendish Square, London, UK W1G 0PW and (ii) Fundsmith has sole voting power with respect to 22,261,537 shares, sole dispositive power with respect to 22,261,537 shares, and no shared voting or dispositive power.

(5)

The number of shares of our common stock beneficially owned by EARNEST Partners, LLC (“EARNEST”) is based on the Schedule 13G/A filed by Earnest with the SEC on February 13, 2024 (the “EARNEST 13G/A”). According to the EARNEST 13G/A, (i) the address of EARNEST is 1180 Peachtree Street NE, Suite 2300, Atlanta, GA 30309 and (ii) EARNEST has sole voting power with respect to 14,985,805 shares, sole dispositive power with respect to 20,288,478 shares, and no shared voting or dispositive power.

(6)

Mr. Moore’s employment with Sabre ended on July 1, 2023. The number of shares of our common stock beneficially owned is based on information available to us and includes 217,772 shares deferred by Mr. Moore pursuant to the EDCP.

(7)	Includes 71,760 and 35,593 shares that are deferred by Mr. Bravante and Mr. Peterson, respectively, pursuant to the Director Deferral Plan.

(8)	Ms. Gonzalez and Mr. Rowe retired from the Board of Directors effective February 16, 2024.

(9)

Includes 107,353 shares that are deferred pursuant to the Director Deferral Plan, 217,772 shares that are deferred pursuant to the EDCP, and 43,061 time-based restricted stock unit awards that vest within 60 days of December 31, 2023.

Sabre Corporation 2024 Proxy Statement	|	107

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a written related party transaction policy. Pursuant to this policy, the Audit Committee of the Board of Directors is responsible for evaluating each related party transaction and determining whether the transaction is fair, reasonable and within our policy, and whether it should be ratified or approved. The Audit Committee, in evaluating a transaction, considers various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related party’s interest in the transaction, the size and expected term of the transaction, and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. If less than a majority of the members of the Audit Committee is qualified to ratify or approve a transaction, the Audit Committee will submit the transaction to the disinterested directors of the Board of Directors, who will apply the same factors to evaluate, ratify, or approve the transaction. The Audit Committee reviews, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related party transactions they deem relevant.

108	|	Sabre Corporation 2024 Proxy Statement

OTHER INFORMATION

OTHER INFORMATION

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and any person owning more than 10% of a class of our common stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. We maintain a compliance program to assist our directors and executive officers in making these filings. We believe that our executive officers, directors, and 10% stockholders timely complied with their filing requirements for 2023.

2025 Stockholder Proposals

Proposals by stockholders for inclusion in our proxy statement and form of proxy for the 2025 Annual Meeting pursuant to Rule 14a-8 of the Exchange Act should be addressed to the Corporate Secretary, Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, and must be received at this address no later than November 15, 2024. Any such proposals must also otherwise comply with the requirements of the SEC relating to stockholder proposals. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and form of proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

Proxy Access Nominations and Annual Meeting Advance Notice Requirements

Stockholders who wish to nominate one or more director candidates to be included in our proxy materials pursuant to Section 2.19 of our Bylaws (a “proxy access nomination”) must submit written notice of the nomination to the Corporate Secretary, which generally must be received at least 120 days, but not more than 150 days, before the anniversary of the date that we commenced mailing of our definitive proxy statement for the previous year’s annual meeting. Any notice of a proxy access nomination must comply with the requirements of our Bylaws, which may be found in the investor relations section of our website at investors.sabre.com, and any applicable law.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors, to be submitted to the stockholders for consideration at an annual meeting but without being including in the Company’s proxy statement. In order for any matter to be “properly brought” before a meeting in accordance with the advance notice procedures in our Bylaws, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not earlier than the opening of business 120 days prior, and not later than the close of business 90 days before, the first anniversary date of the immediately preceding annual meeting of stockholders, or December 25, 2024 and January 24, 2025 for the 2025 Annual Meeting. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. Stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with and provide the information required by Rule 14a-19 under the Exchange Act.

Under our Bylaws, the Board of Directors may authorize rules and regulations for the conduct of meetings. Except to the extent inconsistent with such rules and regulations adopted by the Board of Directors, the

Sabre Corporation 2024 Proxy Statement	|	109

OTHER INFORMATION

chairperson of the meeting of stockholders shall have the right to adopt rules and regulations for the conduct of meetings, which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These procedures are only a summary of the provisions regarding stockholder nominations of directors and proposals of other business in our Bylaws. Please refer to our Bylaws for more information on these requirements.

The chairperson or other officer presiding at the Annual Meeting has the sole authority to determine whether any nomination or other proposal has been properly brought before the meeting in accordance with our Bylaws. If we receive a proposal other than pursuant to Rule 14a-8 or a nomination for the 2024 Annual Meeting of Stockholders, and such nomination or other proposal was not delivered within the time frame specified in our Bylaws, then the persons appointed by the Board and named in the proxies for the 2024 Annual Meeting of Stockholders may exercise discretionary voting power if a vote is taken with respect to that nomination or other proposal.

Householding

Some stockholders as of the record date who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single proxy package containing one annual report, one proxy statement, and multiple proxy cards for each stockholder. This procedure helps us reduce printing and postage costs associated with providing our proxy materials.

Once you have received notice that your broker or Sabre will be householding your materials, householding will continue until you are notified otherwise or you revoke your consent. You may request a separate copy of the Notice and/or set of our printed proxy materials by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary, or by calling (682) 605-1000.

If, at any time: (1) you no longer wish to participate in householding and would prefer to receive a separate set of our printed proxy materials or (2) you and another stockholder sharing the same address wish to participate in householding and prefer to receive one set of our printed proxy materials, please notify either your broker (if you hold your shares in street name) or Sabre (if you are a stockholder of record). You can notify Sabre by sending a written request to Sabre Corporation, 3150 Sabre Drive, Southlake, Texas 76092, Attention: Corporate Secretary.

By order of the Board of Directors.

Steve Milton
Corporate Secretary

SABRE CORPORATION

3150 Sabre Drive

Southlake, Texas 76092

Telephone: (682) 605-1000

March 15, 2024

110	|	Sabre Corporation 2024 Proxy Statement

APPENDIX A

APPENDIX A

SABRE CORPORATION

2024 OMNIBUS INCENTIVE COMPENSATION PLAN

1. Purpose of the Plan.

This Sabre Corporation 2024 Omnibus Incentive Compensation Plan is intended to promote the interests of the Company and its stockholders by providing the employees and other service providers of the Company, who are responsible for the management, growth, and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing employees with a proprietary interest aligned with the long-term growth, profitability, and financial success of the Company.

2. Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means the Company and any of its direct or indirect Subsidiaries.

(b) “Affiliated Entity” means any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

(c) “Awards” mean all awards granted pursuant to the terms of the Plan including, but not limited to, Cash Incentive Awards, Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards.

(d) “Award Agreement” means the written agreement, in a form determined by the Committee or its delegee from time to time, between the Company and a Participant that evidences the grant of an Award and sets out the terms and conditions of an Award.

(e) “Board” means the Board of Directors of Sabre Corporation.

(f) “Cash Incentive Award” means an award granted pursuant to Section 8 of the Plan.

(g) “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, (i) if the Participant is a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date, the definition used in such Executive Severance Plan as of the Grant Date, (ii) if the Participant is not a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date but has an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, the definition used in such employment agreement as of the Grant Date, or (iii) if the Participant is not a participant in the Sabre Corporation Executive Severance Plan and does not have an effective employment agreement as of the Grant Date, unless otherwise provided in the Participant’s Award Agreement, the termination of the

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APPENDIX A

Participant’s Employment on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or any Affiliated Entity (whether financially, reputationally or otherwise); (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or any Affiliated Entity; (iv) the Participant’s unauthorized removal from the premises of the Company or any Affiliated Entity of any document (in any medium or form) relating to the Company, any Affiliated Entity, or the customers of the Company or any Affiliated Entity other than in the good faith performance of the Participant’s duties; or (v) the indictment or a plea of nolo contendere by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company or any Affiliated Entity may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliated Entity may have under any other agreement with the Employee or at law or in equity. If, subsequent to the termination of Employment of a Participant which is not a participant in the Sabre Corporation Executive Severance Plan as of the Grant Date or without an effective employment agreement as of the Grant Date, it is discovered that such Participant’s Employment could have been terminated for Cause, as such term is defined above (unless otherwise defined in a Grant Agreement), the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Cause (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(h) “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group(other than any employee benefit plan sponsored by Sabre Corporation) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such Common Stock in any such election; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or (v) consummation of a merger or consolidation of the Company with another entity in which the holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction. Notwithstanding the foregoing, with respect to any Award that constitutes “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

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(j) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(k) “Common Stock” means Sabre Corporation Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Plan.

(l) “Company” means Sabre Corporation and all of its Subsidiaries, collectively. For purposes of the Plan, the “Company” shall include any successor to the Company, subject to applicable law.

(m) “Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(n) “Disability” shall mean a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as determined from time to time by the Company, in its sole discretion, or as specified in the Participant’s Award Agreement, provided that (i) in the event the Participant is a participant in the Sabre Corporation Executive Severance Plan and such Executive Severance Plan contains a different definition of the term “Disability” (or any derivation of such term), the definition in such Executive Severance Plan shall control or (ii) in the event the Participant is not a participant in the Sabre Corporation Executive Severance Plan but is a party to an effective employment agreement with the Company or any Affiliated Entity as of the Grant Date, and such agreement contains or operates under a different definition of “Disability” (or any derivative of such term), the definition of Disability used in such agreement at the time of grant shall be substituted for the definition set forth above for all purposes hereunder.

(o) “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(p) “Employment” shall mean, except as otherwise required by Section 409A of the Code, employment with the Company or any Affiliated Entity, and shall include the provision of services as a consultant for the Company or any Affiliated Entity. A Participant’s Employment shall terminate on the date the Participant is no longer employed by an entity that is at least one of (i) the Company, (ii) an Affiliate, or (iii) an entity that is an Affiliated Entity as of such date. “Employed” shall have a correlative meaning.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) closing price of a share of Common Stock on the date of grant as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of grant as reported on the NASDAQ Stock Market. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(s) “Good Reason” shall mean, unless otherwise defined in a Participant’s Award Agreement (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary or bonus opportunity other than a proportionate decrease in bonus

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opportunity of less than 10% that applies to employees generally of the Company or its Affiliates otherwise eligible to participate in the affected plan, or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location immediately prior to the Participant’s commencement of participation in the Plan, without the Participant’s prior written consent; provided, that, within twenty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice. Notwithstanding the foregoing, if, as of the Grant Date, the Participant is a participant in the Sabre Corporation Executive Severance Plan and such Executive Severance Plan contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such Executive Severance Plan as of the Grant Date shall control or, if the Participant is not a participant in the Sabre Corporation Executive Severance Plan but is a party to an effective employment with the Company or any Affiliated Entity that contains a different definition of the term “Good Reason” (or any derivation of such term), the definition in such employment agreement as of the Grant Date shall control. Once an entity ceases to be an Affiliated Entity, even if an effective employment agreement as of the Grant Date was with such entity, such agreement shall continue to apply with regard to defining Good Reason (and for such purpose references to such entity shall be deemed to be references to the Company and any entity that continues to be an Affiliated Entity).

(t) “Grant Date” means the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(u) “Incentive Stock Option” means an Option qualified under Section 422 of the Code.

(v) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

(w) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan.

(x) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(y) “Participant” means an employee or other individual service provider of the Company who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be. For the avoidance of doubt, an individual who is serving as both an employee or individual consultant or other service provider in addition to his or her service as a member of the Board, such as an individual serving as an Executive Chair of the Board or in another similar position, will be eligible to participate in the Plan and receive Awards hereunder (to the extent determined by the Committee from time to time) in respect of such employment or other provision of services.

(z) “Performance Measures” means such measures as are described in Section 9.

(aa) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

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(ab) “Plan” means this Sabre Corporation 2024 Omnibus Incentive Compensation Plan, as it may be amended from time to time.

(ac) “Prior Plans” mean the Sabre Corporation 2023 Omnibus Incentive Compensation Plan, the Sabre Corporation 2021 Omnibus Incentive Compensation Plan, the Sabre Corporation 2019 Omnibus Incentive Compensation Plan, the Sabre Corporation 2016 Omnibus Incentive Compensation Plan, the Sabre Corporation 2014 Omnibus Incentive Compensation Plan, the Sovereign Holdings, Inc. 2012 Management Equity Incentive Plan, the Sovereign Holdings, Inc. 2007 Management Equity Incentive Plan (as amended in 2010), and the Sovereign Holdings, Inc. Stock Incentive Plan.

(ad) “Qualifying Termination” shall mean, with respect to a Participant, (i) a termination of such Participant’s Employment by the Company, the surviving corporation, or any of the Company’s or the surviving corporation’s then-Affiliated Entities without Cause or by the Participant for Good Reason, or (ii) a termination of such Participant’s Employment in the event of a Participant’s death or Disability, in each of (i) or (ii), following a Change in Control of the Company. It is understood that a Participant shall not have a Qualifying Termination by virtue of ceasing to be Employed by an entity or its subsidiaries undergoing a Change in Control where, following such Change in Control, the Participant remains employed by an entity that was an Affiliated Entity of the entity or its subsidiaries undergoing a Change in Control immediately prior to such Change in Control.

(ae) “Sabre Corporation” means Sabre Corporation, a Delaware corporation, and any successor thereto.

(af) “Securities Act” means the Securities Act of 1933, as amended.

(ag) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

3. Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits.

(a) Subject to adjustment as provided in Section 11 and the provisions of this Section 3, the number of shares of Common Stock that may be covered by Awards granted under the Plan shall be the sum of: (i) 23,500,000 shares of Common Stock, (ii) the number of shares remaining available for issuance under the Prior Plans that are not the subject of outstanding Awards as of the Effective Date, and (iii) any shares subject to outstanding Awards under any Prior Plan as of the Effective Date that become available for issuance in accordance with the share counting provisions of such Prior Plans. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee.

(b) For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used or issued to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan provided, however, that if the exercise price or tax withholding requirements related to any Award granted under the Plan is satisfied through the withholding by the Company of shares of Common Stock that are otherwise then deliverable in respect of such Award or through actual or constructive transfer to the Company of shares of Common Stock already owned, the number of shares of Common Stock withheld or transferred, will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. Furthermore, any shares of Common Stock received by a Participant in connection with an exercise of Options that are subsequently repurchased by the Company will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or

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transfer under the Plan. However, if all or any portion of an Award issued pursuant to the Plan expires, or is forfeited, terminated or cancelled, without the issuance of shares of Common Stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, the number of shares of Common Stock subject to Awards that have been so forfeited, terminated, cancelled, or have expired, as the case may be, will again be available for issuance or transfer under the Plan. In addition, because shares of Common Stock will count against the number reserved in Section 3(a) upon delivery, and subject to the share counting rules under this Section 3(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares of Common Stock than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares of Common Stock in excess of the number then available under the Plan.

(c) Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) as provided in Section 11 of the Plan shall not count as used under the Plan for purposes of Section 3.

(d) Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 11:

(i) the number of shares of Common Stock that may be covered by Incentive Stock Options shall not exceed 23,500,000 shares of Common Stock in the aggregate;

(ii) the number of shares of Common Stock that may be covered by Awards (other than Options or stock appreciation rights) granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 3,000,000 shares, and the number of shares of Common Stock that may be covered by Options or stock appreciation rights granted under the Plan to any Participant in a single fiscal year of the Company may not exceed 3,000,000 shares; and

(iii) the amount payable with respect to any Cash Incentive Award granted under the Plan to any Participant in a single fiscal year of the Company that is subject to performance-based vesting may not exceed $5,000,000.

4. Administration of the Plan.

(a) The Committee

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons, each of whom may, from time to time, qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority on which the Common Stock is then listed, in each case if and to the extent required by applicable law.

(b) Grant of Awards

(i) The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Awards under the Plan and the amount, type, and other terms and

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conditions of such Awards, which need not be identical for each Participant. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(ii) Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(iii) On or after the Grant Date of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s Employment during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award, (iv) grant other Awards in addition to, in tandem with, or in substitution or exchange for, any Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or (v) provide for the accrual and payment of dividends or dividend equivalents with respect to any such Award, provided that in the case of this (v), no dividend equivalents shall be paid on any Award until such time as the underlying Award has vested, and any dividends payable in respect of Awards of restricted stock shall not vest unless and until the restricted stock awards to which such dividends relate have also vested; provided, further, in each of (i) through (v) that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code and provided further, that the vesting period for ninety-five percent (95%) of the shares of Common Stock issued pursuant to Options and Other-Stock Based Awards shall be a minimum of one (1) year from the date of grant. Notwithstanding anything herein to the contrary, without the approval of the stockholders of the Company, the Company shall not reprice any stock option (within the meaning of NASDAQ Listing Rule 5635(c) and any other formal or informal guidance issued by the NASDAQ), which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 11.

(iv) The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the Grant Date and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion.

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(v) In addition, the Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant in connection with any Award. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts.

(c) Delegation of Authority

(i) All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee, in writing, to any subcommittee thereof, in which case the acts of such subcommittee shall be deemed to be acts of the Committee hereunder. The Committee may also from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards to persons who are not “executive officers” of the Company (within the meaning of Rule 16a-1 under the Exchange Act), subject to such restrictions and limitations as the Committee may specify and to the requirements of Sections 152 and 157 of the Delaware General Corporation Law to the extent applicable.

(ii) In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to prepare, execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with Sections 152 or 157 of the Delaware General Corporation Law (to the extent applicable) and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Payments by the Company and Registration of Common Stock

(i) The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any Deferred Compensation Plan, to the extent such Deferred Compensation Plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events;

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provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

(ii) The Company may, to the extent permitted by applicable law and permissible under Section 409A of the Code, deduct from and set off against any amounts the Company may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant), such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 4.

(iii) Sabre Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Sabre Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Sabre Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.

(iv) Furthermore, the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions (including that the certificates evidencing shares of Common Stock bear such legends) as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(e) Limitation on Liability

(i) The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

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(ii) No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Sabre Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

5. Eligibility.

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those employees of the Company whom the Committee shall select from time to time. Eligible persons shall include any Person who has been offered Employment by the Company, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced Employment. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6. Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Award Agreement of each Option shall fix the exercise price and clearly identify such Option as either an Incentive Stock Option or as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(i) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(ii) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including, without limitation, through net physical settlement.

(iv) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the

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lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(v) Options granted under the Plan are intended to be exempt from Section 409A of the Code.

(c) Special Rules for Incentive Stock Options

(i) The aggregate Fair Market Value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company shall not exceed $100,000. Such Fair Market Value shall be determined as of the Grant Date of such Incentive Stock Option. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such Incentive Stock Options exceeds $100,000, then Incentive Stock Options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations), automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged. In the absence of such regulations (and authority), or in the event such regulations (or authority) require or permit a designation of the Options which shall cease to constitute Incentive Stock Options, Incentive Stock Options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be Non-Qualified Stock Options, but all other terms and provisions of such Incentive Stock Options shall remain unchanged.

(ii) Incentive Stock Options may only be granted to individuals who are employees of the Company. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Sabre Corporation or any of its Subsidiaries, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such Incentive Stock Option is granted and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

7. Other Stock-Based Awards.

The Committee may from time to time grant equity, equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Stock-Based Award shall be

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denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8. Cash Incentive Awards.

The Committee may grant to any Participant Cash Incentive Awards that are subject to the terms and conditions of the Plan. Cash Incentive Awards granted under the Plan may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option or Other Stock-Based Award. Without limiting the generality of the foregoing, a Cash Incentive Award may provide for target awards based on allocation among Participants of a bonus or incentive pool. For the avoidance of doubt, nothing herein is intended to limit or shall limit the Company’s ability to grant cash-based awards that are not subject to the Plan.

9. Performance-Based Compensation.

(a) The Committee may issue Awards under the Plan, the grant, payment or vesting of which is conditioned upon the satisfaction of Performance Measures. Such Performance Measures may include any one or more of the following, including in combination: adjusted net earnings, appreciation in and/or maintenance of the price of Common Stock (including, without limitation, comparisons with various stock market indices), attainment of strategic and operational initiatives, budget, cash flow (including, without limitation, free cash flow), cost of capital, cost reduction, earnings and earnings growth (including, without limitation, earnings per share, earnings before taxes, earnings before interest and taxes, and earnings before interest, taxes, depreciation and amortization), market share, market value added, net income, net sales, net revenue, operating profit and operating income, pretax income before allocation of corporate overhead and bonus, reductions in costs, return on assets and return on net assets, return on equity, return on invested capital, revenues, sales and sales growth, successful acquisition/divestiture, total stockholder return and improvement of stockholder return, gross margin, measures of liquidity or credit metrics, cash flow per share, improvements or attainments of expense levels, or improvements or attainment of working capital levels or debt reduction, or such other measures as the Committee may determine from time to time. A Performance Measure (i) may relate to the performance of the Participant, Sabre Corporation, a Subsidiary, any business group, business unit or other subdivision of the Company, or any combination of the foregoing, as the Committee deems appropriate and (ii) may be expressed as an amount, as an increase or decrease over a specified period, as a relative comparison to the performance of a group of comparator companies or a published or special index, or any other measure of the selected performance criteria, as the Committee deems appropriate. Performance goals may differ for Awards granted to any one Participant or to different Participants. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures unsuitable, the Committee may in its discretion modify such Performance Measures or the related levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(b) The Committee shall determine the length of the measurement or performance period applicable to each Award whose grant, vesting or payment is subject to the achievement of Performance Measures. Such measurement or performance periods may be overlapping.

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(c) Nothing in this Section 9 is intended to limit the Committee’s discretion to adopt conditions with respect to any Award, or to require the Committee to issue Awards. The Committee may, subject to the terms of the Plan, amend previously granted Awards whose grant, vesting or payment is subject to Performance Measures.

10. Effect of Separation from Service.

(a) Each Award Agreement shall set forth the effect of the Participant’s termination of Employment on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the termination of Employment.

(b) Except as to any awards constituting stock rights exempt from Section 409A of the Code, termination of Employment shall mean a ‘separation from service’ within the meaning of Section 409A, unless the Participant is retained as a consultant pursuant to a written agreement and such agreement provides otherwise. The Employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee determines otherwise. Subject to Section 409A and unless otherwise determined by the Committee, (i) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as a director on the Board shall not be deemed to have had a termination of Employment for purposes of the Plan and (ii) a Participant who ceases to be an employee of the Company but continues, or simultaneously commences, services as an independent contractor or consultant to the Company shall not be deemed to have had a termination of Employment for purposes of the Plan. Without limiting the generality of the foregoing, the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of Employment. Furthermore, no payment shall be made with respect to any Awards under the Plan that are subject to Section 409A of the Code as a result of any such authorized leave of absence or absence in military or government service unless such authorized leave or absence constitutes a separation from service for purposes of Section 409A of the Code and the regulations promulgated thereunder.

11. Adjustment Upon Certain Changes.

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

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(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

In the event that any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Sabre Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Sabre Corporation in which Sabre Corporation is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Sabre Corporation in the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable, and including, without limitation, Awards with an exercise price that exceeds the then-current Fair Market Value of the Common Stock), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option such value shall be equal to the excess, if any, of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; and

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e) Other Changes

In the event of any change in the capitalization of Sabre Corporation or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), including, without limitation, an extraordinary cash

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dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

(f) Cash Incentive Awards

In the event of any transaction or event described in this Section 11, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, as the Committee may consider appropriate in respect of such transaction or event, make such adjustments in the terms and conditions of any Cash Incentive Awards.

(g) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or dividend equivalents, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Sabre Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by Sabre Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h) Savings Clause

No provision of this Section 11 shall be given effect to the extent that such provision (i) would cause any tax to become due under Section 409A of the Code or (ii) would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

12. Change in Control.

Except as otherwise set forth in a Participant’s Award Agreement, in the event (a) a Participant has a Qualifying Termination following a Change in Control of the Company or (b) of a Change in Control in which outstanding Awards are not assumed, continued, or substituted by the surviving corporation:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control without regard to deferral and vesting conditions; and

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control.

13. Rights under the Plan.

(a) No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of such shares on the books and records of Sabre Corporation. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs

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APPENDIX A

prior to the date such stock certificate is issued. Nothing in this Section 13 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or to grant rights related to such dividends.

(b) Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

14. No Special Employment Rights; No Right to Award.

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

15. Tax Provisions & Withholding.

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

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(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to Sabre Corporation a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 15, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

(e) Notification Upon Disqualifying Disposition Under Section 421(b)

If any Participant shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

16. Amendment or Termination of the Plan.

(a) The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock

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exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 16 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(b) Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any previously granted and outstanding Award.

(c) Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

17. No Obligation to Exercise.

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

18. Transfer Restrictions.

(a) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b) Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

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19. Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit or except as the Committee may otherwise determine in its discretion.

20. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code.

(a) The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, which does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment.

(b) Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s termination of Employment, any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her termination of Employment, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the Participant’s termination of Employment, or, if earlier, the date of the Participant’s death.

21. Participants Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by the Plan;

(b) Determine which employees outside the United States are eligible to participate in the Plan;

(c) Modify the terms and conditions of any Award granted to employees outside the United States to comply with applicable foreign laws;

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21 by the Committee shall be attached to the Plan document as appendices; and

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(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

22. Legend.

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

23. Severability; Entire Agreement.

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

24. Descriptive Headings.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

25. Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

26. Clawback.

Notwithstanding anything herein to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy including without limitation the Sabre Corporation Clawback Policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan. The Participant, by accepting Awards pursuant to the Plan and any Award Agreement, agrees to comply with such applicable law, Company policy (including, without limitation, the Sabre Corporation Clawback Policy) and/or listing exchange requirements, as well as any Company request or demand for such recoupment.

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27. Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 16, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

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APPENDIX B

APPENDIX B

SABRE CORPORATION

2024 DIRECTOR EQUITY COMPENSATION PLAN

1. Purpose of the Plan.

This Sabre Corporation 2024 Director Equity Compensation Plan is intended to promote the interests of the Company and its stockholders by providing certain compensation to eligible directors of the Company and to encourage the highest level of director performance by providing such directors with a proprietary interest in the Company’s success and progress by granting them awards hereunder.

2. Definitions.

As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a) “Affiliate” means the Company and any of its direct or indirect subsidiaries.

(b) “Affiliated Entity” means any entity related to the Company as a member of a controlled group of corporations in accordance with Section 414(b) of the Code or as a trade or business under common control in accordance with Section 414(c) of the Code, for so long as such entity is so related, including without limitation any Affiliate.

(c) “Awards” mean all awards granted pursuant to the terms of the Plan including, but not limited to, Cash Awards, Non-Qualified Stock Options, Stock Appreciation Rights, restricted stock awards and restricted stock unit awards.

(d) “Award Agreement” means the written agreement, in a form determined by the Committee or its delegee from time to time, between the Company and a Participant that evidences the grant of an Award and sets out the terms and conditions of an Award.

(e) “Board” means the Board of Directors of Sabre Corporation.

(f) “Cash Award” means an award granted pursuant to Section 8 of the Plan.

(g) “Change in Control” means the occurrence of any of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group(other than any employee benefit plan sponsored by Sabre Corporation) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock representing more than 40% of the aggregate outstanding voting power of the Company and such Person or Group actually has the power to vote such

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Common Stock in any such election; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or (v) consummation of a merger or consolidation of the Company with another entity in which the holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interests in the surviving corporation in such transaction. Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

(h) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(i) “Committee” means the Compensation Committee of the Board or such other committee as the Board shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(j) “Common Stock” means Sabre Corporation Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 10 of the Plan.

(k) “Company” means Sabre Corporation and all of its Subsidiaries, collectively. For purposes of the Plan, the “Company” shall include any successor to the Company, subject to applicable law.

(l) “Director Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that is established or maintained under this Plan and that provides opportunities for deferral of compensation.

(m) “Effective Date” means the date the Plan is approved by the Company’s stockholders.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means, with respect to a share of Common Stock, as of the applicable date of determination (i) closing price of a share of Common Stock on the date of grant as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on the date of grant as reported on the NASDAQ Stock Market. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its sole discretion taking into account the requirements of Section 409A of the Code.

(p) “Grant Date” means the date designated by the Committee and specified in the Award Agreement as the date the Award is granted.

(q) “Non-Qualified Stock Option” means an Option that is not an “incentive stock option” within the meaning of Section 422 of the Code.

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(r) “Option” means a stock option to purchase shares of Common Stock granted to a Participant pursuant to Section 6 of the Plan.

(s) “Other Stock-Based Award” means an award granted to a Participant pursuant to Section 7 of the Plan.

(t) “Participant” means a member of the Board who is not an employee of the Company or any of its Subsidiaries who is eligible to participate in the Plan and to whom one or more Awards have been granted and, following the death of any such Person, his successors, heirs, executors, and administrators, as the case may be.

(u) “Person” means a “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(v) “Plan” means this Sabre Corporation 2024 Director Equity Compensation Plan, as it may be amended from time to time.

(w) “Prior Plans” means the Sabre Corporation 2022 Director Equity Compensation Plan and the Sabre Corporation 2019 Director Equity Compensation Plan, as it may be amended from time to time.

(x) “Sabre Corporation” means Sabre Corporation, a Delaware corporation, and any successor thereto.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

3. Stock Subject to the Plan, Share Counting Rules, and Individual Award Limits.

(a) Subject to adjustment as provided in Section 10 and the provisions of this Section 3, the number of shares of Common Stock that may be covered by Awards granted under the Plan shall be the sum of 1,500,000 shares of Common Stock and (ii) the number of shares remaining available for issuance under the Prior Plans that are not the subject of outstanding Awards as of the Effective Date and (iii) any shares subject to outstanding Awards under the Prior Plans as of the Effective Date that become available for issuance in accordance with the share counting provisions of such Prior Plans. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, in the sole discretion of the Committee.

(b) For purposes of the preceding paragraph, shares of Common Stock covered by Awards shall only be counted as used or issued to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan; provided, however, that if the exercise price or tax withholding requirements related to any Award granted under the Plans is satisfied through the withholding by the Company of shares of Common Stock that are otherwise then deliverable in respect of such Award or through actual or constructive transfer to the Company of shares of Common Stock already owned, the number of shares of Common Stock withheld or transferred, will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or transfer under the Plan. Furthermore, any shares of Common Stock received by a Participant in connection with an exercise of Options that are subsequently repurchased by the Company will be deemed delivered for purposes of determining the number of shares of Common Stock available for issuance or

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transfer under the Plan. However, if all or any portion of an Award issued pursuant to the Plan expires, or is forfeited, terminated or cancelled, without the issuance of shares of Common Stock, or is exchanged with the Committee’s permission, prior to the issuance of shares of Common Stock, for an Award not involving shares of Common Stock, the number of shares of Common Stock subject to Awards that have been so forfeited, terminated, cancelled, or have expired, as the case may be, will again be available for issuance or transfer under the Plan. In addition, because shares of Common Stock will count against the number reserved in Section 3(a) upon delivery, and subject to the share counting rules under this Section 3(b), the Committee may determine that Awards may be outstanding that relate to a greater number of shares of Common Stock than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares of Common Stock in excess of the number then available under the Plan.

(c) Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion, or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of NASDAQ Listing Rule 5635) as provided in Section 10 of the Plan shall not count as used under the Plan for purposes of Section 3.

(d) Notwithstanding anything in the Plan to the contrary, and subject to adjustment as provided in Section 10:

(i) except as provided in Section 2(d)(ii) below, the aggregate value of Options and Other Stock-Based Awards granted to any Participant in a single fiscal year of the Company, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000, determined based on the aggregate Fair Market Value of such Awards as of the Grant Date;

(ii) the aggregate values of Options and Other-Stock-Based Awards granted to any Participant in connection with his or her initial appointment as a non-employee director on the Board may not exceed $600,000, determined based on the aggregate Fair Market Value of such Options and Other Stock-Based Awards as of the Grant Date, which, for the avoidance of doubt, may be in addition to any Awards granted to such Participant under Sections 2(d)(i) and 2(d)(iii) of the Plan; and

(iii) the amount payable with respect to any Cash Award granted under the Plan to any Participant in a single fiscal year of the Company, solely with respect to his or her service as a non-employee director on the Board, may not exceed $500,000.

4. Administration of the Plan.

(a) The Committee

The Plan shall be administered by the Board or a Committee of the Board consisting of two or more persons, each of whom may, from time to time, qualify as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority on which the Common Stock is then listed, in each case if and to the extent required by applicable law.

(b) Grant of Awards

(i) The Committee shall, consistent with the terms of the Plan, from time to time designate those individuals who shall be granted Awards under the Plan and the amount, type, and other terms and

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conditions of such Awards, which need not be identical for each Participant. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any Award Agreement) granted thereunder and to adopt, amend and rescind from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. Decisions of the Committee shall be final, binding, and conclusive on all parties.

(ii) Awards granted under the Plan may, in the Committee’s discretion, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or any other right of a Participant to receive payment from the Company. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as, or a different time from, the grant of such other Awards or awards.

(iii) On or after the Grant Date of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s provision of services during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability, or transferability, as the case may be, of any such Award, (iv) grant other Awards in addition to, in tandem with, or in substitution or exchange for, any Award, any award granted under another plan of the Company or any business entity to be acquired by the Company, or (v) provide for the payment of dividends or dividend equivalents with respect to any such Award , provided that in the case of this (v), no dividend equivalents shall be paid on any Award until such time as the underlying Award has vested, and any dividends payable in respect of Awards of restricted stock shall not vest unless and until the restricted stock awards to which such dividends relate have also vested; provided further, in each of (i) through (v) that the Committee shall not have any such authority and shall not take any such action to the extent that the grant of such authority or the taking of such action would cause any tax to become due under Section 409A of the Code. Notwithstanding anything herein to the contrary, without the approval of the stockholders of the Company, the Company shall not reprice any stock option (within the meaning of NASDAQ Listing Rule 5635(c) and any other formal or informal guidance issued by the NASDAQ), which for this purpose also means any of the following or any other action that has the same effect: (i) lowering the exercise price of an Option or stock appreciation right after it is granted, (ii) any other action that is treated as a repricing under United States generally accepted accounting principles, or (iii) canceling an Option or stock appreciation right at a time when its exercise price exceeds the Fair Market Value of the underlying shares of Common Stock, in exchange for another Option or stock appreciation right, shares of restricted Common Stock, other Awards, cash or other property; provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment or other action authorized under Section 10.

(iv) The Committee may grant dividend equivalents to any Participant based on the dividends declared on shares of Common Stock that are subject to any Award during the period between the Grant Date and the date the Award is exercised, vests, pays out, or expires. Such dividend equivalents may be awarded or paid in the form of cash, shares of Common Stock, restricted stock, or restricted stock units, or a combination, and shall be determined by such formula and at such time and subject to such accrual, forfeiture, or payout restrictions or limitations as determined by the Committee in its sole discretion.

(v) In addition, the Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such

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Participant in connection with any Award. If any such deferral is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures, in accordance with Section 409A of the Code (to the extent applicable), for such payment or Common Stock delivery deferrals and any notional earnings to be credited on such deferred amounts.

(c) Delegation of Authority

(i) All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee in its discretion and in accordance with applicable law, in writing, to any subcommittee thereof, or to any other individual as it deems to be advisable, under any conditions and subject to any limitations that the Committee may establish.

(ii) In addition, the Committee may delegate the administration of the Plan to one or more officers or employees of the Company, and such administrator(s) may have the authority to prepare, execute and distribute Award Agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to Awards, to process or oversee the issuance of Common Stock under Awards, to interpret and administer the terms of Awards, and to take such other actions as may be necessary or appropriate for the administration of the Plan and of Awards under the Plan, provided that in no case shall any such administrator be authorized (i) to grant Awards under the Plan, (ii) to take any action inconsistent with Section 409A of the Code or (iii) to take any action inconsistent with Sections 152 or 157 of the Delaware General Corporation Law (to the extent applicable) and other applicable provisions of the Delaware General Corporation Law. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and, except as otherwise specifically provided, references in this Plan to the Committee shall include any such administrator. The Committee and, to the extent it so provides, any subcommittee, shall have sole authority to determine whether to review any actions and/or interpretations of any such administrator, and if the Committee shall decide to conduct such a review, any such actions and/or interpretations of any such administrator shall be subject to approval, disapproval, or modification by the Committee.

(d) Payments by the Company and Registration of Common Stock

(i) The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of any Director Deferred Compensation Plan, to the extent such Director Deferred Compensation Plan permits deferral of Awards granted hereunder. Payments to be made by the Company upon the exercise or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Common Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Common Stock in connection with such settlement, in the Committee’s discretion or upon occurrence of one or more specified events; provided that, with respect to any Award subject to Section 409A of the Code, such acceleration or payment shall comply with Section 409A of the Code.

(ii) Sabre Corporation shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Sabre Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless

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and until Sabre Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded.

(iii) Furthermore, the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Common Stock or payment of other benefits under any Award until completion of such registration or qualification of such Common Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Common Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions (including that the certificates evidencing shares of Common Stock bear such legends) as it may consider appropriate in connection with the issuance or delivery of Common Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations; provided that the Committee shall take no action to the extent that the taking of such action would cause any tax to become due under Section 409A of the Code. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Common Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery, or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(e) Limitation on Liability

(i) The Committee may employ attorneys, consultants, accountants, agents, and other persons, and the Committee, the Company, and its officers, directors, and employees shall be entitled, in good faith, to rely or act upon any advice, opinions, or valuations of any such persons. In addition, the Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any officer, director, or employee of the Company, the Company’s independent auditors, consultants, or any other agents assisting in the administration of the Plan.

(ii) No member of the Committee, nor any person acting pursuant to authority delegated by the Committee, nor any officer, director, or employee of the Company acting at the direction or on behalf of the Committee, shall be liable for any action, omission, or determination relating to the Plan, and Sabre Corporation shall, to the fullest extent permitted by law, indemnify and hold harmless each member of the Committee, each person acting pursuant to authority delegated by the Committee, and each other officer, director, or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission, or determination was taken or made by such member, director, employee, or other person acting pursuant to authority delegated by the Committee in bad faith and without reasonable belief that it was in the best interests of the Company.

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5. Eligibility.

The Persons who shall be eligible to receive Awards pursuant to the Plan shall be those members of the Board who are not also employees of the Company or any of its Subsidiaries at the time such Award is granted and whom the Committee shall select from time to time. Each Award granted under the Plan shall be evidenced by an instrument in writing in form and substance approved by the Committee.

6. Options.

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date. The Award Agreement of each Option shall fix the exercise price and clearly identify such Option as a Non-Qualified Stock Option.

(b) Term and Exercise of Options

(i) Each Option shall become vested and exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted; provided, however, that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration, or cancellation as provided in the Plan or in the relevant Award Agreement.

(ii) Each Option may be exercised in whole or in part. The partial exercise of an Option shall not cause the expiration, termination, or cancellation of the remaining portion thereof.

(iii) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including, without limitation, through net physical settlement;

(iv) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however, that the Committee may permit Non-Qualified Stock Options to be sold, pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine. In addition, the Committee may impose such restrictions on any shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, minimum holding period requirements, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such shares.

(v) Options granted under the Plan are intended to be exempt from Section 409A of the Code.

7. Other Stock-Based Awards.

The Committee may from time to time grant equity, equity-based or equity-related Awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall

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determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, or share-denominated performance units, and (iv) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Other Stock-Based Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such award. Notwithstanding the foregoing, to the extent any such Other Stock-Based Award is subject to Section 409A of the Code, the Award Agreement of such Other Stock-Based Award shall contain terms and conditions (including, without limitation and to the extent applicable, deferral and payment provisions) that comply with Section 409A of the Code.

8. Cash Awards.

The Committee may grant to any Participant Cash Awards that are subject to the terms and conditions of the Plan. Cash Awards granted under the Plan may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Award” shall exclude any Option or Other Stock-Based Award. For the avoidance of doubt, nothing herein is intended to limit or shall limit the Company’s ability to pay cash-based compensation, such as a cash retainer, that is not subject to the Plan.

9. Effect of Termination of Services.

Each Award Agreement shall set forth the effect of the Participant’s termination of services as a director on any outstanding Awards. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards issued, and may reflect distinctions based on the reasons for the termination.

10. Adjustment Upon Certain Changes.

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares, or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards in any year, and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Awards to any individual Participant in any year, shall be appropriately adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares of Common Stock with respect to which Awards may be granted.

(b) Increase or Decrease in Issued Shares Without Consideration

In the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on

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APPENDIX B

the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company, the Committee shall, to the extent deemed appropriate by the Committee, appropriately adjust the number of shares of Common Stock subject to each outstanding Award and the exercise price per share of Common Stock of each such Award.

(c) Certain Mergers

In the event that any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, adjust each Award outstanding on the date of such merger or consolidation so that it pertains and applies to the securities which a holder of the number of shares of Common Stock subject to such Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Sabre Corporation, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a merger, consolidation, or similar transaction involving Sabre Corporation in which Sabre Corporation is not the surviving corporation, or (iv) a merger, consolidation or similar transaction involving Sabre Corporation in the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, other than shares of the surviving corporation in such transaction, the Committee shall, to the extent deemed appropriate by the Committee, but subject to Section 409A of the Code to the extent applicable, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each share of Common Stock subject to such Award, equal to the value, as determined by the Committee in its reasonable discretion, of such Award, provided that with respect to any outstanding Option such value shall be equal to the excess of (A) the value, as determined by the Committee in its reasonable discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price of such Option; and

(ii) provide for the exchange of each Award (whether or not then exercisable or vested) for an Award with respect to (A) some or all of the property which a holder of the number of shares of Common Stock subject to such Award would have received in such transaction or (B) securities of the acquiror or surviving entity and, incident thereto, make an equitable adjustment as determined by the Committee in the exercise price of the Award, or the number of shares or amount of property subject to the Award or provide for a payment (in cash or other property) to the Participant to whom such Award was granted in partial consideration for the exchange of the Award.

(e) Other Changes

In the event of any change in the capitalization of Sabre Corporation or corporate change other than those specifically referred to in paragraphs (b), (c), or (d), including, without limitation, an extraordinary cash dividend, the Committee shall, to the extent deemed appropriate by the Committee, make such adjustments in the number and class of shares subject to Awards outstanding on the date on which such change occurs and in such other terms of such Awards as the Committee may consider appropriate.

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(f) Cash Awards

In the event of any transaction or event described in this Section 10, including without limitation any corporate change referred to in paragraph (e) hereof, the Committee may, as the Committee may consider appropriate in respect of such transaction or event, make such adjustments in the terms and conditions of any Cash Awards.

(g) No Other Rights

Except as expressly provided in the Plan or any Award Agreement, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend or dividend equivalents, any increase or decrease in the number of shares of stock of any class, or any dissolution, liquidation, merger, or consolidation of Sabre Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by Sabre Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to, or the terms related to, any Award.

(h) Savings Clause

No provision of this Section 10 shall be given effect to the extent that such provision (i) would cause any tax to become due under Section 409A of the Code or (ii) would result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act.

11. Change in Control

Except as otherwise set forth in a Participant’s Award Agreement, in the event (a) a Participant’s service on the Board terminates in connection with a Change in Control of the Company or (b) of a Change in Control in which outstanding Awards are not assumed, continued, or substituted by the surviving corporation:

(i) All deferral of settlement, forfeiture conditions and other restrictions applicable to Awards granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control without regard to deferral and vesting conditions; and

(ii) Any Award carrying a right to exercise that was not previously exercisable and vested shall become fully exercisable and vested as of the time of the Change in Control.

12. Rights under the Plan.

(a) No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award granted pursuant to the Plan until the date of the issuance of such shares on the books and records of Sabre Corporation. Except as otherwise expressly provided in Section 10 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued. Nothing in this Section 12 is intended, or should be construed, to limit authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or to grant rights related to such dividends.

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APPENDIX B

(b) Nothing in the Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate. Neither the adoption of the Plan nor the grant of any Award shall be construed as creating any limitations on the power of the Board of Directors or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

(c) The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other person. The Plan is not subject to the Employee Retirement Income Security Act of 1974, as amended.

13. No Right to Continued Services; No Right to Award.

(a) Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his service to the Company or interfere in any way with the right of the Company at any time to terminate such service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.

(b) No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

14. Tax Provisions & Withholding.

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Award, and whenever any amount shall become payable in respect of any Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, vesting, or payment prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions or making of such payment. In addition, upon the exercise or settlement of any Award in cash, or any payment with respect to any Award, the Company shall have the right to withhold from any payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, settlement, or payment. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Participant may tender to

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Sabre Corporation a number of shares of Common Stock that have been owned by the Participant for at least six months (or such other period as the Committee may determine) having a Fair Market Value at the tender date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 14, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant, or vesting of an Award, the Company shall withhold a number of such shares having a Fair Market Value at the exercise date determined by the Committee to be sufficient to satisfy the federal, state, and local withholding tax requirements, if any, attributable to such exercise, grant, or vesting but not greater than such withholding obligations. Such election (i) shall be irrevocable, made in writing, and signed by the Participant, (ii) shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate, and (iii) shall satisfy the Participant’s obligations under this Section 14, if any. The Company can delay the delivery to a Participant of any Common Stock or cash payable to such Participant to determine the amount of withholding to be collected and to collect and process such withholding.

(d) Consent to and Notification of Section 83(b) Election

No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code or other applicable provision.

15. Amendment or Termination of the Plan.

(a) The Board may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent that any applicable law, regulation, or rule of a stock exchange requires stockholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4 hereof, which discretion may be exercised without amendment to the Plan; provided that no provision of this Section 15 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

(b) Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, materially adversely affect the Participant’s rights under any previously granted and outstanding Award.

Sabre Corporation 2024 Proxy Statement	|	B-13

APPENDIX B

(c) Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

16. No Obligation to Exercise.

The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

17. Transfer Restrictions.

(a) Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind the Company unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.

(b) Except as provided in the preceding paragraph (regarding transfers upon the death of a Participant) and Section 6 (regarding the transfer of certain Non-Qualified Stock Options), no Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated, or otherwise encumbered or subject to any lien, obligation, or liability of such Participant to any party (other than the Company), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act specified by the Securities and Exchange Commission). A beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

18. Retirement and Welfare Plans.

Neither Awards made under the Plan nor shares of Common Stock or cash paid pursuant to such Awards will be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s retirement plans (both qualified and non-qualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit or except as the Committee may otherwise determine in its discretion.

B-14	|	Sabre Corporation 2024 Proxy Statement

APPENDIX B

19. Certain Limitations on Awards to Ensure Compliance with Section 409A of the Code.

(a) The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A of the Code shall comply with Section 409A of the Code and that the Plan shall be interpreted, operated and administered accordingly. In the event any term and/or condition of an Award granted hereunder would cause the application of an accelerated or additional tax under Section 409A of the Code, such term and/or condition shall be restructured, to the extent possible, in a manner, determined by the Committee, which does not cause such an accelerated or additional tax. Any reservation of rights by the Company hereunder affecting the timing of payment of any Award subject to Section 409A of the Code will only be as broad as is permitted by Section 409A of the Code. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A of the Code. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment.

(b) Notwithstanding anything herein or in any Award Agreement to the contrary, in the event that a Participant is a “specified employee” (within the meaning of Section 409A(2)(B) of the Code) as of the date of such Participant’s termination of services, any Awards subject to Section 409A of the Code payable to such Participant as a result of his or her termination, shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the date of the Participant’s termination of services, or, if earlier, the date of the Participant’s death.

20. Participants Based Outside of the United States.

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company operates or which are applicable to a Participant, the Committee, in its sole discretion, shall have the power and authority to:

(a) Modify the terms and conditions of any Award granted to a director if necessary to comply with applicable foreign laws;

(b) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 20 by the Committee shall be attached to the Plan document as appendices; and

(c) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21. Legend.

The certificates or book entry for shares of Common Stock may include any legend or coding, as applicable, which the Committee deems appropriate to reflect any restrictions on transfer of such shares.

Sabre Corporation 2024 Proxy Statement	|	B-15

APPENDIX B

22. Severability; Entire Agreement.

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreement or other agreements or documents designated by the Committee as setting forth the terms of an Award contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

23. Descriptive Headings.

The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

24. Governing Law.

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

25. Clawback.

Notwithstanding anything herein to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy, and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan and the Participant, by accepting Awards pursuant to the Plan and any Award Agreement, agrees to comply with any Company request or demand for such recoupment.

26. Effective Date and Term of Plan.

The Plan was initially adopted and shall be effective as of the Effective Date. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 15, but all Awards made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

B-16	|	Sabre Corporation 2024 Proxy Statement

APPENDIX C

APPENDIX C

PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF SABRE CORPORATION

Article VII, Section 1 of our Certificate of Incorporation would be amended as follows:

Section 1. Elimination of Certain Liability of Directors and Officers. To the fullest extent authorized by the DGCL, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director under Section 174 of the DGCL; ~~or~~ (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit; and (v) an officer in any action by or in the right of the Corporation. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Sabre Corporation 2024 Proxy Statement	|	C-1

APPENDIX D

APPENDIX D

RECONCILIATIONS OF

NON-GAAP AND GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Operating Income (Loss), Adjusted Net Loss from continuing operations (“Adjusted Net Loss”), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures. As a result of our business realignment in the third quarter of 2020, we have separated our technology costs from cost of revenue and moved certain expenses previously classified as cost of revenue to selling, general and administrative to provide increased visibility to our technology costs for analytical and decision-making purposes and to align costs with the current leadership and operational organizational structure.

We define Adjusted Operating Income (Loss) as operating loss adjusted for equity method income (loss), impairment and related charges, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net Loss as net loss attributable to common stockholders adjusted for loss (income) from discontinued operations, net of tax, net income attributable to noncontrolling interests, preferred stock dividends, impairment and related charges, acquisition-related amortization, restructuring and other costs, loss on extinguishment of debt, other, net, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as loss from continuing operations adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, acquisition-related amortization, impairment and related charges, restructuring and other costs, interest expense, net, other, net, loss on extinguishment of debt, acquisition-related costs, litigation costs, net, stock-based compensation and the remaining provision (benefit) for income taxes. We have revised our calculation of Adjusted EBITDA to no longer exclude the amortization of upfront incentive consideration in all periods presented.

We define Adjusted EPS as Adjusted Net Loss divided by adjusted diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by (used in) operating activities less cash used in additions to property and equipment.

We define Adjusted Net Loss from continuing operations per share as Adjusted Net Loss divided by adjusted diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events

Sabre Corporation 2024 Proxy Statement	|	D-1

APPENDIX D

that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures, fund our investments in technology transformation, and meet working capital requirements. We also believe that Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements;

•	Adjusted EBITDA does not reflect amortization of capitalized implementation costs associated with our revenue contracts, which may require future working capital or cash needs in the future;

•	Adjusted Operating Income (Loss), Adjusted Net Loss and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•

Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•

other companies, including companies in our industry, may calculate Adjusted Operating Income (Loss), Adjusted Net Loss, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

D-2	|	Sabre Corporation 2024 Proxy Statement

APPENDIX D

Tabular Reconciliations for Non-GAAP Measures

(In thousands, except per share amounts; unaudited)

Reconciliation of net loss attributable to common stockholders to Adjusted Net Loss from continuing operations, Operating loss to Adjusted Operating Loss, and loss from continuing operations to Adjusted EBITDA:

	Year Ended December 31,
	2023	2022
Net loss attributable to common stockholders	$(541,865)	$(456,833)
(Income) loss from discontinued operations, net of tax	(308)	679
Net (loss) income attributable to non-controlling interests(1)	(332)	2,670
Preferred stock dividends	14,257	21,385

Loss from continuing operations	$(528,248)	$(432,099)
Adjustments:
Impairment and related charges(2)	—	5,146
Acquisition-related amortization(3a)	40,237	51,254
Restructuring and other costs(5)	72,096	14,500
Loss on extinguishment of debt, net	108,577	4,473
Other, net(4)	(13,751)	(136,645)
Acquisition-related costs(6)	2,336	6,854
Litigation costs, net(7)	12,838	31,706
Stock-based compensation	52,015	82,872
Tax impact of adjustments(8)	74,203	847

Adjusted Net Loss from continuing operations	$(179,697)	$(371,092)

Adjusted Net Loss from continuing operations per share	$(0.52)	$(1.14)
Diluted weighted-average common shares outstanding	346,567	326,742
Operating income (loss)	$47,143	$(261,060)
Add back:
Equity method income	2,042	686
Impairment and related charges(2)	—	5,146
Acquisition-related amortization(3a)	40,237	51,254
Restructuring and other costs(5)	72,096	14,500
Acquisition-related costs(6)	2,336	6,854
Litigation costs, net(7)	12,838	31,706
Stock-based compensation	52,015	82,872

Adjusted Operating Income (Loss)	$228,707	$(68,042)

Loss from continuing operations	$(528,248)	$(432,099)

Sabre Corporation 2024 Proxy Statement	|	D-3

APPENDIX D

	Year Ended December 31,
	2023	2022
Adjustments:
Depreciation and amortization of property and equipment(3b)	85,408	96,397
Amortization of capitalized implementation costs(3c)	23,031	36,982
Acquisition-related amortization(3a)	40,237	51,254
Impairment and related charges(2)	—	5,146
Restructuring and other costs(5)	72,096	14,500
Interest expense, net	447,878	295,231
Other, net(4)	(13,751)	(136,645)
Loss on extinguishment of debt, net	108,577	4,473
Acquisition-related costs(6)	2,336	6,854
Litigation costs, net(7)	12,838	31,706
Stock-based compensation	52,015	82,872
Provision for income taxes	34,729	8,666

Adjusted EBITDA	$337,146	$65,337

Reconciliation of Free Cash Flow:

	Year Ended December 31,
	2023	2022
Cash provided by (used in) operating activities	$56,239	$(276,458)
Cash (used in) provided by investing activities	(109,980)	173,977
Cash used in financing activities	(94,219)	(75,370)

	Year Ended December 31,
	2023	2022
Cash provided by (used in) operating activities	$56,239	$(276,458)
Additions to property and equipment	(87,423)	(69,494)

Free Cash Flow	$(31,184)	$(345,952)

Add: Cash paid for restructuring costs	$54,357	—

Subtract: Impact of benefit of capitalized interest	$(21,005)	—

Free cash flow for 2023 EIP and first tranche of 2023 PSUs	$2,168	—

Non-GAAP Footnotes

(1)

Net income attributable to noncontrolling interests represents an adjustment to include earnings allocated to noncontrolling interests held in (i) Sabre Travel Network Middle East of 40% (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, and (iv) Sabre Bulgaria of 40%, and (v) FERMR Holding Limited (the direct parent of Conferma) of 19%.

D-4	|	Sabre Corporation 2024 Proxy Statement

APPENDIX D

(2)	Impairment and related charges in 2022 represents a $5 million impairment charge associated with the impact of regulatory changes in Russia on the future recoverability of certain assets.

(3)	Depreciation and amortization expenses:

a.	Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.

b.	Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(4)

Other, net includes a $180 million gain on the sale of AirCentre during 2022, the impacts of fair value adjustments of our GBT investment in 2023 and 2022. In addition, 2022 includes pension settlement charges and all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency

(5)

Restructuring and other costs in 2023 primarily represents charges associated with our cost reduction plan implemented in the second quarter of 2023. During 2022, charges, and adjustments to those charges, were recorded associated with planning and implementing business restructuring activities, including costs associated with third party consultants advising on our business structure and strategy.

(6)	Acquisition-related costs represent fees and expenses incurred associated with acquisition and disposition-related activities.

(7)	Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters.

(8)

The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, the impact of the adjustments on valuation allowance assessments, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions, and other items.

Sabre Corporation 2024 Proxy Statement	|	D-5

APPENDIX E

APPENDIX E

LIST OF INCLUDED AND EXCLUDED COUNTRIES

Countries Included in Analysis
Country Name	Employee Count

United States of America	1,783

India	1,460

Poland	1,201

Uruguay	817

United Kingdom	174

Singapore	138

Germany	72

Colombia	64

Australia	51

Pakistan	44

Brazil	39

Italy	36

Spain	35

Bahrain	30

China	26

France	25

Iceland	24

Mexico	22

Total	6,041

Countries Excluded from Analysis
Country Name	Employee Count

Israel	20

United Arab Emirates	20

Malaysia	18

Sweden	18

Canada	16

Hong Kong	15

Saudi Arabia	15

Argentina	14

Turkey	14

Greece	11

Thailand	11

Russian Federation	10

Netherlands	9

Switzerland	9

Japan	8

New Zealand	8

Chile	7

South Africa	7

Costa Rica	6

Sri Lanka	6

Dominican Republic	5

Lebanon	5

Oman	5

Peru	5

Ireland	4

Kazakhstan	4

Kuwait	4

Belgium	3

Egypt	3

Korea	3

Portugal	3

Romania	3

Austria	2

Ecuador	2

Vietnam	2

Bulgaria	1

Cyprus	1

Denmark	1

El Salvador	1

Jordan	1

Norway	1

Panama	1

Total	302

Sabre Corporation 2024 Proxy Statement	|	E-1

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

INTERNET
Go To: www.proxypush.com/SABR
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-206-5104
• Use any touch-tone telephone
• Have your Proxy Card ready
• Follow the simple recorded instructions
MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided

Sabre Corporation

Annual Meeting of Stockholders

For Stockholders of record as of February 26, 2024

DATE:	Wednesday, April 24, 2024
TIME:	9:30 AM, Central Daylight Time
PLACE:	3150 Sabre Drive
Southlake, TX 76092

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Kurt Ekert, Michael Randolfi and Steve Milton (the “Named Proxies”), and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Sabre Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2, 3, 4, 5 and 6.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Sabre Corporation

Annual Meeting of Stockholders

Please make your marks like this:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

  FOR PROPOSALS 1, 2, 3, 4, 5 AND 6

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS

1.	Election of Directors (term to expire at 2025 Annual Meeting of Stockholders)
		FOR	AGAINST	ABSTAIN
	1.01 George Bravante, Jr.	☐	☐	☐	FOR

	1.02 Hervé Couturier	☐	☐	☐	FOR

	1.03 Kurt Ekert	☐	☐	☐	FOR

	1.04 Gail Mandel	☐	☐	☐	FOR

	1.05 Phyllis Newhouse	☐	☐	☐	FOR

	1.06 Elaine Paul	☐	☐	☐	FOR

	1.07 Karl Peterson	☐	☐	☐	FOR

	1.08 Gregg Saretsky	☐	☐	☐	FOR

	1.09 John Scott	☐	☐	☐	FOR

	1.10 Wendi Sturgis	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2024.	☐	☐	☐	FOR

3.	To approve our 2024 Omnibus Incentive Compensation Plan.	☐	☐	☐	FOR

4.	To approve our 2024 Director Equity Compensation Plan.	☐	☐	☐	FOR

5.	To approve an amendment to our Certificate of Incorporation regarding officer exculpation.	☐	☐	☐	FOR

6.	To hold an advisory vote on the compensation of our named executive officers.	☐	☐	☐	FOR

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournments or postponements.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees,

administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date